   As Filed with the Securities and Exchange Commission on September 27, 2002

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          STRATUS SERVICES GROUP, INC.
             (Exact Name of Registrant as Specified in its charter)

          Delaware                        561320                  223499261
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)    Identification)


                                 500 Craig Road
                           Manalapan, New Jersey 07726
                                 (732) 866-0300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Joseph J. Raymond
                      Chairman and Chief Executive Officer
                          Stratus Services Group, Inc.
                                 500 Craig Road
                           Manalapan, New Jersey 07726
                                 (732) 866-0300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                            Philip D. Forlenza, Esq.
                        Giordano, Halleran & Ciesla, P.C.
                               125 Half Mile Road
                                  P.O. Box 190
                          Middletown, New Jersey 07748
                                 (732) 741-3900

     Approximate date of commencement of proposed sale to the public: Upon effectiveness of this Registration Statement

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                  Proposed              Proposed
Title of each Class                                Maximum               Maximum
of Securities to be          Amount to be       Offering Price          Aggregate               Amount of
    Registered              Registered (1)       Per Share (2)       Offering Price(2)       Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock,                 41,295,971             $.20              $8,259,194.20             $759.85
   $0.01 par value
   per share
------------------------------------------------------------------------------------------------------------------

          (1) THE SHARES OF COMMON STOCK WHICH MAY BE OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INCLUDE: (a) 266,760 SHARES OF COMMON STOCK ISSUED TO INVESTORS PURSUANT TO A PRIVATE PLACEMENT IN DECEMBER 2001, (b) 1,458,933 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF 1,458,933 SHARES OF SERIES A PREFERRED STOCK ISSUED IN A PRIVATE PLACEMENT IN JULY 2001; (c) 899,931 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF 899,931 SHARES OF SERIES A PREFERRED STOCK ISSUABLE, IN LIEU OF CASH DIVIDENDS, IN RESPECT OF THE SHARES OF SERIES A PREFERRED STOCK ISSUED IN THE JULY 2001 PRIVATE PLACEMENT; (d) 22,244,400 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF 16,683 SHARES OF SERIES E PREFERRED STOCK ISSUED IN A SERIES E PRIVATE PLACEMENT IN JULY 2002; (e) 2,669,280 SHARES OF COMMON STOCK ISSUABLE IN LIEU OF CASH DIVIDENDS IN RESPECT OF THE SHARES OF SERIES E PREFERRED STOCK ISSUED IN THE JULY 2002 SERIES E PRIVATE PLACEMENT; (f) 10,000,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF 10,000 SHARES OF SERIES F PREFERRED STOCK ISSUED IN A SERIES F PRIVATE PLACEMENT IN JULY 2002;
(g) 3,500,000 SHARES OF COMMON STOCK ISSUABLE IN LIEU OF CASH DIVIDENDS IN RESPECT OF THE SHARES OF SERIES F PREFERRED STOCK ISSUED IN THE JULY 2002 SERIES F PRIVATE PLACEMENT; (h) 256,667 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS ISSUED IN PRIVATE PLACEMENTS. THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK INCLUDED IN THIS REGISTRATION STATEMENT IS BASED UPON (I) THE NUMBER OF SHARES OF COMMON STOCK ISSUED TO THE INVESTORS IN THE DECEMBER 2001 PRIVATE PLACEMENT, (II) THE ESTIMATED NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES A PREFERRED STOCK (BASED UPON THE CONVERSION PRICE OF $3.00 PER SHARE), ASSUMING ALL DIVIDENDS ON THE SERIES A PREFERRED STOCK ARE PAID IN SHARES OF SERIES A PREFERRED STOCK, (III) 200% OF THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF AND AS DIVIDENDS ON THE SERIES E PREFERRED (BASED UPON AN ASSUMED CONVERSION PRICE OF $.015 PER SHARE), ASSUMING THAT ALL DIVIDENDS ON THE SERIES E PREFERRED STOCK ARE PAID IN SHARES OF COMMON STOCK THROUGH JULY 31, 2004; AND (IV) THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF AND AS DIVIDENDS ON THE SERIES F PREFERRED STOCK (BASED UPON THE CONVERSION PRICE OF $.10 PER SHARE), ASSUMING THAT ALL DIVIDENDS ON THE SERIES F PREFERRED STOCK ARE PAID IN SHARES OF COMMON STOCK THROUGH JULY 31, 2007. PURSUANT TO RULE 416 UNDER THE SECURITIES ACT OF 1933, THE NUMBER OF SHARES OF COMMON STOCK REGISTERED HEREBY IS SUBJECT TO

ADJUSTMENT TO PREVENT DILUTION RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS.

          (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THOSE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                Subject to completion, Dated September 27, 2002.

                                   PROSPECTUS

                                41,295,971 SHARES

                          STRATUS SERVICES GROUP, INC.

                                  COMMON STOCK

                            -----------------------

          This prospectus relates to the public offering of shares of our common stock by the selling stockholders identified herein. Certain of the selling stockholders may acquire the shares upon conversion of our Series A Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; in lieu of the payment of cash dividends on our Series E Preferred Stock or Series F Preferred Stock; or upon the exercise of warrants owned by certain of the selling stockholders. Other selling stockholders acquired shares of our common stock pursuant to a private placement transaction. We will not receive any of the proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus, although we will receive the exercise price of warrants exercised by selling stockholders and we will bear certain expenses incident to the registration of shares of common stock for the selling stockholders.

          The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices, but they are not required to sell any shares. The price to the public for the shares and the proceeds to the selling stockholders at any time will depend upon the market price of the securities when sold.

          Our common stock is traded on the NASD's OTC Bulletin Board under the symbol "SERV.OB". On September 23, 2002, the closing price of the common stock was $.20 per share.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 27, 2002.

                                TABLE OF CONTENTS

                                                                          PAGE
TABLE OF CONTENTS...................................................        2

PROSPECTUS SUMMARY..................................................        3

RISK FACTORS........................................................        7

USE OF PROCEEDS.....................................................       13

PRICE RANGE OF OUR COMMON STOCK; DIVIDEND POLICY....................       14

CAPITALIZATION......................................................       15

SELECTED FINANCIAL DATA.............................................       16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS...............................................       17

DESCRIPTION OF BUSINESS.............................................       26

MANAGEMENT..........................................................       35

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS................       39

EXECUTIVE COMPENSATION..............................................       42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT..........................................................       46

SELLING STOCKHOLDERS................................................       48

PLAN OF DISTRIBUTION................................................       52

DESCRIPTION OF SECURITIES...........................................       53

LEGAL PROCEEDINGS...................................................       57

LEGAL MATTERS.......................................................       58

EXPERTS.............................................................       58

ADDITIONAL INFORMATION..............................................       58

INDEX TO FINANCIAL STATEMENTS.......................................      F-1

          YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE AT ANY TIME IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. IN THIS PROSPECTUS, REFERENCE TO "STRATUS," "THE COMPANY," "WE," "US" AND "OUR" REFER TO STRATUS SERVICES GROUP, INC.

                               PROSPECTUS SUMMARY

THE COMPANY

          We are a national business services company engaged in providing outsourced labor and operational resources on a long-term, contractual basis. We were incorporated in Delaware in March 1997 and began operations in August 1997 with the purchase of certain assets of Royalpar Industries, Inc. and it subsidiaries. This purchase provided us with a foundation to become a national provider of comprehensive staffing services. We believe that as businesses increasingly outsource a wider range of human resource functions in order to focus on their core operations, they will require more sophisticated and diverse services from their staffing providers.

          We are functionally divided into two "service lines": Staffing Services and Information Technology Services. Our Staffing Services Division provides temporary workers for short-term needs, extended-term temporary employees, temporary-to-permanent placements, recruiting, permanent placements, payroll processing, on-site supervising and human resource consulting. Our SMARTSolutions(TM) technology, available through our Staffing Services branch offices, provides a comprehensive, customized staffing program designed to reduce labor and management costs and increase workforce efficiency. Stratus Technology Services provides information technology staffing solutions to Fortune 1000, middle market and emerging companies. Stratus Technology Services offers expertise in a wide variety of technology practices and disciplines ranging from networking professionals to internet development specialists and application programmers. All three service groups seek to act as business partners to our clients rather than merely a vendor. In doing so, they seek to systematically enhance client productivity and positively impact our and our clients' financial results. We are headquartered at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and our telephone number is (800) 777-1557.

          Between September 1997 and June 2002, we completed ten acquisitions of staffing businesses, representing thirty offices in seven states. As of September 23, 2002, we were providing services from thirty-one locations in eight states. We also maintain a presence on the Internet with our website at www.stratusservices.com, an informational site designed to give prospective customers and employees additional information regarding our operations.

RECENT DEVELOPMENTS

          In March 2002, we completed the sale of our Engineering Services Division to SEA Consulting Services Corporation. Details of the transaction are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Discontinued Operations/Acquisition or Disposition of Assets".

          In July 2002, we sold 7,650 shares of a newly created class of Series E Preferred Stock in a private placement for $765,000 in cash. An additional 9,033 shares of Series E Preferred Stock was issued in exchange for all of the outstanding shares of Series B Preferred Stock which we issued in March 2002. In addition, Joseph J. Raymond, our Chairman, President and Chief Executive Officer purchased 10,000 shares of a newly created class of Series F Preferred Stock for $1,000,000 in cash in July 2002.

          In February 2002, our common stock was delisted from the Nasdaq SmallCap Market. As a result, our common shares currently trade on the OTC Bulletin Board. In July 2002, the Nasdaq Listing and Hearing Review Council reversed the delisting decision made by the Nasdaq Listing Qualifications panel and remanded the decision to the Panel, subject to certain conditions. These conditions included, among others, that we have shareholders' equity of at least $4,500,000 as of June 30, 2002, and by September 30, 2002, demonstrate a closing bid of at least $1.00 per share. In addition, the $1.00 closing bid price must be maintained for at least 10 consecutive trading days. We did not have shareholders' equity of $4,500,000 as of June 30, 2002, and the closing bid price of our common stock has been substantially less than $1.00 per share since the Council rendered its decision. The Panel notified us in August 2002 that it was denying relisting due to our failure to meet conditions specified in the Council's decision. We have again filed an appeal of this decision.

THE OFFERING

      Estimated Number of Shares of Common Stock Offered..................      41,295,971 shares
      Estimated Number of Shares to be Outstanding Following
        conversion of Series A Preferred Stock, Series E Preferred
        Stock, Series F Preferred Stock and exercise of warrants..........      52,818,538 shares
      NASD's OTC Bulletin Board Symbol....................................                SERV.OB

          The above information is based on shares outstanding as of September 16, 2002 and assumes that our Series E Preferred Stock is converted into common stock at a conversion price of $.15 per share. The share information excludes 6,939,683 shares issuable upon the exercise of options and warrants to acquire our common stock that were outstanding as of September 23, 2002 and not related to the conversion of the warrants into common shares offered by the prospectus.

SUMMARY FINANCIAL INFORMATION

                                                          YEAR ENDED SEPTEMBER 30,               NINE MONTHS ENDED JUNE 30,
                                                --------------------------------------------    ----------------------------
STATEMENT OF OPERATIONS DATA:                       2001            2000            1999            2002            2001
                                                    ----            ----            ----            ----            ----
Revenues                                        $ 57,026,338    $ 36,199,671    $ 26,040,614    $ 51,568,047    $ 42,491,647

Cost of revenues                                  46,074,285      27,827,547      20,779,578      43,343,294      34,007,322
                                                ------------    ------------    ------------    ------------    ------------
Gross profit                                      10,952,053       8,372,124       5,261,036       8,224,753       8,484,325

Selling, general and administrative expenses      13,421,634       7,844,534       6,068,054      10,535,246      10,180,337

Loss on impairment of goodwill                       700,000              --              --         100,000              --

Other charges                                        375,306              --              --         103,226         144,417
                                                ------------    ------------    ------------    ------------    ------------
Operating earnings (loss) from
   continuing operations                          (3,544,887)        527,590        (807,018)     (2,513,719)     (1,840,429)
                                                ------------    ------------    ------------    ------------    ------------
Other income (expenses)
   Finance charges                                   (61,291)       (453,827)       (601,956)             --         (61,291)
   Interest and financing costs                   (1,999,246)       (298,386)       (309,257)     (1,537,406)     (1,510,721)
   (Loss) on sale of investment                           --              --              --      (2,159,415)             --
   Other income (expense)                            (47,963)         45,944          26,186          66,770         (20,641)
                                                ------------    ------------    ------------    ------------    ------------
                                                  (2,108,500)       (706,269)       (889,027)     (3,630,051)     (1,592,653)
                                                ------------    ------------    ------------    ------------    ------------
Earnings (loss) from continuing
   operations before income taxes                 (5,653,387)       (178,678)     (1,696,045)     (6,143,770)     (3,433,082)

Income taxes (benefit)                               340,000        (340,000)             --              --              --
                                                ------------    ------------    ------------    ------------    ------------

Earnings (loss) from continuing operations        (5,993,387)        161,322      (1,696,045)     (6,143,770)     (3,433,082)
Discontinued operations - earnings (loss)
   from discontinued Engineering Division            145,930         884,588         169,002        (246,159)         69,425
Gain on sale of Engineering Division                      --              --              --       1,759,056              --
                                                ------------    ------------    ------------    ------------    ------------
Net earnings (loss)                               (5,847,457)      1,045,910      (1,527,043)     (4,630,873)     (3,363,657)
Dividends and accretion on preferred stock           (63,000)             --              --        (578,110)             --
                                                ------------    ------------    ------------    ------------    ------------
Net earnings (loss) attributable to
   common stockholders                          $ (5,910,457)   $  1,045,910    $ (1,527,043)   $ (5,208,983)   $ (3,363,657)
                                                ============    ============    ============    ============    ============

Basic:
   Earnings (loss) from continuing operations   $      (1.01)   $        .03    $       (.44)   $       (.66)   $       (.60)
   Earnings from discontinued operations                 .02             .18             .04             .15             .01
                                                ------------    ------------    ------------    ------------    ------------
   Net earnings (loss)                          $       (.99)   $        .21    $       (.40)   $       (.51)   $       (.59)
                                                ============    ============    ============    ============    ============

Diluted:
   Earnings (loss) from continuing operations   $      (1.01)   $        .03    $       (.44)   $       (.66)   $       (.60)
   Earnings from discontinued operations                 .02             .17             .04             .15             .01
                                                ------------    ------------    ------------    ------------    ------------
   Net earnings (loss)                          $       (.99)   $        .20    $       (.40)   $       (.51)   $       (.59)
                                                ============    ============    ============    ============    ============

Weighted average shares,
    Basic                                          5,996,134       5,931,914       3,828,530      10,230,023       5,674,781
    Diluted                                        5,996,114       5,223,508       3,828,530      10,230,023       5,674,781

SELECTED BALANCE SHEET DATA:

                               AS OF JUNE 30, 2002

    Cash and cash equivalents.........................       $    42,285
    Accounts receivable...............................         8,994,621
    Other assets......................................        14,529,963
    Total assets......................................        23,566,869
    Notes and loans payable...........................         3,861,166
    Convertible debt..................................            40,000
    Line of credit....................................         7,243,129
    Cash overdraft....................................           872,234
    Accrued payroll and taxes.........................         1,542,221
    Accounts payable, accrued expenses and other......         6,282,668
    Total liabilities.................................        19,841,518
    Temporary equity - put options....................           823,000
    Stockholders' equity..............................         2,902,351

RISK FACTORS

          PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

WE HAVE LIMITED LIQUID RESOURCES AND A HISTORY OF NET LOSSES.

          At June 30, 2002, we had limited liquid resources. Current liabilities were approximately $17.4 million and our current assets were approximately $13.7 million. The difference of approximately $3.7 million is a working capital deficit which is primarily the result of the losses we had during each of the five quarters ended June 30, 2002. Current liabilities as of June 30, 2002 also include a cash overdraft of $872,234, which is represented by outstanding checks. We have incurred net losses in recent periods, including net losses of $409,069 in our inception period from August 11, 1997 through September 30, 1997, $2,412,145 in the year ended September 30, 1998, $1,527,043 in the year ended September 30, 1999 and $5,910,457 in the year ended September 30, 2001. Although we had net earnings in the year ended September 30, 2000 of $1,045,910, we can provide no assurance that our operations will be profitable in the future. This situation has also made it difficult for us to make timely payments to our vendors and we can make no assurances that vendors and creditors will not exercise remedies against us. The working capital deficit will remain until additional capital is raised.

          These conditions raise substantial doubts about our ability to operate as a going concern. Our financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

          Our continuation of existence is dependent upon our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis, to fund the operating and capital needs, and to obtain additional financing as may be necessary. Our management has taken steps to revise and reduce our operating requirements, which we believe will be sufficient to assure continued operations and implementation of our plans. The steps include closing branches and reduction in staffing and other selling, general and administrative expenses.

FLUCTUATIONS IN THE GENERAL ECONOMY COULD HAVE AN ADVERSE IMPACT ON OUR
BUSINESS.

          Demand for our staffing services is significantly affected by the general level of economic activity and unemployment in the United States. Companies use temporary staffing services to manage personnel costs and staffing needs. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees before releasing full-time employees. In addition, we may experience less demand for our services and more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on our business, results of operations, cash flows or financial condition.

WE MAY BE UNABLE TO CONTINUE AND MANAGE OUR GROWTH.

          Our ability to continue growth will depend on a number of factors, including: the strength of demand for temporary employees in our markets; the availability of capital to fund acquisitions; the ability to maintain or increase profit margins despite pricing pressures; and existing and emerging competition. We must also adapt our infrastructure and systems to accommodate growth and recruit and train additional qualified personnel. Furthermore, the United States economy is continuing to show signs of an economic slowdown. Should the economic slowdown or a recession continue for an extended period, competition for customers in the staffing industry would increase and may adversely impact management's allocation of our resources and result in declining revenues.

WE RELY HEAVILY ON EXECUTIVE MANAGEMENT AND COULD BE ADVERSELY AFFECTED IF OUR EXECUTIVE MANAGEMENT TEAM WAS NOT AVAILABLE.

          We are highly dependent on our senior executives, including Joseph J. Raymond, our Chairman, CEO and President since September 1, 1997; Michael A. Maltzman, Executive Vice President and Chief Financial Officer who has been serving in that capacity since September 1, 1997; and on the other members of our senior management team. We entered into an employment agreement with Mr. Raymond effective September 1, 1997 for continuing employment until he chooses to retire or until his death and that agreement remains in effect as written. Employment arrangements with all of our executive officers are at-will. The loss of the services of either Mr. Raymond or Mr. Maltzman and other senior executives or other key executive personnel could have a material adverse effect on our business, results of operations, cash flows or financial condition.

WE RELY HEAVILY ON OUR MANAGEMENT INFORMATION SYSTEMS AND OUR BUSINESS WOULD SUFFER IF OUR SYSTEMS FAIL OR CANNOT BE UPGRADED OR REPLACED ON A TIMELY BASIS.

          We believe our management information systems are instrumental to the success of our operations. Our business depends on our ability to store, retrieve, process and manage significant amounts of data. We continually evaluate the quality, functionality and performance of our systems in an effort to ensure that these systems meet our operational needs. We have, in the past, encountered delays in implementing, upgrading or enhancing systems and may, in the future, experience delays or increased costs. There can be no assurance that we will meet anticipated completion dates for system replacements, upgrades or enhancements that such work will be competed in the cost-effective manner, or that such replacements, upgrades and enhancements will support our future growth or provide significant gains in efficiency. The failure of the replacements, upgrades and enhancements to meet these expected goals could result in increased system costs and could have a material adverse effect on our business, results of operations, cash flows or financial condition.

INCREASES IN EMPLOYEE-RELATED COSTS WOULD HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

          We are responsible for all employee-related expenses for the temporary employees, including workers' compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. We maintain workers' compensation insurance for all claims in excess of a loss cap of $150,000 per incident, except with respect to locations in states where private insurance is permitted and which are covered by state insurance funds. We accrue for workers' compensation costs based upon payroll dollars paid to temporary employees. The accrual rates vary based upon the specific risks associated with the work performed by the temporary employee. At the beginning of each policy year, we review the overall accrual rates with our outside actuaries and makes changes to the rates as necessary based primarily upon historical loss trends. Periodically, we evaluate our historical accruals based on an actuarially developed estimate of the ultimate cost for each open policy year and adjust such accruals as necessary. These adjustments can either be increases or decreases to workers' compensation costs, depending upon our actual loss experience. There can be no assurance that our programs to control workers' compensation and other payroll-related expenses will be effective or that loss development trends will not require a charge to costs of services in future periods to increase workers' compensation accruals. Unemployment insurance premiums are set by the states in which our employees render their services. A significant increase in these premiums or in workers' compensation-related costs or our inability to continue to maintain workers' compensation coverage could have a material adverse effect on our business, results of operations, cash flows or financial condition.

OUR FINANCIAL RESULTS WILL SUFFER IF WE LOSE ANY OF OUR SIGNIFICANT CUSTOMERS.

          As is common in the temporary staffing industry, our engagements to provide services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During fiscal 2000 and 2001, no single customer of ours accounted for more than 12% and 10%, respectively, of our sales or services. Nonetheless, the loss of any of our significant customers could have an adverse effect on our business, results of operations, cash flows or financial condition. We are also subject to credit risks associated with our trade receivables. During fiscal 2000 and fiscal 2001, we incurred costs of $122,500 and $661,000, respectively, for bad debts. Should any of our principal customers default on their large receivables, our business results of operations, cash flows or financial condition could be adversely affected.

WE HAVE EXPERIENCED SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND ANTICIPATE THAT THESE FLUCTUATIONS MAY CONTINUE.

          Operating results may fluctuate due to a number of factors, including the demand for our services, the level of competition within our markets, our ability to increase the productivity of our existing offices, control costs and expand operations, the timing and integration of acquisitions and the availability of qualified temporary personnel. In addition, our results of operations could be, and have in the past been, adversely affected by severe weather conditions. Moreover, our results of operations have also historically been subject to seasonal fluctuations. Demand for temporary staffing historically has been greatest during our fourth fiscal quarter due largely to the planning cycles of many of our customers. Furthermore, sales for the first fiscal quarter are typically lower due to national holidays as well as plant shutdowns during and after holiday season. These shutdowns and post-holiday season declines negatively impact job orders received by us, particularly in the light industrial sector. Due to the foregoing factors, we have experienced in the past, and may possibly experience in the future, results of operations below the expectations of public market analysts and investors. The occurrence of such an event could likely have a material adverse effect on the price of the common stock.

IF WE ARE NOT ABLE TO ATTRACT AND RETAIN THE SERVICES OF QUALIFIED TEMPORARY PERSONNEL, OUR BUSINESS WILL SUFFER.

          We depend upon our ability to attract and retain qualified personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. During periods of increased economic activity and low unemployment, the competition among temporary staffing firms for qualified personnel increases. Many regions in which we operate have in the past and may continue to experience historically low rates of unemployment and we have experienced, and may continue to experience, significant difficulties in hiring and retaining sufficient numbers of qualified personnel to satisfy the needs of our customers. Furthermore, we may face increased competitive pricing pressures during such periods. While the current economic environment is facing uncertainties, competition for individuals with the requisite skills is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers and on terms of employment acceptable to us. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing customer needs and emerging technologies. Furthermore, a substantial number of our temporary employees during any given year will terminate their employment with us to accept regular staff employment with our customers. The inability to attract and retain qualified personnel could have a material adverse effect on the business, results of operations, cash flows or financial condition.

OUR SUCCESS DEPENDS UPON THE PERFORMANCE OF OUR FIELD MANAGEMENT.

          We are dependent on the performance and productivity of our local managers, particularly branch, and regional managers. This loss of some of our key managers could have an adverse effect on our operations, including our ability to establish and maintain customer relationships. Our ability to attract and retain business is significantly affected by local relationships and the quality of services rendered by branch, area, regional and zone managerial personnel. If we are unable to attract and retain key employees to perform these services, our business, results of operations, cash flows or financial condition could be adversely affected. Furthermore, we may be dependent on the senior management of companies that may be acquired in the future. If any of these individuals do not continue in their management roles, there could be material adverse effect on our business, results of operations, cash flows or financial condition.

WE MAY BE SUBJECT TO CLAIMS AS A RESULT OF ACTIONS TAKEN BY OUR TEMPORARY STAFFING PERSONNEL.

          Providers of temporary staffing services place people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, discrimination or harassment, theft of customer property, misappropriation of funds, misuse of customers' proprietary information, employment of undocumented workers, other criminal activity or torts, claims under health and safety regulations and other claims. There can be no assurance that we will not be subject to these types of claims, which may result in negative publicity and our payment of monetary damages or fines, which, if substantial, could have a material adverse effect on our business, results of operations, cash flows or financial condition.

OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ STOCK MARKET AND IS NOT LIKELY TO BE RELISTED.

          There are several requirements for continued listing on the Nasdaq SmallCap Market including, but not limited to, a minimum stock bid price of $1.00 per share and $2.5 million in stockholder's equity. As of September 30, 2001, our stockholder's equity was below the Nasdaq requirement and, as a result, our common stock was delisted by Nasdaq in February 2002. Although we appealed the delisting determination and the Nasdaq Listing and Hearing Council reversed and remanded the decision to the Nasdaq Listing Qualification Panel, subject to conditions, the Panel notified us in August 2002 that it was denying relisting due to our failure to meet conditions specified in the Council's decision that required us to have stockholder's equity of at least $4,500,000 as of June 30, 2002 and a minimum stock bid price of at least $1.00 for 10 consecutive trading days. We have again filed an appeal of this decision. Although we are appealing the denial of relisting, our common stock is currently trading on the NASD's OTC Bulletin Board. Delisting from Nasdaq could adversely affect the liquidity and price of our common stock and this could have a long-term impact on our ability to raise future capital through a sale of our common stock. In addition, it could make it more difficult for investors to obtain quotations to trade our stock.

FUTURE ACQUISITIONS COULD INCREASE THE RISK OF OUR BUSINESS.

          While we intend to pursue acquisitions in the future, there can be no assurance that we will be able to expand our current market presence or successfully enter other markets through acquisitions. Competition for acquisitions may increase to the extent other temporary services firms, many of which have significantly greater financial resources than us, seek to increase their market share through acquisitions. In addition, we are subject to certain limitations on the incurrence of additional indebtedness under our credit facilities, which may restrict our ability to finance acquisitions. Further, there can be no assurance that we will be able to identify suitable acquisition candidates or, if identified, complete such acquisitions or successfully integrate such acquired businesses into our operations. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management's attention and possible adverse effects on earnings resulting from increased goodwill amortization, interest costs and workers' compensation costs, as well as difficulties related to the integration of the acquired businesses, such as retention of management. Furthermore, once integrated, acquisitions may not achieve comparable levels of revenue or profitability as our existing locations. In addition, to the extent that we consummate acquisitions in which a portion of the consideration is in the form of common stock, current shareholders may experience dilution. The failure to identify suitable acquisitions, to complete such acquisitions or successfully integrate such acquired businesses into our operations could have a material adverse effect on our business, results of operations, cash flows or financial condition.

POTENTIAL CONVERSIONS OF OUR CONVERTIBLE PREFERRED STOCK WILL REDUCE THE PERCENTAGE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS AND MAY CAUSE A REDUCTION IN OUR SHARE PRICE.

          Since July 2001 we have issued to certain stockholders, 1,458,933 shares of Series A Preferred Stock, 16,265 shares of Series E Preferred Stock and 10,000 shares of Series F Preferred stock. If all of the holders of preferred stock convert their preferred stock into shares of common stock, we will be required to issue no less than 22,680,933 shares of common stock based on an assumed conversion price of $0.15 per share for the Series E Preferred Stock. If the trading price of the common stock is low when the conversion price of the Series E Preferred Stock is determined, we would be required to issue a higher number of shares of common stock, which could cause a further reduction in each of our stockholder's percentage ownership interests in our company. In addition, if a holder of preferred stock converts our preferred stock and sells the common stock, it could result in an imbalance of supply and demand for our common stock and a decrease in the market price of our common stock. The further our stock price declines, the more the conversion price of our Series E Preferred stock will fall and the greater the number of shares we will have to issue upon conversion.

WE ARE CONTROLLED BY PRINCIPAL STOCKHOLDER AND MANAGEMENT.

          As of September 23, 2002, our Chairman of the Board, Joseph J. Raymond, owned or had the right to vote shares representing approximately 59.5% of the outstanding voting power of our capital stock. Our directors and executive officers, as a group, own or have the right to vote shares representing approximately 66.91% of the outstanding voting power of our capital stock. As a result, Mr. Raymond and, if they should determine to act together, our directors and executive officers as a group, will be able to exercise significant influence over the outcome of any matters or block certain matters which might normally be submitted to our stockholders for approval, including the election of directors and the authorization of other corporate actions requiring stockholder approval.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

          Some of the statements under the "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

          In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we, nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the common stock by the selling stockholders. The shares of common stock being offered have been acquired in connection with our private placement, or will be acquired upon the conversion of our Series A Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and the exercise of common stock warrants. The common stock currently held by the selling stockholders was acquired in connection with a private placement of common stock and common stock warrants conducted in November 2001. We received proceeds of approximately $150,000 from the private placement of common stock which was used to pay outstanding indebtedness of the Company and for general working capital purposes.

          The Series E Preferred Stock was acquired by certain of the selling stockholders in connection with a July 2002 transaction in which we issued 16,683 shares of Series E Preferred Stock in exchange for $765,000 in cash and 263,000 shares of Series B Preferred Stock previously issued to the selling stockholders. We received net proceeds of approximately $504,000 from the sale of the Series E Preferred Stock not exchanged, which was used to pay outstanding indebtedness of the Company and for working capital purposes. As a result, there is currently no longer any Series B Preferred Stock issued and outstanding.

          The Series F Preferred Stock was acquired by Joseph J. Raymond, our Chairman, President and Chief Executive Officer and a selling stockholder in connection with a July 2002, $1,000,000 private placement of Series F Preferred Stock. We received net proceeds of approximately $992,342 from the sale of the Series F Preferred Stock which was used to pay indebtedness of the Company and for working capital purposes.

                PRICE RANGE OF OUR COMMON STOCK; DIVIDEND POLICY

          On April 11, 2000, our registration statement on Form SB-2 (Commission File No. 333-83255) for our initial public offering of common stock, $.01 par value, became effective and our shares commenced trading on the Nasdaq SmallCap Market under the symbol "SERV" on April 26, 2000. On February 27, 2002, our common stock was delisted from the Nasdaq SmallCap Market and is currently trading on the NASD OTC Bulletin Board under the symbol "SERV". There were approximately 1,611 holders of record of common stock as of September 23, 2002. This number includes the number of shareholders whose shares were held in "nominee" or "street name". The table below sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the Nasdaq Stock Market and by the NASD OTC Bulletin Board.

                                                                               SALES PRICES
                                                                               ------------
FISCAL YEAR 2000                                                           HIGH              LOW
----------------                                                           ----              ---
Quarter Ended June 30, 2000 (from April 26, 2000)                        $ 9.00          $ 5.875
Quarter Ended September 30, 2000                                           7.00             4.25

FISCAL YEAR 2001                                                           HIGH              LOW
----------------                                                           ----              ---
Quarter Ended December 31, 2000                                            6.75             3.625
Quarter Ended March 31, 2001                                               4.875            1.3125
Quarter Ended June 30, 2001                                                2.05             1.16
Quarter Ended September 30, 2001                                           1.90             1.00

FISCAL YEAR 2002                                                           HIGH              LOW
----------------                                                           ----              ---
Quarter Ended December 31, 2002                                            1.19             0.51
Quarter Ended March 31, 2002                                               1.00             0.25
Quarter Ended June 30, 2002                                                0.75             0.13
Quarter Ending September 30, 2002 (through September 23, 2002)             0.30             0.08

          On September 23, 2002, the closing price of our common stock as reported by the NASD OTC Bulletin Board was $.20 per share. We have never paid cash dividends on our common stock and we intend to retain earnings, if any, to finance future operations and expansion. In addition, our credit agreement restricts the payment of dividends. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future payment of dividends on our common stock will depend upon the financial condition, capital requirements and our earnings as well as other factors that the Board of Directors deems relevant.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2002:

          -    on an actual basis

          - on a proforma basis to reflect the following transactions that occurred in July 2002: (1) exchange of Series B Convertible Preferred Stock, including $41,790 of dividends and penalties for 8,615 shares of Series E Convertible Preferred Stock, (2) sale of 7,650 shares of Series F Convertible Preferred Stock for $765,000 in cash and (3) the sale of 10,000 shares of Series F Convertible Preferred Stock for $1,000,000 in cash.

You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                      ACTUAL         PROFORMA
                                                                      ------         --------
    Loans payable                                                  $    734,936    $    734,936

    Convertible debentures                                               40,000          40,000

    Stockholders' equity:
       Series A redeemable convertible Preferred Stock, $.01
       par value, 5,000,000 shares authorized, 1,458,933 issued
       and outstanding (including unpaid dividends of $270,000)       3,168,000       3,168,000

       Series B non-voting, redeemable convertible Preferred
       Stock, $.01 par value, 172,300 shares issued and
       outstanding (actual), -0- shares issued and outstanding
       (proforma) (including unpaid dividends of $16,110)               823,609              --

       Series E non-voting redeemable convertible Preferred
       Stock, $.01 par value, -0- shares issued and outstanding
       (actual), 16,683 shares issued and outstanding (proforma)             --       1,668,290

       Series F redeemable convertible Preferred
       Stock, $.01 par value, -0- shares issued and outstanding
       (actual), 10,000 shares issued and outstanding (proforma)             --       1,000,000

       Common Stock, $.01 par value, 900,000,000 shares
       authorized, 11,522,567 shares issued and outstanding             115,226         115,226

       Additional paid-in capital                                    13,018,403      12,800,973

       Accumulated deficit                                          (14,222,887)    (14,222,887)
                                                                   ------------    ------------
    Total stockholders' equity                                        2,902,351       4,529,602
                                                                   ------------    ------------
    Total capitalization                                           $  3,677,287    $  5,304,538
                                                                   ============    ============

                             SELECTED FINANCIAL DATA
                      (In thousands except per share data)

          The selected financial data that follows should be read in conjunction with our financial statements and the related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

                                         NINE MONTHS               YEAR ENDED SEPTEMBER 30,               AUGUST 11, 1997
                                            ENDED        -------------------------------------------       (INCEPTION) TO
                                        JUNE 30, 2002      2001        2000       1999        1998       SEPTEMBER 30, 1997
                                        -------------      ----        ----       ----        ----       ------------------
Income statement data:
Revenues                                  $ 51,568       $ 57,026    $ 36,200   $ 26,040    $ 20,866          $  2,442
Gross profit                                 8,225         10,952       8,372      5,261       3,297               436
Operating earnings (loss) from
  continuing operations                     (2,514)        (3,545)        528       (807)     (2,315)             (355)
Net earnings (loss) from
  continuing operations                     (6,144)        (5,993)        161     (1,696)     (2,733)             (409)
Net earnings (loss) from
  continuing operations attributable
  to common stockholders                    (6,722)        (6,056)        161     (1,696)     (2,733)             (409)

Per share data:
Net earnings (loss) from
  continuing operations attributable
  to common stockholders - basic          $   (.66)      $  (1.01)   $    .03   $   (.44)   $   (.76)         $   (.20)
Net earnings (loss) from
  continuing operations attributable
  to common stockholders - diluted        $   (.66)         (1.01)        .03       (.44)       (.76)             (.20)
Cash dividends declared                         --             --          --         --          --                --

                                                                   YEAR ENDED SEPTEMBER 30,
                                        JUNE 30,   -------------------------------------------------------
                                         2002        2001        2000       1999        1998        1997
                                         ----        ----        ----       ----        ----        ----
Balance sheet data:
Net working capital (deficiency)       $ (3,773)   $ (1,546)   $  2,086   $ (3,777)   $ (1,985)   $   (204)
Long-term obligations,  including
  current portion                         3,861       3,153         462      1,370          --         365
Convertible debt                             40       1,125          --         --          --          --
Preferred stock                              --       2,792          --         --          --          --
Temporary equity                            823         869          --      2,138       1,618         343
Stockholders' equity (deficiency)         2,902       1,283       6,799     (3,012)     (3,356)       (500)
Total assets                             13,732      22,268      10,318      4,926       1,095       1,310

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS.

INTRODUCTION

          We provide a wide range of staffing and productivity consulting services nationally through a network of offices located throughout the United States. We recognize revenues based on hours worked by assigned personnel. Generally, we bill our customers a pre-negotiated, fixed rate per hour for the hours worked by our temporary employees. We are responsible for workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and other general payroll related expenses for all of the temporary employees we place. These expenses are included in the cost of revenue. Because we pay our temporary employees only for the hours they actually work, wages for our temporary personnel are a variable cost that increases or decreases in proportion to revenues. Gross profit margin varies depending on the type of services offered. In some instances, temporary employees placed by us may decide to accept an offer of permanent employment from the customer and thereby "convert" the temporary position to a permanent position. Fees received from such conversions are included in our revenues. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

RESULTS OF OPERATIONS
DISCONTINUED OPERATIONS/ACQUISITION OR DISPOSITION OF ASSETS

          On January 24, 2002, we entered into an agreement to sell the assets of our Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA"). Closing of the sale was contingent upon shareholder approval and the receipt of a fairness opinion by us.

          On March 28, 2002, we completed the sale of the assets of the Division to SEA pursuant to the Asset Purchase Agreement dated as of January 24, 2002 among us, SEP, LLC ("SEP"), Charles Sahyoun, Sahyoun Holdings LLC and SEA. The transaction was approved by a vote of our stockholders at the annual meeting of stockholders held on March 28, 2002.

          The assets of the Division had been transferred to SEP, a limited liability company in which we own a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holdings, LLC, a company wholly owned by Charles Sahyoun, the President of the Division, owns the remaining 30% interest in SEP.

          Under the terms of the Asset Purchase Agreement, we received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP after the satisfaction of certain liabilities and expenses of SEP. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

          The Asset Purchase Agreement requires the purchaser to make the following additional payments to SEP:

          (a) A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

          (b) A payment of $1 million, plus or minus the amount by which the SEA's profit for the six months ending December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

          (c) Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in the SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

          Pursuant to an allocation and indemnity agreement entered into by us, Sahyoun Holdings, LLC and Mr. Sahyoun (the "Allocation and Indemnity Agreement"), we were entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between us, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., our Chairman and Chief Executive Officer, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided us with $200,000 cash in exchange for our short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. The $250,000 was paid by us from our share of the Second Payment which was received by us in June 2002.

          Sahyoun Holdings LLC and Mr. Sahyoun have guaranteed the $250,000 payment to be made to us from the Third Payment, regardless of the operating results of SEA. Upon its receipt of the payments required under the Allocation and Indemnity Agreement, our interest in SEP will terminate and we will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to us pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC as described above. Under the terms of the Asset Purchase Agreement, Sahyoun Holdings LLC will not be entitled to any Subsequent Payments or its allocable share of the Second and Third Payments if Mr. Sahyoun's employment with SEA ceases for any reason other than death or permanent disability prior to December 31, 2003.

CONTINUING OPERATIONS
NINE MONTHS ENDED JUNE 30, 2002 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2001

          REVENUES. Revenues increased 21.4% to $51,568,047 for the nine months ended June 30, 2002 from $42,491,647 for the nine months ended June 30, 2001. A substantial portion of the increase was a result of the acquisition on January 1, 2002.

          GROSS PROFIT. Gross profit decreased 3.1% to $8,224,753 for the nine months ended June 30, 2002 from $8,484,325 for the nine months ended June 30, 2001. Gross profit as a percentage of revenues decreased to 15.9% for the nine months ended June 30, 2002 from 20.0% for the nine months ended June 30, 2001. This decrease was a result of increased pricing competition of staffing services. We also saw a deterioration in margins as a result of the downturn in the economy.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, decreased 4.3% to $8,828,252 for the nine months ended June 30, 2002 from $9,221,656 for the nine months ended June 30, 2001. Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, as a percentage of revenues decreased to 17.1% for the nine months ended June 30, 2002 from 21.7% for the nine months ended June 30, 2001. The decrease is attributable to significant cost reductions implemented by us.

          LOSS ON IMPAIRMENT OF GOODWILL. We periodically determine if there has been a permanent impairment of goodwill. In this connection, we recorded an impairment loss of $100,000 in the nine months ended June 30, 2002.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 51.2% to $806,994 for the nine months ended June 30, 2002 from $533,681 for the nine months ended June 30, 2001. Depreciation and amortization as a percentage of revenues increased to 1.6% for the nine months ended June 30, 2002 from 1.3% for the nine months ended June 30, 2001. The increase was primarily due to the amortization of goodwill and other intangibles associated with acquisitions and the impact of increased capital expenditures.

          PROVISION FOR DOUBTFUL ACCOUNTS. Provision for doubtful accounts increased 111.8% to $900,000 for the nine months ended June 30, 2002 from $425,000 for the nine months ended June 30, 2001. Provision for doubtful accounts as a percentage of revenues increased to 1.7% for the nine months ended June 30, 2002 from 1.0% for the nine months ended June 30, 2001. The increase was due to a change in estimate in light of the downturn in the economy and our evaluation of the recoverability of certain of our accounts.

          FINANCE CHARGES. Finance charges for the nine months ended June 30, 2001 were the amounts charged under an agreement with a factor, which was terminated on December 12, 2000.

          LOSS ON SALE OF INVESTMENT. In the nine months ended June 30, 2002, we sold 63,025,000 shares, representing our entire 26.3% investment in a publicly-traded foreign company for net proceeds of $206,631 and realized a loss of $2,159,415.

          INTEREST AND FINANCING COSTS. Interest and financing costs increased to $1,537,406 for the nine months ended June 30, 2002 from $1,510,721 for the nine months ended June 30, 2001. The increase is the result of debt incurred by us in connection with acquisitions.

          NET EARNINGS (LOSS) AND NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS. As a result of the foregoing, we had a net loss and net loss attributable to common stockholders of ($6,143,770) and ($6,721,880), respectively, for the nine months ended June 30, 2002, compared to net loss and net loss attributable to common stockholders of ($3,433,082) for the nine months ended June 30, 2001.

YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO YEAR ENDED SEPTEMBER 30, 2000

          REVENUES. Revenues increased 57.5% to $57,026,338 for the year ended September 30, 2001 from $36,199,671 for the year ended September 30, 2000. Revenues increased primarily as a result of acquisitions.

          GROSS PROFIT. Gross profit increased 30.8% to $10,952,053 for the year ended September 30, 2001, from $8,372,134 for the year ended September 30, 2000, primarily as a result of increased revenues attributable to acquisitions. Gross profit as a percentage of revenues decreased to 19.2% for the year ended September 30, 2001, from 23.1% for the year ended September 30, 2000. This decrease was due to lower gross profit percentages realized by the acquired businesses as compared to our historical gross profit percentages.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses not including depreciation and amortization increased 69.3% to $12,795,770 for the year ended September 30, 2001, from $7,553,926 for the year ended September 30, 2000. Selling, general and administrative expenses as a percentage of revenues increased to 22.4% for the year ended September 30, 2001, from 20.9% for the year ended September 30, 2000. The increases are primarily attributable to costs associated with the integration of the acquisitions, an increase in credit losses and additional management and other costs in anticipation of future growth and acquisitions.

          LOSS ON IMPAIRMENT OF GOODWILL. We periodically determine if there has been a permanent impairment of goodwill. In this connection, we recorded an impairment loss of $700,000 in the year ended September 30, 2001.

          OTHER CHARGES. During the year ended September 30, 2001, we discontinued efforts to make certain acquisitions. We also wrote off costs we incurred in connection with various financing not obtained and costs associated with closed offices. The total of all these costs was $375,306.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 115.4% to $625,864 for the year ended September 30, 2001, from $290,608 for the year ended September 30, 2000. Depreciation and amortization expenses as a percentage of revenues increased to 1.1% for the year ended September 30, 2001, from 0.8% for the year ended September 30, 2000. These increases were primarily due to the amortization of goodwill associated with acquisitions and the impact of increased capital expenditures.

          FINANCE CHARGES. Finance charges were the amounts charged under an agreement with a factor, which was terminated on December 12, 2000. Finance charges decreased 86.5% to $61,291 for the year ended September 30, 2001, from $453,827 for the year ended September 30, 2000. As a percentage of revenues, finance charges decreased to 0.1% for the year ended September 30, 2001, from 1.3% for the year ended September 30, 2000. This decrease was due to the agreement being terminated December 12, 2000.

          INTEREST AND FINANCING COSTS. Interest and financing costs increased to $1,999,246 for the year ended September 30, 2001, from $298,386 for the year ended September 30, 2000. Included in the amount for the year ended September 30, 2001, is $1,213,747, which is the portion of the discount on the beneficial conversion feature of convertible debt issued during the year and $135,374 of costs we incurred in connection with the issuance of the convertible debt. Interest and financing costs, not including these debt costs, as a percentage of revenue increased to 1.1% for the year ended September 30, 2001, from 0.8% for the year ended September 30, 2000. The increase was primarily attributable to the line of credit agreement which replaced the agreement with the factor (see "Finance Changes" above) on December 12, 2000.

          INCOME TAXES (BENEFIT). Income tax benefit of $340,000 for the year ended September 30, 2000, is the result of the utilization of a portion of the net operating loss carryforwards. Income tax expense for the year ended September 30, 2001, is the result of a change in judgment about the realizability of deferred tax assets.

          NET EARNINGS (LOSS) AND NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS. As a result of the foregoing, we had a net loss and net loss attributable to common stockholders of ($5,993,387) and ($6,056,387), respectively, for the year ended September 30, 2001, compared to net earnings and net earnings attributable to common stockholders of $161,322 for the year ended September 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

          At June 30, 2002, we had limited liquid resources. Current liabilities were $17,505,126 and current assets were $13,731,949. The difference of $3,773,177 is a working capital deficit, which is primarily the result of losses incurred during each of the five quarters ended June 30, 2002. These conditions raise substantial doubts about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

          Our continuation of existence is dependent upon our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis, to fund the operating and capital needs, and to obtain additional financing as may be necessary.

          We have taken steps to revise and reduce our operating requirements, which we believe will be sufficient to assure continued operations and implementation of our plans. The steps include closing branches that are not profitable, consolidating branches and reduction in staffing and other selling, general and administrative expenses.

          In July 2002, we sold 7,650 shares of a newly created Series E Preferred Stock in a private placement for $765,000 in cash. In addition, on July 30, 2002, Joseph J. Raymond, our Chairman, President and Chief Executive Officer invested $1,000,000 of his personal funds in the Company in exchange for 10,000 shares of newly created Series F Preferred Stock. The proceeds from the issuance reduced our working capital deficit by approximately $1.5 million and were used to reduce outstanding debt and for general working capital purposes. At the same time that we sold the 7,650 shares of Series E Preferred Stock, we issued an additional 9,033 shares of Series E Preferred Stock in exchange for 172,300 shares of our Series B Preferred Stock, including 32,000 shares of Series B Preferred Stock held by Joseph J. Raymond, which were exchanged for 1,600 shares of Series E Preferred Stock.

          Under the terms of our agreement with the holders of the Series E Preferred Stock and Mr. Raymond as the holder of the Series F Preferred Stock, we agreed to register the shares of common stock issuable upon the conversion of the Series E Preferred Stock and the Series F Preferred Stock for resale under the Securities Act of 1933. An estimated number of such shares have been registered pursuant to the registration statement of which this prospectus forms a part.

          Net cash used in operating activities was $2,405,464 and $1,624,452 in the years ended September 30, 2001 and 2000, respectively. The change in operating cash flow was primarily a result of a net increase of $3,159,746 in net (loss) adjusted by non-cash items, including depreciation, amortization and imputed interest. This change was substantially offset by the increase in accounts payable and accrued expenses which was attributable to insufficient cash to reduce these balances. Approximately $1,200,000 of the net proceeds from the initial public offering (IPO) in April 2000 was used to reduce trade and other payables in the year ended September 30, 2000. Net cash used in operating activities was $2,562,739 and $1,102,064 in the nine months ended June 30, 2002 and 2001, respectively.

          Net cash provided by (used in) investing activities was ($2,032,021) and ($1,955,343) in the years ended September 30, 2001 and 2000, respectively. Cash used for acquisitions was $1,218,674 and $1,053,868 in the years ended September 30, 2001 and 2000, respectively. Net cash provided by (used in) investing activities was $1,447,602 and ($1,755,829) in the nine months ended June 30, 2002 and 2001, respectively. The sale of our Engineering Division and sale of an investment generated net cash proceeds of $1,709,079 and $206,631, respectively, which was used to fund operating activities. Cash used for acquisitions for the nine months ended June 30, 2002 and 2001, was $184,292 and $976,512, respectively. The balance in all of the above periods was primarily for capital expenditures.

          Net cash provided by financing activities was $3,578,585 and $4,187,445, in the years ended September 30, 2001 and 2000, respectively. We had net borrowings of $2,065,156 under the line of credit obtained on December 12, 2000. We also received net proceeds, less redemptions, of $441,356 from the issuance of convertible debt and $1,412,772 from the sale of our common stock in the year ended September 30, 2001. We used $265,125 to purchase treasury stock and $320,394 to reduce our notes payable acquisitions in the year ended September 30, 2001. Net proceeds of the IPO in the year ended September 30, 2000 were $6,034,169, of which $1,125,000 was used to repay notes and loans payable and $350,000 was used to purchase treasury stock. Net cash provided by financing activities was $985,600 and $1,911,024 in the nine months ended June 30, 2002 and 2001, respectively. We had net borrowings (reductions in borrowings) of ($63,452) and $865,104, under our line of credit in the nine months ended June 30, 2002 and 2001, respectively. We also received net proceeds, less redemptions, of $24,879 and $1,282,398, from the issuance of convertible debt in the nine months ended June 30, 2002 and 2001, respectively. During the nine months ended June 30, 2002, we received $504,583 in proceeds from the issuance of our common stock and Series B Preferred Stock and redeemed $455,000 of Series B Preferred Stock. Net borrowings during the nine months ended June 30, 2002, include $200,000 advanced to us by Source One Personnel, Inc. ("Source One"). This loan was represented by a promissory note bearing interest at a rate of 7% per annum and was made in connection with a modification of Source One's agreement to forbear from exercising remedies under promissory notes we issued to it in connection with an acquisition transaction completed in July 2001, in the principal amounts of $600,000 and $1,800,000, respectively. The $200,000 note and the $600,000 note were repaid in full on July 31, 2002, from the proceeds we received from the issuance of the Series E Preferred Stock and the Series F Preferred Stock. The $1,800,000 note is payable quarterly over a four year period which commenced in November 2001.

          Our principal uses of cash are to fund temporary employee payroll expense and employer related payroll taxes; investment in capital equipment; start-up expenses of new offices; expansion of services offered; workers' compensation, general liability and other insurance coverage's; and costs relating to other transactions such as acquisitions. Temporary employees are paid weekly.

          At various times during the year ended September 30, 2001 and the nine months ended June 30, 2002, we issued convertible debentures through private placements. The debentures bore interest at 6% a year, payable quarterly and had a maturity date of five years from issuance. Each debenture was convertible after 120 days from issuance into the number of shares of our common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of the conversion. We had the right to prepay any of the debentures at any time at a prepayment rate that varied from 115% to 125% of the amount of the debenture depending on when the prepayment was made.

          The discount arising from the 75% beneficial conversion feature was charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture became convertible.

          As a result of conversions of the debentures and certain transactions with the debenture holders, only $40,000 of debentures remains outstanding.

          On December 12, 2000, we entered into a loan and security agreement with a lending institution which replaced our prior factoring arrangement and provides for a line of credit up to 85% of eligible accounts receivable, as defined, not to exceed $12,000,000. Advances under the credit agreement bear interest at a rate of prime plus one and one-half percent (1 1/2 %). The credit agreement restricts our ability to incur other indebtedness, pay dividends and repurchase stock. Borrowings under the agreement are collateralized by substantially all of our assets. As of June 30, 2002, $7,243,129 was outstanding under the credit agreement

          At June 30, 2002, we were in violation of the following covenants under the loan and security agreement:

          (i)   Failing to meet the tangible net worth requirement;

          (ii) Exceeding the $250,000 limit on redeeming our common stock, as a result of the redemption of Series B Preferred Stock, and;

          (iii) Our common stock being delisted from the Nasdaq SmallCap Market

          We have received a waiver from the lender on all of the above violations.

          Effective January 1, 2002, we purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of PES. The initial purchase price was $1,480,000, represented by a $1,100,000 promissory note and 400,000 shares of our common stock. There was an additional $334,355 of costs incurred in connection with the acquisitions. In addition, PES is entitled to earnout payments of 15% of pretax profit of the acquired business up to a total of $1.25 million or the expiration of ten years, whichever occurs first. The note bears interest at 6% a year and is payable over a ten-year period in equal quarterly payments.

          The following table summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

                     Property and equipment      $   42,000
                     Intangible assets              468,596
                     Goodwill
                                                  1,306,131
                                                 ----------
                                                 $1,816,727
                                                 ==========

          Of the $468,596 of intangible assets, $85,880 was assigned to a covenant-not-to-compete and $382,716 was assigned to the customer list. The intangible assets are being amortized over their estimated useful life of two to four years. Goodwill is not being amortized under the provision of

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". All of the goodwill is expected to be deductible for tax purposes.

SEASONALITY

          Our business follows the seasonal trends of our customer's business. Historically, we have experienced lower revenues in the first calendar quarter with revenues accelerating during the second and third calendar quarters and then starting to slow again during the fourth calendar quarter.

IMPACT OF INFLATION

          We believe that since our inception, inflation has not had a significant impact on our results of operations.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

          In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations". SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also requires that acquired intangible assets be recognized as assets apart from goodwill if they meet one of the two specified criteria. Additionally, the statement adds certain disclosure requirements to those required by APB 16, including disclosure of the primary reasons for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. This statement is required to be applied to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Use of the pooling-of-interests method is prohibited. The adoption of SFAS No. 141 did not have an impact on our financial condition or results of operations.

          In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142 and perform initial impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment.

          Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. At June 30, 2002, our goodwill subject to amortization was approximately $3,451,000, and annual amortization of such goodwill was approximately $289,000. We expect to adopt SFAS No. 142 during our first fiscal quarter of fiscal 2003. Because of the extensive effort required to comply with the remaining provisions of SFAS Nos. 141 and 142, we cannot reasonably estimate the impact on its financial statements of these provisions beyond discontinuing amortization.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

          We are subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under our Loan and Security Agreement with Capital Tempfunds, Inc. This credit agreement provides for a line of credit up to 85% of eligible accounts receivable, not to exceed $12,000,000. Advances under this credit agreement bear interest at a rate of prime plus one and one-half percent (1-1/2%).

          As a result of the disposition of our interest in enterpriseasia.com, a publicly-traded foreign company, we are no longer exposed to equity price risk.

          We believe that our business operations are not exposed to market risk relating to foreign currency exchange risk or commodity price risk.

                             DESCRIPTION OF BUSINESS

OVERVIEW

          We are a national business services company engaged in providing outsourced labor and operational resources on a long-term, contractual basis. We were incorporated in Delaware in March 1997 and began operations in August 1997 with the purchase of certain assets of Royalpar Industries, Inc. and its subsidiaries. This purchase provided us with a foundation to become a national provider of comprehensive staffing services. We believe that as businesses increasingly outsource a wider range of human resource functions in order to focus on their core operations, they will require more sophisticated and diverse services from their staffing providers.

          We are functionally divided into two "service lines": Staffing Services and Information Technology Services. Our Staffing Services Division provides temporary workers for short-term needs, extended-term temporary employees, temporary-to-permanent placements, recruiting, permanent placements, payroll processing, on-site supervising and human resource consulting. Our SMARTSolutions(TM) technology, available through our Staffing Services branch offices, provides a comprehensive, customized staffing program designed to reduce labor and management costs and increase workforce efficiency. Our Engineering Services Division has been discontinued. Stratus Technology Services ("STS") provides information technology ("IT") staffing solutions to Fortune 1000, middle market and emerging companies. STS offers expertise in a wide variety of technology practices and disciplines ranging from networking professionals to internet development specialists and application programmers. Both groups seek to act as business partners to our clients rather than merely a vendor. In doing so, they seek to systematically enhance client productivity and positively impact our and our clients' financial results. We are headquartered at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and our telephone number is (800) 777-1557.

          Between September 1997 and August 2002, we completed ten acquisitions of staffing businesses, representing thirty offices in six states. As of September 23, 2002 we were providing services from thirty-one locations in eight states. We also maintain a presence on the Internet with our website at www.stratusservices.com, an informational site designed to give prospective customers and employees additional information regarding our operations.

PRINCIPAL  SERVICES & MARKETS

          Our business operations are classified as one segment that consists of Staffing Services and Information Technology Services, each reporting to a Division President who reports directly to the Chief Executive Officer and each with its own target market.

          STAFFING SERVICES includes both personnel placement and employer services such as payrolling, outsourcing, on-site management and administrative services. Payrolling, which is also referred to as employee leasing, typically involves the transfer of a customer's employees to our payroll. Outsourcing represents a growing trend among businesses to contract with third parties to provide a particular function or business department for an agreed price over a designated period. On-site services involve the placement of a Company employee at the customer's place of business to manage all of the customer's temporary staffing requirements. Administrative services include skills testing, drug testing and risk management services. Skills testing available to the Company's customers include cognitive, personality and psychological evaluation and drug testing that is confirmed through an independent, certified laboratory.

          Staffing Services can also be segmented by assignment types into supplemental staffing, long-term staffing and project staffing. Supplemental staffing provides workers to meet variability in employee cycles, and assignments typically range from days to months. Long-term staffing provides employees for assignments that typically last three to six months but can sometimes last for years. Project staffing provides companies with workers for a time specific project and may include providing management, training and benefits.

          Staffing services are marketed through our on-site sales professionals throughout our nationwide network of offices. Generally, new customers are obtained through customer referrals, telemarketing, advertising and participating in numerous community and trade organizations.

          SMARTSolutions(TM). SMARTSolutions(TM) is a customized staffing program provided through our staffing services offices designed to reduce labor and management costs and increase workforce efficiency. The programs typically require an eight-week implementation process beginning with an operational assessment of the client's tasks and processes conducted by the SMARTSolutions(TM) implementation team. The team compiles and analyzes the data and then presents its recommendations to the client's senior management. Together they establish an implementation timeline with target dates and responsibility checklists. Once the timeline is approved, a workforce-training curriculum or SMARTTraining(TM) Program is developed and implemented by a team of associates headed by the On-site Manager provided by Stratus. Monthly performance is reported to the client through SMARTReports(TM) that track workforce performance, analyze that performance against the pre-determined goals and adjust programs to meet evolving customer needs.

          While SMARTSolutions(TM) is designed to be most effective in manufacturing, distribution and telemarketing operations, it is marketed to all companies that have at least 50 people dedicated to specific work functions that involve repetitive tasks measurable through worker output and could benefit from proactive workforce management. Since SMARTSolutions(TM) differs greatly from traditional staffing services, we have developed a national marketing team dedicated strictly to marketing these programs. However, the team utilizes our Staffing Services branch staff to identify companies within their geographic regions that could potentially benefit from a SMARTSolutions(TM) program. Once identified, the team assumes full responsibility for the sales process. A significant portion of our SMARTSolutions(TM) clients have been obtained through this process or from "word of mouth" recommendations from current SMARTSolutions(TM) customers.

          STRATUS TECHNOLOGY SERVICES, LLC. We provide Information Technology ("IT") services throughout our branch network through our affiliate, Stratus Technology Services, LLC ("STS"). STS was formed in November 2000 as a 50/50 joint venture between us and Fusion Business Services, LLC, a New Jersey based technology project management firm, to consolidate and manage the company-wide technology services business into a single entity focused on establishing market share in the IT market. STS markets its services to client companies seeking staff for project staffing, system maintenance, upgrades, conversions, installations, relocations, etc. STS provides broad-based professionals in such disciplines as finance, pharmaceuticals, manufacturing and media and include such job specifications as Desktop Support Administrators, Server Engineers, Programmers, Mainframe IS Programmers, System Analysts, Software Engineers and Programmer Analysts. In addition, STS, through its roster of professionals, can initiate and manage turnkey IT projects and provide outsourced IT support on a twenty-four hour, seven day per week basis.

BUSINESS STRATEGY

          Our objective is to become a leading provider of staffing services throughout the United States. Key elements of our business strategy include:

          FOCUS ON SALES WITHIN THE CLERICAL, LIGHT INDUSTRIAL AND LIGHT TECHNICAL SECTOR. We focus on placing support personnel in markets for clerical, light industrial and light technical temporary staffing. We believe that these services are the foundation of the temporary staffing industry, will remain so for the foreseeable future and best leverages our assets and expertise.

We also believe that employees performing these functions are, and will remain, an integral part of the labor market in local, regional and national economies around the world. We believe that we are well-positioned to capitalize on these business segments because of our ability to attract and retain qualified personnel and our knowledge of the staffing needs of customers.

          ENHANCE RECRUITING OF QUALIFIED PERSONNEL. We believe that a key component of our success is our ability to recruit and maintain a pool of qualified personnel and regularly place them into desirable positions. We use comprehensive methods to assess, select and, when appropriate, train our temporary employees in order to maintain a pool of qualified personnel to satisfy ongoing customer demand. We offer our temporary employees comprehensive benefit, retention and recognition packages, including bonuses, vacation pay, holiday pay and opportunities to participate in our contributory 401(K) plan and are considering a discounted employee stock purchase plan.

          EMPHASIZE BUSINESS CORRIDORS. Our strategy is to capitalize on our presence along the I-95 business corridor from New York to Delaware and to build market share by targeting small to mid-sized customers, including divisions of Fortune 500 companies. We believe that in many cases, such markets are less competitive and less costly in which to operate than the more central areas of metropolitan markets, where a large number of staffing services companies frequently compete for business and occupancy costs are relatively high. In addition, we believe that business corridor markets are more likely to provide the opportunity to sell recurring business that is characterized by relatively higher gross margins. We focus on this type of business while also selectively servicing strategic national and regional contracts.

          MAINTAIN ENTREPRENEURIAL AND DECENTRALIZED OFFICES WITH STRONG CORPORATE SUPPORT. We seek to foster an entrepreneurial environment by operating each office as a separate profit center, by giving managers and staff considerable operational autonomy and financial incentives. We have designed programs to encourage a "team" approach in all aspects of sales and recruiting, to improve productivity and to maximize profits. We believe that this structure allows us to recruit and retain highly motivated managers who have demonstrated the ability to succeed in a competitive environment. This structure also allows managers and staff to focus on branch operations while relying on corporate headquarters for support in back-office operations, such as risk management programs and unemployment insurance, credit, collections, advice on legal and regulatory matters, quality standards and marketing.

          ENHANCE INFORMATION SYSTEMS. We believe our management information systems are instrumental to the success of our operations. Our business depends on our ability to store, retrieve, process and manage significant amounts of data. We continually evaluate the quality, functionality and performance of our systems in an effort to ensure that these systems meet our operation needs. During fiscal 2001, we completed the implementation and rollout of the Keynote Staffing Business Software System. This AS/400 based system comes complete with a rich automated skill search capability, quality and performance measurement reporting capabilities and user friendly, proactive tools that we believe will improve the level of service our branch offices are capable of delivering.

          In addition, we have fully upgraded both our hardware and software at our corporate headquarters. Our AS/400 based system is capable of sustaining the user demand with the exponential growth that we are currently experiencing for the next 2-3 years. We are currently implementing a nationwide area network based upon a reliable, secure, inexpensive, and high performance Frame Relay network that has integrated all of our offices onto one internal network linked through our servers at corporate. Once fully completed, all of our branches will share a common server for critical operating data utilized with the Keynote and other back office software systems, as well as having access to other less critical but, mission essential applications, i.e., real-time e-mail and internet access.

          We believe that our investments in information technology will increase our management's ability to store, retrieve, process and manage information. As a result, we believe we will be able to improve service to our customers and employees by reducing errors and speeding the resolution of inquiries, while more efficiently allocating resources devoted to developing and maintaining the Company's information technology infrastructure.

          CONTROL COSTS THROUGH EMPHASIS ON RISK MANAGEMENT. Workers' compensation and unemployment insurance premiums are significant expenses in the temporary staffing industry. Workers' compensation costs are particularly high in the light industrial sector. Furthermore, there can be significant volatility in these costs. We have a dedicated risk management department that has developed risk management programs and loss control strategies that we believe will improve management's ability to control these employee-related costs through pre-employment safety training, safety assessment and precautions in the workplace, post-accident procedures and return to work programs. We believe that its emphasis on controlling employee-related costs enables branch office managers to price services more competitively and improve profitability.

GROWTH STRATEGY

          Our current growth strategy focuses evenly on a combination of internal growth and strategic external and complementary acquisitions.

          INTERNAL GROWTH. A significant element of our growth strategy has been, and continues to be, our focus on internal growth. Our internal growth strategy consists of the following:

          - INCREASE SALES AND PROFITABILITY AT EXISTING OFFICES. We believe that a substantial opportunity exists to increase sales of services and profitability in existing offices. We have incentive compensation plans to encourage branch office managers and staff to increase productivity and profits at the branch level while maintaining accountability for costs and collections of accounts receivable. In addition, we have maintained our corporate-level branch management function to establish and monitor branch office performance targets and develop programs to support branch operations.

          - EXPAND SMARTSolutions(TM) AND VENDOR-ON-PREMISE PROGRAMS. We have taken advantage of industry trends by continuing to promote our SMARTSolutions(TM) program and "vendor-on-premises" programs. As of September 12, 2002, we had four SMARTSolutions(TM) sites and vendor-on-premises programs. Under these programs, we assume administrative responsibility for coordinating all essential staffing services throughout a customer's location, including skills testing and training.

          - PURSUE EXPANSION BY ESTABLISHMENT OF NEW OFFICES. We seek to open new offices primarily in existing markets to benefit from common area management, cross-marketing opportunities and leveraging of administrative expenses. Our corporate and operating management jointly develop expansion plans for new offices based upon various criteria, including market demand, availability of qualified personnel, the regulatory environment in the relevant market and whether a new office would complement or broaden our current geographic network.

          PURSUIT OF COMPLEMENTARY AND STRATEGIC ACQUISITIONS. We intend to focus on opportunities for growth through acquisitions in existing as well as new markets. We made three strategic external acquisitions in fiscal 2001 and one strategic external acquisition in March 2002 and are continuously evaluating other potential acquisition opportunities.

          In evaluating potential acquisition candidates, we focus on independent staffing companies with a history of profitable operations, a strong management team, a recognized presence in secondary markets and compatible corporate philosophies and culture. We have used, and may continue to

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

          use, a team approach by making select corporate officers and outside consultants responsible for identifying prospective acquisitions, performing due diligence, negotiating contracts and subsequently integrating the acquired companies. The integration of newly acquired companies generally involves standardizing each company's accounting and financial procedures with those of ours. Acquired companies typically are brought under our uniform risk management program and key personnel of acquired companies often become part of field management. Marketing, sales, field operations and personnel programs must be reviewed and, where appropriate, conformed to the practices of our existing operations.

          Between September 1997 and August 2002, we completed ten acquisitions of primarily staffing companies or divisions of staffing companies. These acquisitions included thirty-one offices located in eight states and collectively generated over $60 million in revenue for the twelve months preceding such acquisitions. Pursuant to our acquisition strategy we made the following purchases:

          - In August 1998, we acquired the assets of J.P. Industrial, LLC, a $1 million (in annual revenues) Canby, Oregon based Engineering Services firm. We made this acquisition to expand our presence in the engineering services intensive power generation and paper/wood product industries in the Pacific Northwest.

          - In January 1999, we completed the acquisition of the assets of B & R Employment, Inc. ("B & R"), a $4 million (in annual revenues) Wilmington, Delaware based provider of traditional temporary staffing services. This acquisition gave us an immediate presence in the industrial and banking center of Delaware.

          - In April 1999, we acquired certain assets of Adapta Services Group, Inc., a single location, $2 million (in annual revenues) a New Castle, Delaware based provider of traditional staffing services. This acquisition was an excellent complement to our acquisition of B&R Employment, Inc., gave us full coverage of all of the major Delaware metropolitan areas and provided us with additional quality customers.

          - In June 2000, we acquired the assets of the eight New Jersey and Pennsylvania branches of Tandem, a $25 million (in annual revenues) division of Outsource International, Inc. This acquisition greatly expanded our presence in our home state of New Jersey and continued our Mid-Atlantic regional expansion.

          - In July 2000, we acquired certain assets of Apoxiforce, Inc., a $1 million (in annual revenues) Elizabeth, New Jersey based provider of traditional staffing services. This acquisition provided us with a strong presence in the commercial food service industry and an excellent customer list. These operations were incorporated into our existing Elizabeth, New Jersey office and the personnel assimilated throughout our New Jersey operations.

          - In October 2000, we acquired the assets of seven New Hampshire and Massachusetts branches of Tandem, a $9 million (in annual revenues) division of Outsource International, Inc. This acquisition further continued our East Coast expansion plan and provided us with a platform to further expand our New England presence.

          - In January 2001, we acquired certain assets of Cura Staffing Inc. and WorkGroup Professional Services, Inc. sister companies, producing $4.8 million in revenues from offices in Coral Gables and Miami Springs, Florida. This acquisition further expanded our South Florida presence and provided SMARTSolutions(TM) opportunities.

          - In August 2001, we acquired certain assets of the light industrial and clerical businesses of Source One Personnel, Inc., a $15 million Lawrenceville, New Jersey based, closely-held corporation. This acquisition significantly expanded our I-95 corridor coverage in New Jersey and provided inroads into the lucrative Philadelphia suburb market.

          - In January 2002, we acquired the assets of the seven Southern California branches of Provisional Employment Services, Inc. a $23 million (in annual revenues) Orange, California based provider of light industrial and clerical staffing services. This acquisition establishes a strong base in Southern California for regional expansion.

          - In March 2002, we acquired certain assets (the "Sale Assets") of Eden Health Employment Services ("Eden"), a temporary staffing firm located in Union City, New Jersey from Wells Fargo Credit, Inc. ("Wells Fargo"). Pursuant to the terms and conditions of the transaction, Wells Fargo transferred its rights, title and interest in the Sale Assets free and clear of any liens of Wells Fargo and any liens subordinated thereto. The purchase price for the Sale Assets is a royalty payable monthly thereafter through October 20, 2004. The royalty payable will be an amount based on a percentage derived from sales/placements attributable to Eden. Any invoices billed by Eden on or after March 4, 2002, shall be our property, from which we will deduct any royalties due.

          Due to these acquisitions, as well as new offices we opened, the number of our offices increased from five in five states after the Royalpar, Inc. acquisition in August 1997 to thirty-one in eight states at September 23, 2002.

COMPETITIVE BUSINESS CONDITIONS

          Staffing companies provide one or more of four basic services to clients: (i) flexible staffing; (ii) Professional Employer Organization ("PEO") services; (iii) placement and search; and (iv) outplacement. Based on information provided by the American Staffing Association (formerly the National Association of Temporary and Staffing Services), the National Association of Professional Employer Organizations and Staffing Industry Analysts, Inc., 2001 staffing industry revenues were approximately $97 billion. Over the past seven years, the staffing industry has experienced significant growth, growing at an average rate of 10% per year largely due to the utilization of temporary help across a broader range of industries, as well as the emergence of the PEO sector. Currently, over 90% of the companies surveyed by the American Staffing Association reported using temporary personnel.

          The U.S. staffing industry is highly fragmented and has been experiencing consolidation in recent years, particularly with respect to temporary staffing companies. Recent industry statistics indicate that approximately 7,000 companies provide temporary staffing services in the United States. Many of these companies are small, owner-operated businesses with limited access to capital for development and expansion. We believe that the industry is consolidating in response to:

          - The increased demands of companies for a single supplier of a full range of staffing and human resource services;

          - Increased competition from larger, better capitalized competitors; and

          -    Owner's desires for liquidity.

          Although some consolidation activity has already occurred, we believe that consolidation in the U.S. staffing industry will continue and that there will be numerous available acquisition candidates.

          Historically, the demand for temporary staffing employees has been driven by a need to temporarily replace regular employees. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed labor costs to variable and flexible costs. Increasingly, the use of temporary staffing employees has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. Organizations have also begun using temporary staffing to reduce administrative overhead by outsourcing operations that are not part of their core business operations, such as recruiting, training and benefits administration. By utilizing staffing services companies, businesses are able to avoid the management and administrative costs that would be incurred if full time employees were employed. An ancillary benefit, particularly for smaller business, is that the use of temporary personnel reduces certain employment costs and risks, such as, workers' compensation and medical and unemployment insurance, that a temporary personnel provider can spread over a much larger pool of employees.

          In the past decade, the staffing industry has seen an evolution of services move away from "temp help" or supplemental staffing to more permanent staffing relationships. The industry has developed specialization among various sectors and can be classified into four categories: integrated staffing service providers, professional services providers, information technology providers and commodity providers. Integrated staffing services provide a vendor-on-premise, acting as the general contractor managing the workforce and maintaining the payroll. Through this arrangement, providers are able to establish long-term relationships with their customers, reduce cyclicality of employees, and maintain relationships with customers that are less price-sensitive. The professional services provider supplies employees in the fields of engineering, finance, legal, accounting and other professions. In general, these services are less cyclical than the light industrial and clerical segments and carry higher margins. Information technology companies offer technical employees to maintain and implement all forms of information systems. The commodity segment of the staffing industry is the traditional temporary employer business in which an employee of the service is placed at the customer for a short period. It is characterized by intense competition and low margins. This sector is most exposed to economic cycles and price competition to win market share. Growth in this segment has been constrained over the past three years due to a competitive labor market for low-end workers.

          We compete with other companies in the recruitment of qualified personnel, the development of client relationships and the acquisition of other staffing and professional service companies. A large percentage of temporary staffing and consulting companies are local operators with fewer than five offices and have developed strong local customer relationships within local markets. These operators actively compete with us for business and, in most of these markets, no single company has a dominant share of the market. We also compete with larger, full-service and specialized competitors in national, regional and local markets. The principal national competitors include AccuStaff, Inc., Manpower, Inc., Kelly Services, Inc., The Olsten Corporation, Interim Services, Inc., and Norrell Corporation, all of which may have greater marketing, financial and other resources than Stratus. We believe that the primary competitive factors in obtaining and retaining clients are the number and location of offices, an understanding of clients' specific job requirements, the ability to provide temporary personnel in a timely manner, the monitoring of the quality of job performance and the price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules and number of hours of work available. We believe our long-term client relationships and strong emphasis on providing service and value to our clients and temporary staffing employees makes us highly competitive.

CUSTOMERS

          During the year ended September 30, 2001 we provided services to 1,917 customers in 27 states. Our five largest customers represented by 28% of our revenue but no one customer exceeded 10%. As of August 13, 2002, we had provided services from October 1, 2001 forward to 1,358 customers in 24 states, with the five largest customers representing 18.92% of our revenues and no one customer exceeding 10%.

GOVERNMENTAL REGULATION

          Staffing services firms are generally subject to one or more of the following types of government regulation: (1) regulation of the employer/employee relationship between a firm and its temporary employees; and
(2) registration, licensing, record keeping and reporting requirements. Staffing services firms are the legal employers of their temporary workers. Therefore, laws regulating the employer/employee relationship, such as tax withholding and reporting, social security or retirement, anti-discrimination and workers' compensation, govern these firms. State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased our cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales tax, or raise sales tax rates on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees.

          Certain states have enacted laws that govern the activities of "Professional Employer Organizations," which generally provide payroll administration, risk management and benefits administration to client companies. These laws vary from state to state and generally impose licensing or registration requirements for Professional Employer Organizations and provide for monitoring of the fiscal responsibility of these organizations. We believe that Stratus is not a Professional Employer Organization and not subject to the laws that govern such organizations; however, the definition of "Professional Employer Organization" varies from state to state and in some states the term is broadly defined. If we are determined to be a Professional Employer Organization, we can give no assurance that we will be able to satisfy licensing requirements or other applicable regulations. In addition, we can give no assurance that the states in which we operate will not adopt licensing or other regulations affecting companies that provide commercial and professional staffing services.

TRADEMARKS

          We have filed for Federal Trademark registration of SMARTSolutions, SMARTReport, SMARTTraining, our slogan, name and logo. No assurance can be given that this registration will be obtained or if obtained, will be effective to prevent others from using the mark concurrently or in certain locations. Currently, we are asserting Common Law protection by holding the marks out to the public as the property of Stratus. However, no assurance can be given that this Common Law assertion will be effective to prevent others from using the mark concurrently or in other locations. In the event someone asserts ownership to a mark, we may incur legal costs to enforce any unauthorized use of the marks or defend ourselves against any claims.

EMPLOYEES

          As of June 30, 2002, we were employing 3,907 total employees. Of that amount, 157 were classified as staff employees and 3,750 were classified as field or "temp" employees, those employees placed at client facilities. As of August 16, 2002, those numbers had changed to 156 and 3797, respectively.

          A key factor contributing to future growth and profitability will be the ability to recruit and retain qualified personnel. To attract personnel, we employ recruiters, called "Staffing Specialists" who regularly visit schools, churches and professional associations and present career development programs to various organizations. In addition, applicants are obtained from referrals by existing staffing employees and from advertising on radio, television, in the Yellow Pages, newspapers and through the Internet. Each applicant for a Staffing Services position is interviewed with emphasis on past work experience, personal characteristics and individual skills. We maintain software-testing and training programs at our offices for applicants and employees who may be trained and tested at no cost to the applicant or customer. Management Personnel are targeted and recruited for specific engagements. We usually advertise for professionals who possess specialized education, training or work experience.

          To promote loyalty and improve retention among our employees and to differentiate ourselves from competing staffing firms, we offer a comprehensive benefits package after only ninety days of employment instead of the industry standard of one hundred eighty days. The benefits package includes paid time off, holiday and vacation time, medical coverage, dental, vision, prescription, mental health, life insurance, disability coverage and a 401(K) defined contribution plan. The average length of assignment for employees ranges from six months to five years depending on the client requirements.

PROPERTY

          We own no real property. We lease approximately 4,621 square feet in a professional office building in Manalapan, New Jersey as our corporate headquarters. That facility houses all of our centralized corporate functions, including the Executive management team, payroll processing, accounting, human resources and legal departments. Our current lease expires on September 30, 2002, but we have entered into a new lease commencing October 1, 2002 through September 30, 2007 at our same location increasing our office space to 6,841 square feet. As of June 30, 2002, we leased 30 additional facilities, primarily flexible staffing offices, in 8 states. With the addition of new space at Corporate Headquarters, we believe that our facilities are generally adequate for our needs and we do not anticipate any difficulty in replacing such facilities or locating additional facilities, if needed.

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

                                   MANAGEMENT

THE BOARD OF DIRECTORS AND OFFICERS

          The name and age directors and the executive officers of the Company and their positions with the Company of each the forth below. Additional be officers information concerning each of the nominees and the executive officers follows the table.

     NAME                         AGE                     POSITION
     ----                         ---                     --------
     Joseph J. Raymond            67        Chairman of the Board, President and
                                            Chief Executive Officer

     Michael J. Rutkin            50        Director

     Harry Robert Kingston        80        Director

     Donald W. Feidt              70        Director

     Sanford I. Feld              74        Director

     Michael A. Maltzman          54        Chief Financial Officer & Treasurer

     J. Todd Raymond              33        Corporate Secretary

          JOSEPH J. RAYMOND has served as Chairman of the Board and Chief Executive Officer of Stratus since its inception in 1997. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Transworld Home Healthcare, Inc. (NASDAQ:TWHH), a provider of healthcare services and products, from 1992 to 1996. From 1987 through 1997, he served as Chairman of the Board and President of Transworld Nurses, Inc., a provider of nursing and paraprofessional services, which was acquired by Transworld Home Healthcare, Inc. in 1992.

          MICHAEL J. RUTKIN has served as a Director of Stratus since November 1997 and was Chief Operating Officer and President from March 1997 to October 1998. Since November 1998, Mr. Rutkin has served as General Manager/Chief Executive Officer of Battleground Country Club. From 1996 to 1998, Mr. Rutkin served as Vice President of Transworld Management Services, Inc. From February 1993 to October 1996, he served as Chief Operating Officer of HealthCare Imaging Services, Inc. Prior thereto, Mr. Rutkin was the Executive Vice President of Advanced Diagnostic Imaging from February 1987 to February 1993. From March 1981 to September 1984, he served as Director of New Business Development for the United States Pharmaceutical Division of CIBA-Geigy. Mr. Rutkin is the brother-in-law of Joseph J. Raymond.

          HARRY ROBERT KINGSTON has served as a Director of Stratus since November 1997. From 1977 until his retirement in 1989, he served as the President and Chief Executive Officer of MainStream Engineering Company, Inc., an engineering staffing firm located in California. From 1965 to 1968, he served as President and Partner of VIP Engineering Company, a subsidiary of CDI Corporation, a staffing and engineering services business. From 1968 to 1977, Mr. Kingston served as Vice President for CDI Corporation.

          DONALD W. FEIDT has served as a Director of Stratus since November 1997. From 1987 to December 1998, Mr. Feidt was a Managing Partner of Resource Management Associates, an information technology consulting company. Since December 1998, Mr. Feidt has served as a Vice President to the Chief Executive Officer of Skila Inc., a global web-based business intelligence platform company providing services to the medical industry.

          SANFORD I. FELD has served as a Director of the Company since November 1997. Mr. Feld is currently president of Leafland Associates, Inc., an advisor to Feld Investment and Realty Management, a real estate development and management company. He also serves as Chairman of Flavor and Food Ingredients, a private savory and flavor company. From 1973 to 1979, he served as Director of the Chelsea National Bank of New York City.

          MICHAEL A. MALTZMAN has served as Treasurer and Chief Financial Officer of Stratus since September 1997 when it acquired the assets of Royalpar Industries, Inc. Mr. Maltzman served as a Chief Financial Officer of Royalpar, which filed for protection under United States Bankruptcy Code in 1997, from April 1994 to August 1997. From June 1988 to July 1993, he served as Vice President and Chief Financial Officer of Pomerantz Staffing Services, Inc., a national staffing company. Prior thereto, he was a Partner with Eisner & Lubin, a New York accounting firm. Mr. Maltzman is a Certified Public Accountant.

          J. TODD RAYMOND has served as Secretary of the Company since September 1997 and as General Counsel from September 1997 until March 2002. From December 1994 to January 1996, Mr. Raymond was an associate and managing attorney for Pascarella & Oxley, a New Jersey general practice law firm. Prior thereto, Mr. Raymond acted as in-house counsel for Raymond & Perri, an accounting firm. From September 1993 to September 1994, Mr. Raymond was an American Trade Policy Consultant for Sekhar-Tunku Imran Holdings Sdn Berhad, a Malaysian multi-national firm. He is the nephew of Joseph J. Raymond.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

          During the fiscal year ended September 30, 2001, the Board of Directors held six (6) meetings. During fiscal 2001, each member of our current Board of Directors attended at least 75% of the meetings of the Board of Directors and all of the meetings of the committees on which he served.

          During fiscal 2001, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee.

          The Audit Committee currently consists of Mr. Kingston, Mr. Feidt and Mr. Feld. The Audit Committee's principal functions include making recommendations to the Board of Directors regarding the auditors to be engaged as the Company's independent public accountants, reviewing the proposed plan and scope for the annual audit and the results of and recommendations from such audit when completed, reviewing the services rendered by the auditors and the fees charged for such services, determining the effect, if any, of the performance of any non-audit services by our independent public accountants on the independence and objectivity of such accountants, and reviewing the plan, scope and results of our internal audit operations. During fiscal 2001, the Audit Committee held two (2) meetings.

          Messrs. Kingston, Feidt and Feld are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees on a periodic basis, subject to approval of the Board of Directors, and establishes and administers our compensation programs. The Compensation Committee also administers each of our four (4) employee benefit plans. During fiscal 2001, the Compensation Committee held two (2) meetings.

THE EQUITY INCENTIVE PLANS

          GENERAL. We have adopted a 1999 Equity Incentive Plan, a 2000 Equity Incentive Plan, a 2001 Equity Incentive Plan and a 2002 Equity Incentive Plan. Each of these plans is substantially similar. The Equity Incentive Plans are administered by the Compensation Committee, which is authorized to grant:

     - Incentive stock options within the meaning of Section 422 of the Internal Revenue Code

     -    Nonqualified stock options

     -    Stock appreciation rights

     -    Restricted stock grants

     -    Deferred stock awards

     - Other stock based awards to employees of Stratus and its subsidiaries and other persons and entities who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of Stratus and its subsidiaries.

     The Compensation Committee determines:

     -    The recipients of awards

     -    The times at which awards will be made

     -    The size and type of awards, and

     -    The terms, conditions, limitations and restrictions of awards

          Awards may be made singly, in combination or in tandem. We have reserved for issuance a total of 500,000 shares under the 1999 Equity Incentive Plan, 500,000 shares under the 2000 Equity Incentive Plan, 1,000,000 shares under the 2001 Equity Incentive Plan and 5,000,000 shares under the 2002 Equity Incentive Plan. The maximum number of shares of common stock which can be issued to our Chief Executive Officer under each Equity Incentive Plan pursuant to various awards shall not exceed 35% of the total number of shares of common stock reserved for issuance under the plan, and the maximum number of shares which can be issued to any other employee or participant under each Equity Incentive Plan may not exceed 20% of the total number of shares of common stock reserved for issuance. The 1999 Equity Incentive Plan will terminate on September 1, 2009, the 2000 Equity Incentive Plan will terminate on July 21, 2010, the 2001 Equity Incentive Plan will terminate on December 14, 2010 and the 2002 Equity Incentive Plan will terminate on December 31, 2012, in each case unless earlier terminated by the Board of Directors. Options to acquire 347,741 shares of our common stock have been issued under the 1999 Equity Incentive Plan. Options to acquire 400,000 shares of our common stock have been issued under the 2000 Equity Incentive Plan. Options to acquire 1,000,000 shares have been issued under the 2001 Equity Incentive Plan. Options to acquire 3,569,000 shares of our common stock have been issued under the 2002 Equity Incentive Plan.

          STOCK OPTIONS. The Compensation Committee can grant either incentive stock options or nonqualified stock options. Only employees of Stratus and its subsidiaries may be granted incentive stock options. The exercise price of an incentive stock option shall not be less than the fair market value, or, in the case of an incentive stock option granted to a 10% or greater stockholder of Stratus, 100% of the fair market value of Stratus' common stock on the date of grant. For purposes of the exercise price of an option, "fair market value" shall mean the arithmetic average of the closing bid and asked prices of the common stock reported on the Nasdaq SmallCap Market on a particular date. The term of an option and the time or times at which such option is exercisable shall be set by the Compensation Committee; provided, however, that no option shall be exercisable more than ten (10) years (5 years for an incentive stock option granted to a 10% or greater stockholder of Stratus) from the date of grant, and with respect to an incentive stock option, the fair market value on the date of grant of the shares of common stock which are exercisable by a participant for the first time during any calendar year shall not exceed $100,000.

Payment of the exercise price shall be made in any form permitted by the Compensation Committee, including cash and shares of Stratus' common stock.

          STOCK APPRECIATION RIGHTS. The Compensation Committee may grant stock appreciation rights either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. SAR's entitle the grantees to receive an amount in cash or shares of common stock with a value equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date the SAR was granted, which represents the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, or shares of common stock or a combination of both at the discretion of the Compensation Committee. If an SAR, granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares of common stock is terminated.

          RESTRICTED STOCK GRANTS. The Compensation Committee may grant shares of common stock under a restricted stock grant which sets forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which can include restrictions on transfer, continuous service with Stratus or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of common stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. A grantee is entitled to vote the shares of common stock and receive any dividends thereon prior to the termination of any applicable restrictions, conditions or forfeiture provisions.

          DEFERRED STOCK AWARDS. The Compensation Committee may grant shares of common stock under a deferred stock award, with the delivery of such shares of common stock to take place at such time or times and on such conditions as the Compensation Committee may specify. Shares of common stock may be granted pursuant to deferred stock awards for no consideration or for any consideration as determined by the Compensation Committee.

          OTHER STOCK BASED AWARDS. The Compensation Committee may grant shares of common stock to employees of Stratus or its subsidiaries as bonus compensation, or if agreed to by an employee, in lieu of such employee's cash compensation.

          OTHER INFORMATION. If there is a stock split, stock dividend or other relevant change affecting Stratus' common stock, appropriate adjustments will be made in the number of shares of common stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving Stratus in which Stratus is not the surviving entity, either all outstanding stock options and SAR's shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, or upon involuntary termination after age 65, stock options and SAR's which are exercisable as of the date of such termination may be exercised within three (3) months of the date of termination, and any restricted stock grants and deferred stock which are still subject to any restriction shall be forfeited to the Company. Upon death or disability or voluntary termination of service after age 65, all stock options and SAR's become immediately exercisable and may be exercised for a period of six (6) months after the date of termination (three months in the case of voluntary termination after age 65), and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Jeffrey J. Raymond, the son of the Company's Chairman and Chief Executive Officer, serves as a consultant to the Company pursuant to an agreement which requires him to supervise the collection of certain accounts receivable, to use his best efforts to maintain relationships with certain clients and to assist in due diligence investigations of acquisitions of other companies. Total consulting fees paid to Jeffrey Raymond were $287,000, $156,000 and $107,000 in fiscal 2001, 2000 and 1999, respectively.

          During the fiscal year 2001, 2000 and 1999, we paid consulting fees of $119,000, $9,000 and $23,000, respectively, to RVR Consulting, Inc., a corporation of which Joseph J. Raymond, Jr., the son of Joseph J. Raymond, the Company's Chairman and Chief Executive Officer, is an officer and 50% stockholder. Joseph J. Raymond, Jr. became the Chief Executive Officer of Complete Wellness, Inc. in March 1999. During 1999, Complete Wellness Centers, Inc. owed us $663,000 for staffing services rendered in 1998 and 1999, however, on August 31, 1999, we entered into a promissory note for $1,017,000 representing the outstanding balance plus accrued interest. On September 23, 1999, we accepted 500,000 shares of Complete Wellness Centers, Inc. restricted common stock as payment for the promissory note. Substantially all of the indebtedness owed to us by Complete Wellness Centers, Inc. was incurred prior to Joseph J. Raymond, Jr. becoming an officer of Complete Wellness Centers, Inc. Revenues for services rendered to Complete Wellness were $364,000 in fiscal 2000 and $1,392,000 in fiscal 1999. On September 29, 2000, Joseph J. Raymond, Jr. resigned his position at Complete Wellness. On April 23, 2000, the Company ceased servicing Complete Wellness.

          In November 2000, we formed the Stratus Technology Services, LLC joint venture with Fusion Business Services, LLC. Jamie Raymond, son of Joseph J. Raymond, Chairman and CEO, is the managing member of Fusion and STS, and J. Todd Raymond, Secretary, holds a minority interest in Fusion.

          Between September 21, 2001 and October 8, 2001, we sold a total of 383,000 shares of our common stock to Charles A. Sahyoun, the President of our Engineering Services Division and the cousin of Joseph J. Raymond, Sr., Jamie Raymond, the son of Joseph J. Raymond and three grandchildren of Joseph J. Raymond. The purchase price of the shares acquired by these individuals ranged from $.93 to $1.43.

          In March 2002, Transworld Management Services, Inc. ("Transworld"), the holder of a $160,000 promissory note previously issued by the Company, exchanged the note for 32,000 shares of Series B Preferred Stock. Joseph J. Raymond, Sr., the Company's Chairman and Chief Executive Officer, holds a 100% interest in Transworld. On July 19, 2002, Transworld entered into an Exchange Agreement with the Company, whereby it exchanged its 32,000 shares of Series B Preferred Stock, waiving all accrued dividends and penalties, in exchange for 1,600 shares of Series E Preferred Stock.

          In January 2002, we transferred the assets of our Engineering Services Division to SEP, LLC, a New Jersey limited liability company of which we were the sole owner. At the same time, we transferred a thirty percent (30%) interest in SEP, LLC to Charles Sahyoun, the President of the Engineering Services Division. We transferred this thirty percent (30%) interest in SEP, LLC in consideration of (i) Mr. Sahyoun's agreement to cancel options to acquire 385,448 shares of our Common Stock having exercise prices ranging from $1.10 to $6.00 per share, (ii) in recognition of his contributions to the development of the business of the Engineering Services Division, (iii) in recognition of the significant role he played in arranging and negotiating the sale of the Engineering Services Division, (iv) in consideration of his agreement to guaranty a certain level of contingent payments from the purchaser and to indemnify us in the event we sustain losses attributable to breaches of certain representations and warranties contained in the Asset Purchase Agreement pursuant to which we sold the Engineering Services Division or our obligation to indemnify the purchaser for losses and damages arising out of certain events prior to the closing of the sale, (v) in consideration of his agreement to enter into a non-compete agreement with the purchaser and (vi) to accommodate the purchaser's requirement that Mr. Sahyoun have an interest in the contingent portion of the consideration payable by the purchaser for the assets sold.

          Pursuant to an Allocation and Indemnity Agreement entered into by us, Mr. Sahyoun and Sahyoun Holdings LLC (a company wholly-owned by Mr. Sahyoun and to which he transferred his interest in SEP, LLC), Sahyoun Holdings LLC received $440,000 of the $2,200,000 payment made by the purchaser at the closing of the sale of the Engineering Services Division and all but $250,000 of a payment made in June 2002 that was based upon the purchaser's profit during the six months ended June 30, 2002. Sahyoun Holdings LLC is entitled to all but $250,000 of a payment due from the purchaser in 2003, the total amount of which will be equal to $1 million plus or minus the amount by which the purchaser's profit for the six (6) months ending December 31, 2002 is greater or less than $600,000. Sahyoun Holdings LLC will be entitled to the entire amount of five (5) annual payments required to be made by the purchaser that will be based upon a multiple of the annual successive increases, if any, in the purchaser's profit during the five (5) year period beginning on January 1, 2003 and ending December 31, 2007.

          In April 2002, Sahyoun Holdings LLC advanced $200,000 in cash to us in exchange for our short-term ninety (90) day demand note in the amount of $250,000. We repaid the $250,000 note from our share of the payment made by the purchaser of the Engineering Services Division in June 2002. Sahyoun Holdings LLC and Mr. Sahyoun have guaranteed the payment of $250,000.00 by the purchaser which is due to us in January 2003.

          On July 30, 2002, the Company's President and CEO, Joseph J. Raymond, Sr., invested $1,000,000 of his personal funds in the Company in exchange for 10,000 shares of the Company's newly created Series F Preferred Stock, with a stated value of $100 per share.

          At various times throughout our history, we have borrowed funds from Joseph J. Raymond, our Chairman and CEO. This variable indebtedness bore interest at the rate of 12% per annum. In June 1999, $50,000 plus accrued interest owed to Mr. Raymond was converted into 14,870 shares of common stock.

          In June 1998, we borrowed $400,000 from Joseph J. Raymond, Jr. The remaining balance of this indebtedness, which bore interest at the rate of 12% per annum, plus accrued interest, was converted into 116,533 shares of our common stock in June 1999.

          In November and December 1998, the Company borrowed $50,000 from Sanford I. Feld, a director of Stratus. This loan was represented by a promissory note which bore interest at the rate of 1.5% per month and was originally due in July 1999. In consideration for making the loan, the Company issued Mr. Feld warrants to acquire 32,500 shares of the Company's common stock at an exercise price of $7.50 per share. The warrants have a five-year term. The loan made by Mr. Feld was repaid in May 2000.

          In October 1998, the Company borrowed $250,000 from the estate of Irene Lynch. J. Todd Raymond, former General Counsel and Secretary is the Grandson of Irene Lynch and the trustee of the Irene Lynch estate. This loan was represented by a promissory note bearing interest at the rate of 2% per month that was due on April 14, 1999. In consideration for making the loan, the Company issued 26,666 shares of its common stock to the estate. The loan was repaid in May 2000.

          Payroll services have been provided to Sarahe, Inc., a privately held company of which Joseph J. Raymond, the Company's Chairman and CEO is an officer and 50% stockholder. Invoices were issued to Sarahe for $304,000 and $1,277,000 during the fiscal years ended September 30, 1999 and 1998, respectively. Sarahe paid all amounts owed to the Company for these services.

          All prior and ongoing material transactions with related parties have been reviewed and/or ratified by a majority of the Company's independent, disinterested directors. The Company anticipates that from time to time it will enter into additional transactions with related parties. However, all future material transactions with related parties will be entered into on terms that are no less favorable than those that can be obtained from unaffiliated third parties. At all times, the Company's directors have access to the Company's counsel to discuss Company related issues.

                             EXECUTIVE COMPENSATION

          The following table provides certain summary information regarding compensation paid by the Company during the fiscal years ended September 30, 1999, 2000 and 2001 to the Chief Executive Officer of the Company and to each of the Company's other two most highly paid executive officers who earned compensation of $100,000 or more in fiscal 2001 (together with the Chief Executive Officer, the "Named Executive Officers"):

                                                                                    Long Term
                                                                                   Compensation
                                               Annual Compensation                    Awards
                                     ---------------------------------------       ------------
                                                                                    Number of
                                                                                     Shares
                                                                                 Underlying Stock
  Name and Principal Position        Fiscal Year     Salary($)     Bonus ($)        Options (#)
-------------------------------      -----------     ---------     ---------     ----------------
Joseph J. Raymond                       2001          175,000            --          1,200,000
Chairman and Chief Executive            2000          127,855        25,900          1,102,115
Officer                                 1999           53,846            --                 --

Michael A. Maltzman                     2001          165,000            --            200,000
Treasurer and Chief Financial           2000          155,039        21,975            102,115
Officer                                 1999          145,550         7,500                 --

Charles Sahyoun                         2001          190,577       115,000            200,000
Former President, Engineering           2000          160,962        54,400            102,115
Services Division (1)                   1999          159,284            --                 --

----------
(1) The Company sold its Engineering Services Division in March 2002. As a result, Mr. Sahyoun is no longer employed by the Company

DIRECTORS' COMPENSATION

          Directors who are employees of the Company are not compensated for serving on the Board of Directors. Non-employee directors are paid a fee of $1,000 per Board of Directors or committee meeting attended in person and $500 for telephonic attendance.

EMPLOYMENT AGREEMENTS

          In September 1997, the Company entered into an employment agreement (the "Raymond Agreement") with Joseph J. Raymond, Chairman and Chief Executive Officer, which had an initial term that expired in September 2000. The Raymond Agreement has been extended through September, 2002. Pursuant to the Raymond Agreement and subsequent amendments, Mr. Raymond is entitled to a minimum annual base salary of $175,000 which is reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. During the term of the Raymond Agreement, if Stratus is profitable, Mr. Raymond is entitled to a bonus/profit sharing award equal to .4% of Stratus' gross margin, but not in excess of 100% of his base salary. If Stratus is not profitable, he is entitled to a $10,000 bonus. Mr. Raymond is eligible for all benefits made available to senior executive employees, and is entitled to the use of an automobile.

          In the event Stratus terminates Mr. Raymond without "Good Cause", Mr. Raymond will be entitled to severance compensation equal to 2.9 times his base salary then in effect plus any accrued and unpaid bonuses and unreimbursed expenses. As defined in the Raymond Agreement "Good Cause" shall exist only if Mr. Raymond:

     - willfully or repeatedly fails in any material respect to perform his obligations under the Raymond Agreement, subject to certain opportunities to cure such failure;

     - is convicted of a crime which constitutes a felony or misdemeanor or has entered a plea of guilty or no contest with respect to a felony or misdemeanor during his term of employment;

     -    has committed any act which constitutes fraud or gross negligence;

     - is determined by the Board of Directors to be dependent upon alcohol or drugs; or

     - breaches confidentiality or non-competition provisions of the Raymond Agreement.

          Mr. Raymond is also entitled to severance compensation in the event that he terminates the Raymond Agreement for "Good Reason" which includes:

     - the assignment to him of any duties inconsistent in any material respect with his position or any action which results in a significant diminution in his position, authority, duties or responsibilities;

     - a reduction in his base salary unless his base salary is, at the time of the reduction, in excess of $200,000 and the percentage reduction does not exceed the percentage reduction of gross sales of Stratus over the prior twelve month period;

     - Stratus requires Mr. Raymond to be based at any location other than within 50 miles of Stratus' current executive office location; and

     - a Change in Control of Stratus, which includes the acquisition by any person or persons acting as a group of beneficial ownership of more than 20% of the outstanding voting stock of Stratus, mergers or consolidations of Stratus which result in the holders of Stratus' voting stock immediately before the transaction holding less than 80% of the voting stock of the surviving or resulting corporation, the sale of all or substantially all of the assets of Stratus, and certain changes in the Stratus Board of Directors.

          In the event that the aggregate amount of compensation payable to Mr. Raymond would constitute an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to Mr. Raymond will be reduced so as not to constitute an "excess parachute payment." All severance payments are payable within 60 days after the termination of employment.

          Mr. Raymond has agreed that during the term of the Raymond Agreement and for a period of one year following the termination of his employment, he will not engage in or have any financial interest in any business enterprise in competition with Stratus that operates anywhere within a radius of 25 miles of any offices maintained by the Company as of the date of the termination of employment.

          The Company entered into employment agreements with each of the other two (2) officers named in the Executive Compensation table set forth above. The agreement with Mr. Maltzman provides for a base salary of $146,000 per annum. The agreement with Mr. Sahyoun entitled him to an annual base salary of $165,000 and a profit sharing award equal to 10% of the Engineering Services Division's pre-tax income, but not in excess of his base salary. As of March 31, 2002, due to the sale of the Engineering Division, Mr. Sahyoun is no longer an employee of the Company. Mr. Maltzman is entitled to profit sharing awards based upon the Company's overall profitability. The agreement with Mr. Maltzman is terminable by either party at any time without cause. However, in the event that this agreement is terminated by the Company without cause or by the executive with good reason, Mr. Maltzman will be entitled to a severance payment equal to the greater of one month's salary for each year worked or three months salary. In addition, the Company will pay Mr. Maltzman any earned but unused vacation time and any accrued but unpaid profit sharing. The Company is also required to maintain insurance and benefits for Mr. Maltzman during the severance period.

OPTION GRANTS

          Shown below is further information with respect to grants of stock options in fiscal 2001 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                            Individual Grants
                         -------------------------------------------------------     Potential Realizable Value at
                                           Percent of                                Assumed Annual Rates of Stock
                                             Total                                 Price Appreciation for Option Term
                            Number of       Options                                ----------------------------------
                           Securities     Granted to
                           Underlying      Employees    Exercise or
                             Options       in Fiscal    Base Price    Expiration
       Name              Granted (#)(1)      Year         ($/Sh)         Date          5%                 10%
-------------------      --------------   -----------   -----------   ----------   ----------        ------------
Joseph J. Raymond         1,000,000(1)        50.0%       $  1.10       4/3/11     $  528,900        $  1,753,070
                            200,000(2)        20.0           1.10       4/3/11        105,780             350,614

Michael A. Maltzman         200,000(2)        20.0           1.10       4/3/11        105,780             350,614

Charles Sahyoun             200,000(3)        20.0           1.10       4/3/11        105,780             350,614

----------
(1) 500,000 of these options are exercisable cumulative in two (2) equal annual installments, commencing on the date of the grant; 500,000 are exercisable cumulatively in five (5) equal annual installments, commencing on the date of the grant.

(2) These options are exercisable cumulative in two (2) equal annual installments, commencing on the date of the grant.

(3) These options, which were exercisable in two equal annual installments commencing on the date of grant, have been forfeited.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

          Shown below is information with respect to options exercised by the Named Executive Officers during fiscal 2001 and the value of unexercised options to purchase the Company's Common Stock held by the Named Executive Officers at September 30, 2001.

                                                            Number of Securities            Value of Unexercised
                            Shares                         Underlying Unexercised           In-The-Money Options
                           Acquired                         Options at FY End (#)               at FY End ($)
                              on            Value       -----------------------------    ----------------------------
       Name               Exercise(#)    Realized($)    Exercisable     Unexercisable    Exercisable    Unexercisable
       ----               -----------    -----------    -----------     -------------    -----------    -------------
Joseph J. Raymond             --             --           593,782         1,475,000      $    0         $     0
Charles Sahyoun               --             --           210,448           175,000           0               0
Michael A. Maltzman           --             --           210,448           175,000           0               0

          No options were exercised by the Named Executive Officers during the fiscal year ended September 30, 2001.

(1) Represents market value of shares covered by in-the-money options on September 30, 2001. The closing price of the Common Stock on such date was $1.00. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

     SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information, as of September 23, 2002 with respect to each person who is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Securities and Exchange Act of 1934) of more than five percent (5%) of the Company's Common Stock, Series A Preferred Stock and Series F Preferred Stock and with respect to the beneficial ownership of Common Stock, Series A Preferred Stock and Series F Preferred Stock by each director and each of the Company's current Executive Officers who earned in excess of $100,000 in fiscal 2001 and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the stockholders have sole voting and investment power over such shares.

                                                                                  Series A                     Series F
                                                Common Stock                   Preferred Stock              Preferred Stock
                                                ------------                   ---------------              ---------------
                                            Amount and                     Amount and                   Amount and
                                             Nature of                      Nature of                    Nature of
                                            Beneficial         % of        Beneficial       % of        Beneficial        % of
Name of Beneficial Owner                    Ownership          Class       Ownership        Class       Ownership         Class
------------------------                    ---------          -----       ---------        -----       ----------        -----
Joseph J. Raymond....................    16,946,468(1)         59.5%      1,458,933(2)      100.0%        10,000(3)       100.0%
Artisan.com Limited                       2,275,933(4)         16.4%      1,375,933(5)       94.3%
Cater Barnard (USA) plc                      83,000(6)          (13)         83,000(7)        5.7%
Michael A. Maltzman                         682,116(8)         5.59%             --            --             --             --
Michael J. Rutkin....................       213,075(9)         1.82%             --            --             --             --
Sanford I Feld.......................       107,834(10)         (13)             --            --             --             --
H. Robert Kingston...................        93,333(11)         (13)             --            --             --             --
Donald W. Feidt......................        80,000(12)         (13)             --            --             --             --
All Directors and Executive
    Officers as a Group (8 Persons)
    (1)(2)(3)(8)(9)(10)
     (11)(12) and (14)...............    18,122,826           66.91%      1,458,933         100.0%        10,000          100.0%

(1) Includes 900,000 shares of Common Stock owned by Artisan.com, 1,375,933 shares of Common Stock issuable upon the conversion, at the holder's option, of an equal number of shares of Series A Preferred Stock owned by Artisan.com and 83,000 shares of Common Stock issuable upon the conversion, at the holder's option, of an equal number of shares of Series A Preferred Stock owned by Cater Barnard U.S.A. All of such shares are subject to proxies granted by Artisan.com and Cater Barnard U.S.A. which give Joseph
     J. Raymond the right to vote these shares until July 2004, provided that he remains Chairman of the Company's Board of Directors. Also includes (i) 10,000,000 shares of Common Stock issuable as of September 23, 2002, upon conversion of 10,000 shares of Series F Preferred Stock held by a corporation of which Mr. Raymond is sole owner; (ii) 1,066,667 shares of Common Stock issuable as of September 23, 2002, upon conversion of 1,600 shares of Series E Preferred Stock, assuming a conversion price of $.15; and (iii) 3,168,782 shares of Common Stock subject to options which are currently exercisable or may become exercisable within 60 days of September 23, 2002. Excludes 850,000 shares of Common Stock subject to options which are not vested or exercisable within 60 days of September 23, 2002.

(2) These shares are held by Artisan.com (1,375,933 shares) and Cater Barnard (83,000 shares). Each of Artisan.com and Cater Barnard has granted Mr. Raymond a proxy to vote these shares as described in Note 1 above.

(3)  These shares are owned directly by Mr. Raymond.

(4) Includes 1,375,933 shares of Common Stock issuable upon conversion, at the holder's option, of an equal number of shares of Series A Preferred Stock. Artisan.com Limited has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(5) Artisan.com Limited has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(6) Represents 83,000 shares of Common Stock issuable upon the conversion, at the holder's option, of an equal number of shares of Series A Preferred Stock. Cater Barnard (USA) plc has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above. Stephen Dean is the Chairman and a significant shareholder of each of the parent company of Artisan.com Limited and the parent company of Cater Barnard (USA) plc.

(7) Cater Barnard (USA) plc has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(8) Includes 635,448 shares subject to currently exercisable stock options. Excludes 50,000 shares subject to options that are not vested or exercisable within 60 days of September 23, 2002.

(9) Includes 30,000 shares held by the children of Michael Rutkin, living in his household and 10,000 shares held by his wife.

(10) Includes 49,167 shares subject to currently exercisable stock options and warrants.

(11) Includes 60,000 shares subject to currently exercisable options.

(12) Includes 60,000 shares subject to currently exercisable options.

(13) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(14) Includes 114,782 shares of Common Stock that are beneficially owned by J. Todd Raymond, the Company's Corporate Secretary, including 88,782 shares subject to currently exercisable options.

MANAGEMENT CONTROL

          As of September 23, 2002, directors, officers and senior management employees of Stratus controlled approximately 66.91% of the voting power represented by our outstanding voting stock. As a result, if they act together, they may have the ability to significantly influence the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets and the ability to control our management and affairs.

                              SELLING STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of the shares of common stock to be offered hereby as of September 23, 2002, and as adjusted to reflect the sale of the common stock offered hereby, by the selling stockholders. The information included in this table concerning the selling stockholders who may offer common stock hereunder from time to time is based on information provided to us by such stockholders, except for the assumed conversion rate of the Series E Preferred Stock into shares of common stock which is based solely on the assumptions discussed below. Information concerning such stockholders may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent required.

          Of the 41,295,571 shares of common stock offered by this prospectus, the shares of common stock were issued or are issuable as follows:

     - SHARES ISSUED IN CONJUNCTION WITH THE PRIVATE PLACEMENT OF COMMON STOCK. During November 2001, the Company sold 266,670 shares of common stock to six investors at a purchase price of $0.75.

     - SHARES ISSUABLE UPON EXERCISE OF WARRANTS. In connection with the private placement completed in November 2001, we issued warrants to International Capital Growth, the placement agent for the offering, to acquire 26,667 shares of common stock at an exercise price of $0.75 per share. We also issued a warrant to CEOCast to acquire 30,000 shares of common stock at an exercise price of $5.00 per share in consideration of public relations services provided to us. We also issued a warrant to Stetson Consulting to acquire 200,000 shares of common stock at an exercise price of $1.00 per share in consideration for investment banking services.

     - SHARES ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock was issued as consideration for our acquisition of 63,025,000 shares of enterpriseAsia.com, Ltd. and as consideration to a financial advisor in connection with that transaction. The shares of Series A Preferred Stock are convertible into shares of common stock on a one-for-one basis. There are currently 1,458,933 shares of Series A Preferred Stock outstanding. In addition, we have the option of paying dividends on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock with each share valued at $3.00 per share. Assuming all dividends are paid in additional shares of Series A Preferred Stock through June 30, 2008, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock is 899,931.

     - SHARES ISSUABLE UPON CONVERSION OF SERIES E PREFERRED STOCK. The Series E Preferred Stock is convertible into common stock at a conversion price equal to 75% of the average per share market value of the common stock during the five trading days immediately preceding the conversion date. Assuming a conversion price of $.15 per share, the number of shares issuable upon conversion of and as dividends on the Series E Preferred Stock is 12,456,640, notwithstanding the 9.999% limitation described below.

          Each holder of the Series E Preferred Stock is prohibited from converting the Series E Preferred Stock to the extent that such conversion would result in such holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of the outstanding shares of our common stock following such conversion. This restriction may be waived by such holder on not less than 61 days notice to us.

          Since the number of shares of our common stock that will be issuable upon conversion of the Series E Preferred Stock is based upon fluctuations of the market price of our common stock prior to a conversion thereunder, the actual number of shares of our common stock that will be issuable and beneficially owned upon conversion of the Series E Preferred Stock cannot be determined at this time. Because of the fluctuating characteristic, we have registered a number of shares of our common stock that exceeds the number of shares of our common stock currently beneficially owned by the holder thereof. The number of shares of our common stock listed in the table below as being beneficially owned by each selling stockholder that holds Series E Preferred Stock includes the shares of our common stock that are issuable to the selling stockholder subject to the 9.999% limitation, upon conversion of the Series E Preferred Stock. However, the 9.999% limitation would not prevent a holder of the Series E Preferred Stock from acquiring and selling in excess of 9.999% of shares of our common stock through a series of conversions and sales under the Series E Preferred Stock while never beneficially owning more than 9.999% at any one time. A total of 22,244,000 shares of common stock issuable upon conversion of the Series E Preferred Stock are being registered in this offering.

     - SHARES ISSUABLE AS DIVIDENDS ON SERIES E PREFERRED STOCK. We have the option of paying dividends on the Series E Preferred Stock in the form of shares of common stock, with each share of common stock valued at the conversion price of the Series E Preferred Stock then in effect. The conversion price of the Series E Preferred Stock is equal to 75% of the average closing bid price of the common stock during the five trading days preceding the conversion. Assuming all dividends on the Series E Preferred Stock are paid in shares of common stock through July 31, 2004, and a conversion price of $.15 per share, the number of shares of common stock issuable as dividends on the Series E Preferred Stock is 1,334,640. Because the number of shares of common stock that will be issuable as dividends on the Series E Preferred Stock will depend upon the conversion price then in effect, we have registered a number of shares of common stock that exceeds the number of shares that would be issuable if the conversion price was $.15. A total of 2,669,280 shares issuable as dividends on the Series E Preferred Stock are being registered in this offering.

     - SHARES ISSUABLE UPON CONVERSION OF SERIES F PREFERRED STOCK. The Series F Preferred Stock is convertible into common stock at a conversion price equal to $.10 per share. Assuming a conversion price of $.10 per share, the number of shares issuable upon conversion of the Series F Preferred Stock is 10,000,000.

     - SHARES ISSUABLE AS DIVIDENDS ON SERIES F PREFERRED STOCK. We have the option of paying dividends on the Series F Preferred Stock in the form of shares of common stock, with each share of common stock valued at $.10 per share. Assuming that all dividends on the Series F Preferred Stock are paid in shares of common stock through July 31, 2005, the number of shares of common stock issuable as dividends on the Series F Preferred Stock is 3,500,000.

                                        BENEFICIAL OWNERSHIP OF                         BENEFICIAL OWNERSHIP OF
                                         COMMON STOCK PRIOR TO                             COMMON STOCK AFTER
                                             OFFERING (1)             NUMBER OF               OFFERING (3)
                                        -----------------------       SHARES OF        -------------------------
                                                                    COMMON STOCK        NUMBER OF     PERCENT OF
   NAME OF SELLING STOCKHOLDERS            NUMBER OF SHARES         BEING OFFERED        SHARES         CLASS
                                           ----------------         -------------      ----------     ----------
Michael Farenga IRA                               33,334                  33,334              ---          (2)
Jeffrey D. Rubenstein                             33,334                  33,334              ---          (2)
Michael Rothbaum                                  66,667                  66,667              ---          (2)
Deerfield Homes, Inc.                             66,667                  66,667              ---          (2)
Athalie G. Silverberg                             33,334                  33,334              ---          (2)
Robert Klein M.D.                                 33,334                  33,334              ---          (2)
International Capital Growth(4)                   26,667                  26,667              ---          (2)
CEOCast, Inc.(5)                                  30,000                  30,000              ---          (2)
Artisan (UK) plc(6)                            2,224,666               2,224,666              ---       16.18

Cater Barnard (USA) plc(6)                       134,198                 134,198              ---        1.15
Stetson Consulting(7)                            200,000                 200,000              ---        1.74
Pinnacle Investment Partners, LP(8)           21,010,514              21,010,514              ---       64.58
Transworld Management Services(8)              4,522,646               4,522,646              ---       28.19
Gary Anderson(8)                                 813,326                 813,326              ---        6.59
Howard W. Atwood(8)                              847,996                 847,996              ---        6.85
Robert Bauers(8)                                 565,330                 565,330              ---        4.68
Paul J. Blizman(8)                               565,330                 565,330              ---        4.68
Wayne A. Breeden(8)                              565,330                 565,330              ---        4.68
Edwin W. Carlson(8)                              424,002                 424,002              ---        3.55
Richard DeFrance(8)                              565,330                 565,330              ---        4.68
Glenn DelRusso(8)                                706,670                 706,670              ---        5.78
Francis V. Elias(8)                              847,996                 847,996              ---        6.85
Jeffrey A. Feldman(8)                            424,002                 424,002              ---        3.55
Glenn M. Gardner, Jr.(8)                         847,996                 847,996              ---        6.85
Gertrude Gardner, Inc.(8)                        847,996                 847,996              ---        6.85
Philip S. Honsinger(8)                           706,670                 706,670              ---        5.78
Frank Ingram(8)                                  565,330                 565,330              ---        4.68
John W. Kornahrens, Sr.(8)                       424,002                 424,002              ---        3.55
Douglas Kucera(8)                                706,670                 706,670              ---        5.78
Juliette C. Mechnig(8)                           706,670                 706,670              ---        5.78
James L. Morrison(8)                           1,130,662               1,130,662              ---        8.94
D.S. Nakano(8)                                 1,695,992               1,695,992              ---       12.83
Walter Peine(8)                                  847,996                 847,996              ---        6.85
James L. Perel(8)                                565,330                 565,330              ---        4.68
Gerard J. Reilly(8)                              706,670                 706,670              ---        5.78
Anne Shoblock(8)                                 282,666                 282,666              ---        2.39
Mark Stanisci(8)                                 565,330                 565,330              ---        4.68
Swain Enterprises, LP(8)                         706,670                 706,670              ---        5.78
Harry C. Swanstrom(8)                            282,666                 282,666              ---        2.39
Paul X. Welch(8)                                 813,326                 813,326              ---        6.59
Thomas Wilbert(8)                                847,996                 847,996              ---        6.85
Joseph J. Raymond, Sr.(8)(9)                  32,902,627              18,022,646       14,879,981       56.36

----------
   (1) Except as otherwise indicated, to the knowledge of the Company, all securities are held beneficially and of record and all persons listed in this table have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law.

   (2)  Less than one percent (1%).

   (3) Because the selling stockholders may offer all or some of the common stock pursuant to the offering contemplated by the prospectus, no estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders at the completion of this offering.

   (4) Represents common stock underlying a warrant to purchase same at an exercise price of $0.75 per share.

   (5) Represents common stock underlying a warrant to purchase same at an exercise price of $5.00 per share.

   (6) Represents an estimate of the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock currently outstanding and the additional shares of Series A Preferred Stock issuable as dividends on the Series A Preferred Stock at the conversion price of $3.00 per share.

   (7) Represents common stock underlying a warrant to purchase same at an exercise price of $1.00 per share.

   (8) Represents an estimate of the number of shares of common stock issuable upon conversion of Series E Preferred Stock at an assumed conversion price of $.15 and as dividends on such Series E Preferred Stock in lieu of cash.

   (9) Represents an estimate of the number of shares of common stock issuable upon conversion of Series F Preferred Stock at the conversion price of $.10 and as dividends on such Series F Preferred Stock in lieu of cash.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, assignees and successors in interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than this prospectus.

          The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The investor and any broker-dealers or agents that are involved in selling the shares are considered "underwriters" by the Securities and Exchange Commission within the meaning of the Securities Act in connection with sales under this prospectus. Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed underwriting commissions or discounts under the Securities Act.

          The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

GENERAL

          Our authorized capital stock consists of 100 million shares of common stock, par value $.01 per share and 5 million shares of preferred stock, par value $.01 per share. As of September 23, 2002, there were 11,522,567 shares of common stock outstanding, 1,458,933 shares of Series A Preferred Stock outstanding, 0 shares of Series B Preferred Stock outstanding, 16,683 shares of Series E Preferred Stock outstanding, and 10,000 shares of Series F Preferred Stock outstanding.

COMMON STOCK

          The Company is authorized to issue 100,000,000 shares of common stock, par value $.01 per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the shareholders. The common stock does not have cumulative voting rights, the shares are not subject to redemption, and there are no pre-emptive rights. All shares of common stock outstanding are fully paid and non-assessable. Holders of common stock are entitled to receive dividends out of funds legally available therefore when as and if declared by the Board of Directors. The Company has not paid any dividends on its common stock and the payment of cash dividends on the common stock is unlikely for the foreseeable future. Upon any liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share pro rata in any distribution to the holders of common stock. In the event of any such liquidation, dissolution or winding up of the Company, holders of Series A, E and F Preferred Stock will be entitled to receive an amount equal to the applicable liquidation preference as described below and elsewhere in this prospectus, prior and in preference to any distribution to the holders of common stock.

          As of September 23, 2002, there were 1,611 record holders of the Company's Common Stock.

PREFERRED STOCK

          The Company's Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, $.01 par value, which preferred stock may from time-to-time be divided into and issued in series. The different series of Preferred Stock shall be established and the designations, and variations in the relative rights and preferences, as between the different series shall be fixed and determined by the Board of Directors.

          The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue shares of preferred stock in one or more series with such dividend liquidation, conversion, redemption and other rights as the Board establishes at the time. Stockholder approval is not required to issue preferred stock. To the extent that the Company issues additional shares of preferred stock, the ownership interest and voting power of existing shareholders could be diluted.

          The preferred stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirers from making a tender offer or other attempt to gain control of the Company, even if such transaction was generally favorable to the Company's stockholders. In the event of a proposed merger, tender offer or other attempt to gain control of the Company, which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. The Board could authorize holders of the preferred stock to vote, either separately or as a class or with the holders of common stock, on any merger, sale or exchange of assets or other extraordinary corporate transactions. Preferred stock may be used to discourage possible acquirers from making a tender offer or other attempt to gain control of the Company with a view to imposing a merger or sale of all or any part of the Company's assets, even though a majority of stockholders may deem such acquisition attempts to be desirable.

          Preferred stock may also be used as consideration for any acquisition that the Company undertakes, either alone or in combination with shares, notes or other assets including cash or other liquid securities.

SERIES A PREFERRED STOCK

          The Certificate of Designation, Preferences and Rights of the Series A Preferred Stock filed with the Office of the Secretary of State, State of Delaware on July 2, 2001, authorizes 1,458,933 shares of Series A Preferred Stock, par value $.01 per share, stated value of $3.00 per share. As of September 23, 2002, there were 1,458,933 shares of Series A Preferred Stock issued and outstanding. An Amendment to the Certificate of Designation of the Series A Preferred Stock was filed on April 5, 2002, but this Amendment had no effect on the number of shares authorized, issued and outstanding.

          Holders of the Series A Preferred Stock are entitled to cumulative dividends at a rate of $.21 per share, payable annually on June 30 and December 31 of each year, when and as declared by the Company's Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Company. Dividends may be paid, at the option of the Company, either in cash or in shares of Series A Preferred Stock, valued at $3.00 per share, if the Common Stock issuable upon conversion of such Series A Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share, plus accrued and unpaid dividends.

          The Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series A Preferred Stock to be converted by $3.00 and dividing the result by the conversion price then in effect (the "Series A Conversion Price"). As of September 23, 2002, the Conversion Price was $3.00. As a result, as of September 23, 2002, each share of Series A Preferred Stock was convertible into one (1) share of Common Stock. If all of the shares of Series A Preferred Stock currently outstanding as of September 23, 2002, were converted, the Company would be required to issue 1,458,933 shares of Common Stock.

          On June 30, 2008, the Company will be required to redeem any shares of Series A Preferred Stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends. In March 2002, the Company and the holders of the Company's Series A Preferred Stock agreed to an amendment of the Certificate of Designation which will permit the Company to pay the redemption price of the Series A Preferred Stock through the issuance of shares of the Company's Common Stock. For purposes of determining the number of shares which the Company will be required to issue if it chooses to pay the redemption price in shares of Common Stock, the Common Stock will have a value equal to the average closing price of the Common Stock during the five trading days immediately preceding the date of redemption.

          Each outstanding share of Series A Preferred Stock entitles the holder to a number of votes equal to the number of full shares of common stock into which such share of Series A Preferred Stock is then convertible. Except as required by law, the Series A Preferred Stock and the common stock vote as a single class on each matter submitted to a vote of stockholders. The holders of Series A Preferred Stock are entitled to vote separately as a class on any (a) proposed increase or decrease in the aggregate number of authorized shares of Series A Preferred Stock, (b) any proposal to create a new class of shares having rights and preferences equal to or having priority over the Series A Preferred Stock, (c) any proposed amendments of the Certificate of Designations, Rights and Preferences which created the Series A Preferred Stock that could adversely affect the powers, preferences, participations, rights, qualifications or restrictions of the Series A Preferred Stock. Any matter on which the holders of Series A Preferred Stock are entitled to vote as a class requires the affirmative vote of holders owning a majority of the issued and outstanding Series A Preferred Stock.

          On March 28, 2002, the Company's shareholders granted approval to the Company's proposal in its Definitive Proxy Statement dated March 21, 2002, to issue the full number of shares of Common Stock upon conversion of the Series A Preferred Stock.

SERIES E PREFERRED STOCK

          The Certificate of Designation, Preferences and Rights of the Series E Preferred Stock, filed July 15, 2002, with the Office of the Secretary of State, State of Delaware, authorizes 50,000 shares of Series E Preferred Stock, par value $.01 per share, stated value $100 per share. As of September 23, 2002, there were 16,683 shares of Series E Preferred Stock issued and outstanding. On August 2, 2002, the Company filed an Amendment to the Certificate of Designation, but this Amendment had no effect on the number of shares authorized, issued and outstanding.

          The holders of the Series E Preferred Stock are entitled to cumulative dividends at a rate of six percent (6%) per annum, accrued daily, on a quarterly basis and payable every 120 days, in preference and priority to any payment of any dividend on the Company's common stock. Dividends may be paid, at the Company's option, either in cash or in shares of common stock, valued at the Series E Conversion Price (as defined below), if the common stock issuable upon conversion of such Series E Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series E Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

          The Series E Preferred Stock is convertible into Common Stock at a conversion price (the "Series E Conversion Price") equal to 75% of the average of the closing bid prices, for the five days preceding the conversion date, for the Common Stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100 and dividing the result by the Series E Conversion Price then in effect.

          Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

          The Company has the right, but not the obligation, to redeem the shares of the Series E Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares plus any accrued but unpaid dividends.

SERIES F PREFERRED STOCK

          The Certificate of Designation, Preferences and Rights of the Series F Preferred Stock, filed July 31, 2002, with the Office of the Secretary of State, State of Delaware, authorizes 20,000 shares of Series F Preferred Stock, par value $.01 per share, stated value $100 per share. As of September 23, 2002, there were 10,000 shares of Series F Preferred Stock issued and outstanding.

          The holders of the Series F Preferred Stock are entitled to receive from assets legally available thereafter, cumulative dividends at a rate of seven (7%) percent per annum, accrued daily and payable monthly, in preference and priority to any payment of any dividend on the common stock and on the Series E Preferred Stock. Dividends may be paid, at the Company's option, either in cash or in shares of common stock, valued at the Series F Conversion Price (as defined below), if the common stock issuable upon conversion of such Series F Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series F Preferred shares are entitled to a liquidation preference of $100.00 per share, plus accrued and unpaid dividends.

          The Series F Preferred Stock is convertible into common stock at a conversion price (the "Series F

Conversion Price") equal to $.10 per share. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100 and dividing the result by the conversion price then in effect.

          Except as otherwise required by law, holders of Series F Preferred Stock and holders of common stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock, and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

          The Company has the right, but not the obligation to redeem the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred shares plus any accrued but unpaid dividends.

LIMITATION ON LIABILITIES AND INDEMNIFICATION MATTERS

          Pursuant to its certificate of incorporation and bylaws and as permitted by Delaware law, directors are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has received an improper personal benefit.

          The Company's certificate of incorporation and bylaws also provide that directors and officers shall be indemnified to the fullest extent authorized by Delaware law against all expenses and liabilities actually and reasonably incurred in undertaking their duties. Non-officer employees and agents may be similarly indemnified at the discretion of the Board of Directors. The certificate of incorporation and the by-laws further permit the advancing of expenses incurred in defense of claims.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

          The Company's bylaws provide that a special meeting of stockholders can only be called by the Chief Executive Officer or by a majority of the Board of Directors. The bylaws provide that only matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting. The Company's Bylaws may be amended or repealed or new bylaws may be adopted by the Board of Directors. Stockholders may vote to amend or repeal such Bylaws as adopted or amended by the Board of Directors; however, such a right requires approval from at least two-thirds of the stockholders voting.

          The Company's certificate of incorporation and bylaws also provide that any action required or permitted to be taken by the stockholders of the company at an annual or special general meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

ANTI TAKEOVER EFFECTS OF THE CHARTER DOCUMENTS AND DELAWARE LAW

          The Company's certificate of incorporation and bylaws include certain provisions that may have anti-takeover effects. These provisions may delay, defer or prevent a tender offer or takeover attempt that stockholders may consider to be in their best interests including attempts that might result in a premium over the market price for the shares held by the stockholders. These provisions may also make it more difficult to remove incumbent management.

          These provisions include:

          -    authorizing its Board of Directors to issue preferred stock;

          - limiting the persons who may call special meetings of stockholders;

          -    prohibiting stockholder action by written consent;

          - establishing advance notice requirements for nominations for election of its board of directors or for proposing matters that can be acted on by stockholder meetings and

          -    prohibiting cumulative voting in the election of directors.

LISTING

          The common stock of the Company trades on the NASD OTC Bulletin Board under the trading symbol SERV.OB.

TRANSFER AGENT AND REGISTRAR

          The Company's transfer agent is American Stock Transfer and Trust Company.

"PENNY STOCK" RULES

          The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information is proved by the exchange or the Nasdaq Stock Market. Also excluded are securities of issuers that have average revenues of at least $6 million during the prior three years, net tangible assets of more than $2 million if in continuous operation for at least three years or $5 million in net tangible assets if in continuous operation for less than three years. The Company's common stock is currently excluded from the definition of "penny stock" due to its revenues during the past three years; however no assurance can be given that the Company will continue to qualify for the exclusion in future years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document that provides information about penny stocks and the nature and level of risk in the penny stock market and other information. In addition, the penny stock rules require a broker-dealer to enter into a special written agreement with respect to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a security that becomes subject to the penny stock rules. Prices for penny stocks are often not available and investors are often unable to sell such stocks.

                                LEGAL PROCEEDINGS

          We are involved, from time to time, in routine litigation arising in the ordinary course of business. Other than as set forth below, we do not believe that any currently pending litigation will have a material adverse effect on our financial position or results of operations.

          On September 24, 2002, we were served with a Complaint in the matter of ACE American Insurance Company v. Stratus Services Group, Inc.; Docket No. L-008488-02; Superior Court of New Jersey, Law Division, Essex County. As we were just recently served with the Complaint, we have not yet had time to formulate a response. This is a contract/tort action whereby the Plaintiff alleges that we have failed to pay $323,775.00 plus interest of $44,444.44 for earned commercial liability insurance premium for the period May 1, 2000 to May 1, 2001. Stratus intends to vigorously dispute this claim on the grounds that services were not provided as alleged and no money is due and owing. Nevertheless, we have already previously accrued a liability relative to this matter.

                                  LEGAL MATTERS

          The legality of the shares offered by this prospectus will be passed upon for us by Giordano, Halleran & Ciesla, a Professional Corporation, Middletown, New Jersey.

                                     EXPERTS

          Certain financial statements included in this prospectus and elsewhere in the registration statement have been audited by Amper, Politziner & Mattia, P.C., independent auditors, as indicated in their reports with respect thereto, and are included in reliance upon the authority of the firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

          We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the offered common stock. We have not included in this prospectus additional information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information. The Registration Statement and exhibits and schedules filed as a part thereof, may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices at the SEC located at Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. Copies of all or any portion of the Registration Statement may be obtained from the public reference section of the SEC upon payment of the prescribed fees.

                          STRATUS SERVICES GROUP, INC.
                          INDEX TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                Page(s) No.
Independent Auditors Report ..............................          F-2
Financial Statements
   Balance Sheets ........................................          F-3
   Statements of Operations ..............................          F-4
   Statements of Cash Flows ..............................          F-5
   Statements of Stockholders' Equity ....................          F-7
   Statements of Comprehensive Income ....................          F-9
   Notes to Financial Statements .........................     F-10 to F-33

        FOR THE THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 2002 AND 2001
                                   (UNAUDITED)

                                                                Page(s) No.
Financial Statements
   Balance Sheets ........................................          F-34
   Statements of Operations ..............................          F-35
   Statements of Cash Flows ..............................          F-36
   Notes to Financial Statements .........................     F-38 to F-44

                          Independent Auditors' Report

To the Stockholders of
Stratus Services Group, Inc.

We have audited the accompanying balance sheets of Stratus Services Group, Inc. as of September 30, 2001 and 2000, and the related statements of operations, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratus Services Group, Inc. as of September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described more fully in
Note 1 to the financial statements, the Company's substantial net losses and accumulated deficit raise considerable doubt as to the Company's ability to continue operations. The financial statements do not include any adjustments regarding this uncertainty.

                              /s/ AMPER, POLITZINER & MATTIA, P.C.
                              AMPER, POLITZINER & MATTIA, P.C.
September 24, 2002
Edison, New Jersey

                          STRATUS SERVICES GROUP, INC.
                                 Balance Sheets

                                                                                                    September 30,
                                                                                            -----------------------------
                                                                                                2001             2000
                                                                                            ------------     ------------
                                   Assets
Current assets
     Cash and cash equivalents                                                              $    171,822     $  1,030,722
     Due from factor - less allowance for recourse obligation of $-0- and $30,000                     --        1,154,012
     Accounts receivable - less allowance for doubtful accounts of $551,000 and $255,000       8,540,112          852,876
     Unbilled receivables                                                                      1,566,417        1,236,002
     Loans to related parties                                                                         --           64,500
     Loans receivable                                                                                 --           56,000
     Prepaid insurance                                                                         1,436,278          432,674
     Investment                                                                                1,166,046               --
     Prepaid expenses and other current assets                                                    77,146          278,169
     Deferred taxes                                                                                   --          340,000
     Net assets of discontinued Engineering Division                                             199,610               --
                                                                                            ------------     ------------
                                                                                              13,157,431        5,444,955

Property and equipment, net of accumulated depreciation                                        1,427,216        1,118,625
Intangible assets, net of accumulated amortization                                             7,078,428        3,716,538
Deferred financing costs, net of accumulated amortization                                        454,878               --
Other assets                                                                                     150,205           38,163
                                                                                            ------------     ------------
                                                                                            $ 22,268,158     $ 10,318,281
                                                                                            ============     ============
                      Liabilities and Stockholders' Equity
Current liabilities
     Loans payable (current portion)                                                        $    347,289     $     27,012
     Notes payable - acquisitions (current portion)                                            1,110,726          275,000
     Line of credit                                                                            7,306,581               --
     Insurance obligation payable                                                                549,460          367,100
     Accounts payable and accrued expenses                                                     3,421,796        1,172,148
     Accrued payroll and taxes                                                                 1,461,738        1,105,363
     Payroll taxes payable                                                                       306,230          412,513
                                                                                            ------------     ------------
                                                                                              14,503,820        3,359,136

Loans payable (net of current portion)                                                           291,243          134,700
Notes payable - acquisitions (net of current portion)                                          1,403,847           25,000
Convertible debt                                                                               1,125,399               --
                                                                                            ------------     ------------
                                                                                              17,324,309        3,518,836
Series A voting redeemable convertible preferred stock, $.01 par value,
     1,458,933 and -0- shares issued and outstanding, liquidation preference of
     $4,376,799 (including unpaid dividends of $39,000 and $-0-)                               2,792,000               --
Temporary equity - put options                                                                   869,000               --
Commitments and contingencies
Stockholders' equity
     Preferred stock, $.01 par value, 5,000,000 shares authorized                                     --               --
     Common stock, $.01 par value, 25,000,000 shares authorized; 8,217,764
        and 5,712,037 shares issued and outstanding                                               82,178           57,120
     Additional paid-in capital                                                               11,992,685       10,554,782
     Deferred compensation                                                                            --          (67,900)
     Accumulated deficit                                                                      (9,592,014)      (3,744,557)
     Accumulated other comprehensive loss                                                     (1,200,000)              --
                                                                                            ------------     ------------
         Total stockholders' equity                                                            1,282,849        6,799,445
                                                                                            ------------     ------------
                                                                                            $ 22,268,158     $ 10,318,281
                                                                                            ============     ============

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                            Statements of Operations

                                                                                       Years Ended September 30,
                                                                                 2001             2000             1999
                                                                             ------------     ------------     ------------
Revenues                                                                     $ 57,026,338     $ 36,199,671     $ 26,040,614

Cost of revenues                                                               46,074,285       27,827,547       20,779,578
                                                                             ------------     ------------     ------------

Gross profit                                                                   10,952,053        8,372,124        5,261,036

Selling, general and administrative expenses                                   13,421,634        7.844,534        6,068,054

Loss on impairment of goodwill                                                    700,000               --               --

Other charges                                                                     375,306               --               --
                                                                             ------------     ------------     ------------

Operating earnings (loss) from continuing operations                           (3,544,887)         527,590         (807,018)
                                                                             ------------     ------------     ------------

Other income (expenses)
    Finance charges                                                               (61,291)        (453,827)        (601,956)
    Interest and financing costs                                               (1,999,246)        (298,386)        (309,257)
    Other income (expense)                                                        (47,963)          45,944           22,186
                                                                             ------------     ------------     ------------
                                                                               (2,108,500)        (706,269)        (889,027)
                                                                             ------------     ------------     ------------

Earnings (loss) from continuing operations before income taxes                 (5,653,387)        (178,678)      (1,696,045)

Income taxes (benefit)                                                            340,000         (340,000)              --
                                                                             ------------     ------------     ------------

Earnings (loss) from continuing operations                                     (5,993,387)         161,322       (1,696,045)
Discontinued operations - earnings from discontinued Engineering Division         145,930          884,588          169,002
                                                                             ------------     ------------     ------------
Net earnings (loss)                                                            (5,847,457)       1,045,910       (1,527,043)
    Dividends and accretion on preferred stock                                    (63,000)              --               --
                                                                             ------------     ------------     ------------
Net earnings (loss) attributable to common stockholders                      $ (5,910,457)    $  1,045,910     $ (1,527,043)
                                                                             ============     ============     ============

    Basic:
    Earnings (loss) from continuing operations                               $      (1.01)    $        .03     $       (.44)
    Earnings from discontinued operations                                             .02              .18              .04
                                                                             ------------     ------------     ------------
    Net earnings (loss)                                                      $       (.99)    $        .21     $       (.40)
                                                                             ============     ============     ============

    Diluted:
    Earnings (loss) from continuing operations                               $      (1.01)    $        .03     $       (.44)
    Earnings from discontinued operations                                             .02              .17              .04
                                                                             ------------     ------------     ------------
    Net earnings (loss)                                                      $       (.99)    $        .20     $       (.40)
                                                                             ============     ============     ============

Weighted average shares, outstanding per common share
    Basic                                                                       5,996,134        5,931,914        3,828,530
    Diluted                                                                     5,996,134        5,223,508        3,828,530

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                            Statements of Cash Flows

                                                                                Years Ended September 30,
                                                                       -------------------------------------------
                                                                          2001             2000            1999
                                                                       -----------     -----------     -----------
Cash flows from operating activities
  Net earnings (loss) from continuing operations                       $(5,993,387)    $   161,322     $(1,696,045)
  Net earnings from discontinued operations                                145,930         884,588         169,002
                                                                       -----------     -----------     -----------
  Adjustments to reconcile net earnings (loss)
    to net cash used by operating activities
       Depreciation                                                        409,860         175,419          74,970
       Amortization                                                        359,134         191,710         121,848
       Provision for doubtful accounts                                     661,000         122,500         595,000
       Loss on impairment of goodwill                                      700,000              --              --
       Deferred financing costs amortization                               209,897              --              --
       Loss on extinguishments of convertible debt                          70,560              --              --
       Deferred taxes                                                      340,000        (340,000)             --
       Interest expense amortization for the intrinsic value of the
         beneficial conversion feature of convertible debentures         1,146,463              --              --
       Imputed interest                                                         --          57,652          25,645
       Accrued interest                                                     64,410          41,522          91,996
       Compensation - stock options                                         67,900          46,800          46,800
  Changes in operating assets and liabilities
       Due to/from factor/accounts receivable                           (2,347,247)     (2,938,890)       (832,427)
       Prepaid insurance                                                (1,003,604)       (175,461)        (34,922)
       Prepaid expenses and other current assets                           201,023        (262,261)        (10,778)
       Other assets                                                        (65,652)         19,593           6,582
       Insurance obligation payable                                        182,360         114,214          41,178
       Accrued payroll and taxes                                           356,375         171,028          64,512
       Payroll taxes payable                                              (106,283)        186,281          82,920
       Accounts payable and accrued expenses                             2,195,797         (80,469)        259,274
                                                                       -----------     -----------     -----------
              Total adjustments                                          3,441,993      (2,670,362)        532,598
                                                                       -----------     -----------     -----------
                                                                        (2,405,464)     (1,624,452)       (994,445)
                                                                       ===========     ===========     ===========
Cash flows (used in) investing activities
  Purchase of property and equipment                                      (755,801)       (780,975)       (283,466)
  Payments for business acquisitions                                    (1,218,674)     (1,053,868)       (194,930)
  Costs incurred in connection with investment                             (17,046)             --              --
  Loans receivable                                                         (40,500)       (120,500)             --
                                                                       -----------     -----------     -----------
                                                                        (2,032,021)     (1,955,343)       (478,396)
                                                                       -----------     -----------     -----------
Cash flows from financing activities
  Proceeds from initial public offering                                         --       6,034,169              --
  Proceeds from issuance of common stock                                 1,412,772              --         732,126
  Proceeds from loans payable                                              255,000       1,125,000       1,388,375
  Payments of loans payable                                                (70,180)     (1,457,624)       (370,746)
  Payments of notes payable - acquisitions                                (320,394)     (1,164,100)             --
  Net proceeds from line of credit                                       2,065,156              --              --
  Net proceeds from convertible debt                                     2,664,239              --              --
  Redemption of convertible debt                                        (2,222,883)             --              --
  Proceeds from temporary equity - put options                              60,000              --              --
  Purchase of treasury stock                                              (265,125)       (350,000)             --
  Payments of registration costs                                                --              --        (103,829)
                                                                       -----------     -----------     -----------
                                                                         3,578,585       4,187,445       1,645,926
                                                                       -----------     -----------     -----------
Net change in cash and cash equivalents                                   (858,900)        607,650         173,085
Cash and cash equivalents - beginning                                    1,030,722         423,072         249,987
                                                                       -----------     -----------     -----------
Cash and cash equivalents - ending                                     $   171,822     $ 1,030,722     $   423,072
                                                                       ===========     ===========     ===========

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                      Statements of Cash Flows - Continued

                                                                                Years Ended September 30,
                                                                       -------------------------------------------
                                                                          2001             2000           1999
                                                                       -----------     -----------     -----------
Supplemental disclosure of cash paid
    Interest                                                           $   739,872     $   201,718     $   174,175
Schedule of Noncash Investing and Financing Activities
    Fair value of assets acquired                                      $ 4,568,674     $ 1,548,097     $ 2,421,903
    Less: cash paid                                                     (1,218,674)     (1,048,097)        (57,430)
    Less: common stock and put options issued                             (800,000)             --        (520,000)
                                                                       -----------     -----------     -----------
    Liabilities assumed                                                $ 2,550,000     $   500,000     $ 1,844,473
                                                                       ===========     ===========     ===========
    Issuance of common stock in exchange for notes payable             $        --     $ 1,000,000     $ 1,092,762
                                                                       ===========     ===========     ===========
    Accrued and imputed interest                                       $    64,410     $    99,174     $   117,641
                                                                       ===========     ===========     ===========
    Purchase of property and equipment for notes                       $        --     $   163,836     $        --
                                                                       ===========     ===========     ===========
    Purchase of treasury stock in exchange for loans                   $   402,000     $        --     $        --
                                                                       ===========     ===========     ===========
    Issuance of common stock in exchange for investment                $    61,000     $        --     $        --
                                                                       ===========     ===========     ===========
    Issuance of common stock upon conversion of convertible debt       $   542,500     $        --     $        --
                                                                       ===========     ===========     ===========
    Issuance of preferred stock in exchange for investment             $ 1,592,000     $        --     $        --
                                                                       ===========     ===========     ===========
    Issuance of preferred stock for fees in connection with private
        placement ($410,000) and investment ($727,000)                 $ 1,137,000     $        --     $        --
                                                                       ===========     ===========     ===========
    Issuance of common stock for fees in connection with private
        placement and investment                                       $    30,000     $        --     $        --
                                                                       ===========     ===========     ===========
    Cumulative dividends and accretion on preferred stock              $    63,000     $        --     $        --
                                                                       ===========     ===========     ===========

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                        Statement of Stockholders' Equity

                                                                                                                        Additional
                                                                            Common Stock                Treasury          Paid-In
                                                      Total            Amount           Shares           Stock            Capital
                                                   ------------     ------------     ------------     ------------     ------------
Balance - October 1, 1998                          $ (3,356,310)    $     37,198        3,719,734     $         --     $     31,416
Net (loss)                                           (1,527,043)              --               --               --               --
Compensation expense in connection with
   stock options granted (no tax effect)                 46,800               --               --               --               --
Issuance of common stock in connection
   with acquisition                                          --              347           34,667               --             (347)
Issuance of common stock in exchange for
   notes payable                                      1,092,762            2,914          291,403               --        1,089,848
Proceeds from the private placement of
   common stock (net of costs of $117,874)
   for cash                                             732,126            2,266          226,666               --          729,860
                                                   ------------     ------------     ------------     ------------     ------------
Balance - September 30, 1999                       $ (3,011,665)    $     42,725        4,272,470     $         --     $  1,850,777
Net earnings                                          1,045,910               --               --               --               --
Compensation expense in connection with
   stock options granted (no tax effect)                 46,800               --               --               --               --
Issuance of common stock in exchange for
   notes payable                                      1,000,000            1,933          193,333               --          998,067
Proceeds from the initial public offering of
   common stock (net of costs of ($1,869,660)         5,930,340           13,000        1,300,000               --        5,917,340
Transfer from temporary equity                        2,138,060               --               --               --        2,138,060
Purchase and retirement of treasury stock              (350,000)            (538)         (53,766)              --         (349,462)
                                                   ------------     ------------     ------------     ------------     ------------
Balance - September 30, 2000                       $  6,799,445     $     57,120        5,712,037     $         --     $ 10,554,782
Net (loss)                                           (5,847,457)              --               --               --               --
Unrealized loss on securities available for sale     (1,200,000)              --               --               --               --
Dividends and accretion on preferred stock              (63,000)              --               --               --          (63,000)
Purchase and retirement of treasury stock               (15,125)             (33)          (3,333)              --          (15,092)
Purchase of treasury stock                             (652,000)              --               --         (652,000)              --
Beneficial conversion feature of
   convertible debt                                   1,213,747               --               --               --        1,213,747
Warrants issued in connection with
   issuance of convertible debt                          88,000               --               --               --           88,000
Compensation expense in connection with
   stock options granted (no tax effect)                 67,900               --               --               --               --

                                                                    Accumulated
                                                                       Other
                                                     Deferred      Comprehensive     Accumulated
                                                   Compensation        Loss            Deficit
                                                   ------------    -------------     ------------
Balance - October 1, 1998                          $   (161,500)   $          --     $ (3,263,424)
Net (loss)                                                   --               --       (1,527,043)
Compensation expense in connection with
   stock options granted (no tax effect)                 46,800               --               --
Issuance of common stock in connection
   with acquisition                                          --               --               --
Issuance of common stock in exchange for
   notes payable                                             --               --               --
Proceeds from the private placement of
   common stock (net of costs of $117,874)
   for cash                                                  --               --               --
                                                   ------------    -------------     ------------
Balance - September 30, 1999                       $   (114,700)   $          --     $ (4,790,467)
Net earnings                                                 --               --        1,045,910
Compensation expense in connection with
   stock options granted (no tax effect)                 46,800               --               --
Issuance of common stock in exchange for
   notes payable                                             --               --               --
Proceeds from the initial public offering of
   common stock (net of costs of ($1,869,660)                --               --               --
Transfer from temporary equity                               --               --               --
Purchase and retirement of treasury stock                    --               --               --
                                                   ------------    -------------     ------------
Balance - September 30, 2000                       $    (67,900)              --     $ (3,744,557)
Net (loss)                                                   --               --       (5,847,457)
Unrealized loss on securities available for sale             --       (1,200,000)              --
Dividends and accretion on preferred stock                   --               --               --
Purchase and retirement of treasury stock                    --               --               --
Purchase of treasury stock                                   --               --               --
Beneficial conversion feature of
   convertible debt                                          --               --               --
Warrants issued in connection with
   issuance of convertible debt                              --               --               --
Compensation expense in connection with
   stock options granted (no tax effect)                 67,900               --               --

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                  Statement of Stockholders' Equity - Continued

                                                                                                                  Additional
                                                                        Common Stock               Treasury         Paid-In
                                                    Total          Amount           Stock           Stock           Capital
                                                ------------    -------------    ------------    ------------    ------------
Beneficial conversion feature of convertible
   debt redeemed                                    (631,881)              --              --              --        (631,881)
Conversion of convertible debt                       429,448            5,194         519,394         652,000        (227,746)
Issuance of common stock in connection
   with acquisition                                       --            4,000         400,000              --          (4,000)
Proceeds from the private placements of
   common stock (net of costs of $432,228)
   for cash                                        1,002,772           14,497       1,449,666              --         988,275
Issuance of shares for services provided              30,000              300          30,000              --          29,700
Issuance of stock in exchange for investment          61,000              500          50,000              --          60,500
Issuance of stock with put options                        --              600          60,000              --            (600)
                                                ------------    -------------    ------------    ------------    ------------
Balance - September 30, 2001                    $  1,282,849    $      82,178       8,217,764    $         --    $ 11,992,685
                                                ============    =============    ============    ============    ============

                                                                 Accumulated
                                                                    Other
                                                  Deferred      Comprehensive    Accumulated
                                                Compensation        Loss           Deficit
                                                ------------    -------------    ------------
Beneficial conversion feature of convertible
   debt redeemed                                          --               --              --
Conversion of convertible debt                            --               --              --
Issuance of common stock in connection
   with acquisition                                       --               --              --
Proceeds from the private placements of
   common stock (net of costs of $432,228)
   for cash                                               --               --              --
Issuance of shares for services provided                  --               --              --
Issuance of stock in exchange for investment              --               --              --
Issuance of stock with put options                        --               --              --
                                                ------------    -------------    ------------
Balance - September 30, 2001                    $         --    $  (1,200,000)   $ (9,592,014)
                                                ============    =============    ============

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                       Statements of Comprehensive Income

                                                             Years Ended September 30,
                                                    ------------------------------------------
                                                        2001           2000           1999
                                                    -----------     -----------    -----------
Net earnings (loss)                                 $(5,847,457)    $ 1,045,910    $(1,527,043)

Unrealized loss on securities available for sale     (1,200,000)             --             --
                                                    -----------     -----------    -----------

Comprehensive income (loss)                         $(7,047,457)    $ 1,045,910    $(1,527,043)
                                                    ===========     ===========    ===========

     See accompanying summary of accounting policies and notes to financial statements.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES OPERATIONS
          Stratus Services Group, Inc. (the "Company") is a national provider of staffing and productivity consulting services. As of September 30, 2001, the Company operated a network of thirty-five offices in ten states.

          The Company operates as one business segment. The one business segment consists of its traditional staffing services, engineering staffing services, and SMARTSolutions(TM), a structured program to monitor and enhance the production of a client's labor resources. The Company's customers are in various industries and are located throughout the United States. Credit is granted to substantially all customers. No collateral is maintained.

          LIQUIDITY
          At September 30, 2001, the Company had limited liquid resources. Current liabilities were $14,503,820 and current assets were $13,157,431. The difference of $1,346,389 is a working capital deficit, which is primarily the result of losses incurred during each of the three quarters ended September 30, 2001. These conditions raise substantial doubts about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

          The Company's continuation of existence is dependent upon its ability to generate sufficient cash flow to meet its continuing obligations on a timely basis, to fund the operation and capital needs, and to obtain additional financing as may be necessary.

          Management of the Company has taken steps to revise and reduce its operating requirement, which it believes will be sufficient to assure continued operations and implementation of the Company's plans. The steps include closing branches that are not profitable, consolidating branches and reductions in staffing and other selling, general and administrative expenses.

          REVENUE RECOGNITION
          The Company recognizes revenue as the services are performed by its workforce. The Company's customers are billed weekly. At balance sheet dates, there are accruals for unbilled receivables and related compensation costs. The Company believes its revenue recognition policies do not significantly differ from SAB 101.

          USE OF ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CASH EQUIVALENTS AND CONCENTRATION OF CASH
          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

          RECLASSIFICATION
          Certain items in the Statements of Cash Flows for the years ended September 30, 1999 and 2000 have been reclassified to conform to the year ended September 30, 2001 presentation.

          COMPREHENSIVE INCOME (LOSS)
          Comprehensive income (loss) is the total of net income (loss) and other non-owner changes in equity including unrealized gains or losses on available-for-sale marketable securities.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
          EARNINGS/LOSS PER SHARE
          The Company utilizes Statement of Financial Accounting Standards No. 128 "Earnings Per Share", (SFAS 128), whereby basic earnings per share ("EPS") excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.

          Following is a reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for all years presented.

                                                             Year Ended September 30,
                                                        2001             2000           1999
                                                     -----------     -----------    -----------
          Numerator:
          Basic EPS
              Net earnings (loss)                    $(5,847,457)    $ 1,045,910    $(1,527,043)
              Dividends and accretion on
                  preferred stock                         63,000              --             --

                                                     -----------     -----------    -----------
          Net earnings (loss) attributable to
              common stockholders                    $(5,910,457)    $ 1,045,910    $(1,527,043)
                                                     ===========     ===========    ===========

          Denominator:
          Basic EPS
              Weighted average shares outstanding      5,996,134       4,931,914      3,828,530
                                                     -----------     -----------    -----------
              Per share amount                       $      (.99)    $       .21    $      (.40)
                                                     ===========     ===========    ===========

          Effect of stock options and warrants                --         291,594             --

          Dilutive EPS
              Weighted average shares outstanding
                  including incremental shares         5,996,134       5,223,508      3,828,530
                                                     -----------     -----------    -----------
              Per share amount                       $      (.99)    $       .20    $      (.40)
                                                     ===========     ===========    ===========

          INVESTMENT
          The investment represents securities available for sale which are stated at fair value. Unrealized holding gains and losses are reflected as a net amount in accumulated other comprehensive loss until realized. There were no gross realized gains and losses on sales of available-for-sale securities for the years ended September 30, 2001, 2000 and 1999. At September 30, 2001, the Company's securities available-for-sale consisted of an investment in a publicly-traded foreign company (see note 4).

          PROPERTY AND EQUIPMENT
          Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets as follows:

                                                                      ESTIMATED
                                               METHOD                USEFUL LIFE
             Furniture and fixtures       Declining balance            5 years
             Office equipment             Declining balance            5 years
             Computer equipment             Straight-line              5 years
             Computer software              Straight-line              3 years
             Vans                           Straight-line              5 years

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
          GOODWILL
          Goodwill is amortized on a straight-line basis over fifteen years except for acquisitions after June 30, 2001 where goodwill is not being amortized.

          Periodically, the Company will determine if there has been a permanent impairment of goodwill by comparing anticipated undiscounted cash flows for operating activities of acquired businesses with the carrying value of the related goodwill. In this connection the Company charged $700,000 to operations in the year ended September 30, 2001.

          FACTORING
          The Company's factoring agreement (see Note 5) with a financing institution ("factor") has been accounted for as a sale of receivables under Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Services of Financial Assets and Extinguishment of Liabilities". ("SFAS" No. 125)

          FAIR VALUES OF FINANCIAL INSTRUMENTS
          Fair values of cash and cash equivalents, accounts receivable, due from factor, accounts payable and short-term borrowings approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity, approximate the carrying amounts in the financial statements.

          STOCK - BASED COMPENSATION
          Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS" 123") allows a company to adopt a fair value based method of accounting for its stock-based compensation plans or continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Company accounts for stock-based compensation in accordance with the provisions of APB No. 25, and complies with the disclosure provisions of SFAS No. 123. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

          INCOME TAXES
          The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

          ADVERTISING COSTS
          Advertising costs are expensed as incurred. The expenses for the years ended September 30, 2001, 2000 and 1999 were $189,000, $185,000 and
          $133,000, respectively, and are included in selling, general and administrative expenses.

          IMPAIRMENT OF LONG-LIVED ASSETS
          The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
          NEW ACCOUNTING PRONOUNCEMENTS
          In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended by SFAS 138, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement did not have a material impact on the Company's financial position and results of operations.

          In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies do not significantly differ from SAB 101.

          In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is a replacement of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement did not have a material impact on the Company's financial position and results of operations.

          In June 2001, the FASB issued SFAS No. 141, "Business Combinations". SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also requires that acquired intangible assets be recognized as assets apart from goodwill if they meet one of the two specified criteria. Additionally, the statement adds certain disclosure requirements to those required by APB 16, including disclosure of the primary reasons for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. This statement is required to be applied to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Use of the pooling-of-interests method is prohibited. The adoption of SFAS No. 141 did not have an impact on the Company's financial condition or results of operations.

          In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142 and perform initial impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment.

          Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. At September 30, 2001, the Company's net goodwill was approximately $7,815,000, and annual amortization of such goodwill was approximately $341,000. The Company expects to adopt SFAS No. 142 during its first fiscal quarter of fiscal 2003. Because of the extensive effort required to comply with the remaining provisions of SFAS Nos. 141 and 142, the Company cannot reasonably estimate the impact on its financial statements of these provisions beyond discontinuing amortization.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not anticipate that this statement will have a material impact on its financial position and results of operations.

NOTE 2 -  INITIAL PUBLIC OFFERING
          On May 5, 2000, the Company completed its initial public offering ("IPO") of 1,300,000 shares of common stock at a price of $6.00 per share, generating net proceeds of approximately $5,930,000 after deducting underwriters discounts and offering costs of approximately $1,870,000.

NOTE 3 -  ACQUISITIONS
          On January 4, 1999, the Company entered into an asset purchase agreement with B&R Employment, Inc. ("B&R"). The Company purchased certain assets including office equipment, furniture and fixtures, sales and operating records, customer contracts and agreements, vendor lists, and seller's licenses and certificates. The purchase price was $2,400,000, consisting of notes for $1,880,000 and the issuance of 34,667 shares of the Company's common stock. B&R had a put option to sell these shares back to the Company at $15 per share, provided that the Company did not conduct an initial public offering within twenty-four months. As a result of the IPO, $520,000 of "Temporary equity - put options" representing 34,667 shares in connection with the acquisition was transferred to additional paid-in capital. In February 2000, the Company entered into a debt-equity conversion agreement with B&R whereby, B&R agreed to convert, except for $666,000, the amounts due under the notes payable-acquisition, including accrued interest, into shares of the Company's common stock upon the Company's initial public offering of securities. The number of shares to be issued was based on the offering price in the initial public offering. In April 2000, the agreement was amended to provide that B&R would convert $500,000 into shares of the Company's common stock. Accordingly, upon the completion of the IPO, B&R was issued 83,333 shares of the Company's common stock and the notes were paid in full.

          In connection with this acquisition, the Company entered into an employment and a non-compete agreement for a three-year period with the sole stockholder of B&R. The excess of cost paid over net assets acquired resulted in goodwill of $2,414,903, computed as follows:

          Net assets acquired
               Office equipment                                              $     7,000
               Amounts paid
                   Notes payable (net of $35,527 discount)                     1,844,473
                   Issuance of common stock and put options                      520,000
                   Finders' fees                                                  57,430
                                                                             -----------
                                                                               2,421,903
                                                                             -----------

               Excess of amounts paid over net assets acquired - goodwill    $ 2,414,903
                                                                             ===========

          On June 26, 2000, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of eight offices of Tandem, a division of Outsource International, Inc. ("Outsource"). The purchase price was $1,300,000, of which $800,000 was paid in cash at the closing and the remaining $500,000 was represented by two promissory notes. The first note, representing $400,000 was payable in two installments of $200,000 plus accrued interest at 8.5% a year, within 90 days and 180 days after closing. The second note, representing $100,000 bears interest at 8.5% a year and is payable in twelve equal monthly installments beginning
          January 1, 2001. As of September 30, 2001, the Company paid only two installments on the second note and the balance of approximately $83,000 is included in the current portion of "Notes payable - acquisitions" on the attached balance sheet as of September 30, 2001.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 -  ACQUISITIONS - CONTINUED
          The excess of cost paid over net assets acquired resulted in goodwill of $1,562,693, computed as follows:

           Net assets acquired
               Furniture and equipment                                       $    38,175
               Accrued holiday and vacation pay                                  (47,000)
                                                                             -----------
                                                                                  (8,825)
                                                                             -----------
           Amounts paid
               Cash                                                              800,000
               Notes payable                                                     500,000
               Finder's fees and other costs                                     253,868
                                                                             -----------
                                                                               1,553,868
                                                                             -----------

               Excess of amounts paid over net assets acquired - goodwill    $ 1,562,693
                                                                             ===========

          On October 27, 2000, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Tandem, a division of Outsource International, Inc. The initial purchase price for the assets was $125,000; of which $50,000 was paid in cash at the closing and the remaining $75,000 was represented by a promissory note secured by the assets purchased by the Company. The note was payable in twenty-four equal monthly installments of principal and interest at a variable rate of prime plus two percent beginning December 1, 2000. In January 2001, the Company exercised an option to repay the outstanding balance of the note plus $175,000 in lieu of an earnout payment of thirty percent of the Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of the acquired business for a two year period.

          The excess of cost paid over net assets acquired resulted in goodwill of $855,718, computed as follows:

           Net assets acquired
               Furniture and equipment                                       $  31,650
               Accrued holiday and vacation pay                                (21,758)
                                                                             ---------
                                                                                 9,892
                                                                             ---------
           Amounts paid
               Cash                                                             50,000
               Note payable                                                     75,000
               Earnout payable                                                 175,000
               Finder's fees and other costs                                   565,610
                                                                             ---------
                                                                               865,610
                                                                             ---------

               Excess of amounts paid over net assets acquired - goodwill    $ 855,718
                                                                             =========

          On January 2, 2001, the Company purchased substantially all of the tangible and intangible assets of Cura Staffing, Inc. and The WorkGroup Professional Services, Inc. The purchase price was $175,000 of which $100,000 was paid in cash at the closing and the remaining $75,000 was represented by a 90-day promissory note for $50,000 and $25,000 payable $5,000 a month beginning after the payment of the 90-day promissory note. The promissory note bears interest at 6% a year. As of September 30, 2001, the Company has not paid a portion of the $50,000 note and the entire $25,000 note. The balance of approximately $31,000 is included in the current portion of "Notes payable - acquisitions" on the attached balance sheet as of September 30, 2001.

          The excess of cost paid over net assets acquired resulted in goodwill of $228,144, computed as follows:

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 -  ACQUISITIONS - CONTINUED

           Net assets acquired
               Furniture and equipment                                              $  11,000
               Accrued holiday and vacation pay                                       (12,000)
                                                                                    ---------
                                                                                       (1,000)
                                                                                    ---------
               Amounts paid
                      Cash                                                            100,000
                      Note payable and other payables                                  75,000
                      Finder's fees and other costs                                    52,144
                                                                                    ---------
                                                                                      227,144
                                                                                    ---------

               Excess of amounts paid over net assets acquired - goodwill           $ 228,144
                                                                                    =========

          On July 27, 2001, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable of the clerical and light industrial staffing division of Source One Personnel, Inc. ("Source One"). As a result of the acquisition, the Company will expand its presence in the Philadelphia to New York corridor.

          The initial purchase price for the assets was $3,400,000, of which $200,000, in cash, and 400,000 shares of the Company's restricted common stock were paid at the closing and the remaining $2,400,000 was represented by two promissory notes. In addition, Source One is entitled to earnout payments based upon the acquired business achieving certain performance levels during each of the three fiscal years beginning October 1, 2001. There was an additional $42,163 of costs incurred in connection with the acquisition. The first note, representing $600,000, is payable in one installment of $600,000 plus accrued interest at 7% per year, at 180 days after the closing. The second note, representing $1,800,000 bears interest at 7% per year and is payable over a four-year period in equal quarterly payments beginning 120 days after the closing. Source One has agreed to allow the Company to defer the payment of the first note and the February 2002 installment of the second note until the earlier of the receipt of the proceeds from the sale of the Company's Engineering Division (see Note 24) or April 30, 2002. Source One has a put option to sell the shares back to the Company at $2 per share between 24 months after the closing and final payment of the second note, but not less than 48 months.

          The following table summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

                          Property and Equipment    $   105,000
                          Intangible assets             636,300
                          Goodwill                    2,700,863
                                                    -----------

                          Total assets acquired     $ 3,442,163
                                                    ===========

          Of the $636,300 of intangible assets, $127,300 was assigned to a covenant-not-to-compete and $509,000 was assigned to the customer list. The intangible assets are being amortized over their estimated useful life of four years. Goodwill is not being amortized under the provision of SFAS No. 142. All of the goodwill is expected to be deductible for tax purposes.

          The above acquisitions have been accounted for as purchases. The results of operations are included in the Company's statements of operations from the effective date of acquisition.

          The unaudited pro forma results of operations presented below assume that the acquisitions had occurred at the beginning of fiscal 2000. This information is presented for informational purposes only and include certain adjustments such as goodwill amortization resulting from the acquisitions and interest expense related to acquisition debt.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 -  ACQUISITIONS - CONTINUED

                                                             Year Ending September 30,
                                                              2001               2000
                                                         --------------     --------------
           Revenues                                      $   74,803,000     $   82,593,000

           Net earnings (loss) attributable to
               common stockholders                           (5,261,000)         2,408,000

           Net earnings (loss) per share attributable
               to common stockholders
                   Basic                                 $         (.88)    $          .49
                   Diluted                               $         (.88)    $          .46

          The maturities on notes payable-acquisitions are as follows:

                  Year Ending September 30
          -------------------------------------
                  2002            $ 1,110,726
                  2003                435,875
                  2004                467,197
                  2005                500,775
                                  -----------
                                  $ 2,514,573
                                  ===========

NOTE 4 -  TRANSACTIONS WITH ARTISAN (UK) PLC
          On June 26, 2001, the Company entered into an agreement to purchase 63,025,000 ordinary shares, representing 26.3% of the outstanding shares of enterpriseAsia. com ("EPA"), a London AIM listed company, from Artisan (UK) plc ("Artisan"). In exchange, the Company agreed to issue to Artisan 850,837 shares of the Company's Series A preferred stock. The Series A preferred stock pays cumulative dividends at $.21 per share per year, payable semi-annually, commencing on December 31, 2001. Beginning on October 1, 2001 the preferred stock shares are convertible at the option of the holder into shares of the Company's common stock on a one-for-one basis. On June 30, 2008, the Company will be required to redeem any shares of Series A preferred stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends, payable, at the Company's option, either in cash or in shares of common stock. This transaction was consummated, effective August 15, 2001.

          The cost of the investment in EPA and value assigned to the preferred stock issued was based upon the market price per share of EPA on the date the transaction was consummated. Accordingly, the original cost of the investment was $1,592,000 and, therefore, the 850,837 shares of preferred stock were assigned a value of $1.87 per share.

          On July 3, 2001, the Company received $900,000 from Artisan.com Limited ("Artisan.com"), a company affiliated with Artisan, in exchange for 900,000 shares of the Company's common stock in a private placement. The transaction was in accordance with an agreement dated June 26, 2001 between the Company and Artisan.com. The agreement provides that the Company may offer and Artisan.com may buy additional shares of the Company's common stock not exceeding $2,200,000 between August 15, 2001 and December 31, 2001. The price per share is the average market price per share over the five trading days immediately preceding the issuance of the shares.

          In connection with the transactions with Artisan and Artisan.com, the Company issued 608,096 shares of its Series A preferred stock and 30,000 shares of its common stock for finders' fees to third parties.

          The value of the preferred stock and common stock issued for finders' fees was allocated to the investment in EPA and a reduction to additional paid-in capital based on the relative value of the original investment of $1,592,000 and the $900,000 received for the 900,000 shares of the

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 -  TRANSACTIONS WITH ARTISAN (UK) PLC - CONTINUED
          Company's common stock. Accordingly, the original cost of the investment in EPA increased by $757,000 and additional paid-in capital was reduced by $417,700.

          The Company is unable to exercise significant influence over EPA's operating and financial policies. Therefore, the investment in EPA is classified as available-for-sale securities and reported at fair value in the attached balance sheet.

NOTE 5 -  FACTORING AGREEMENT
          The Company had a factoring agreement under which it was able to sell up to $3,000,000 of qualified trade accounts receivable, with limited recourse provisions. The Company was required to repurchase or replace any receivable remaining uncollected for more than 90 days. During the years ended September 30, 2001, 2000 and 1999, gross proceeds from the sale of receivables was $10,204,208, $34,179,692 and $25,227,640, respectively.

          On December 12, 2000, the Company terminated its agreement with the factor. As part of the termination agreement, the Company repurchased all accounts receivable from the factor with proceeds from a new line of credit (See note 6).

NOTE 6 -  LINE OF CREDIT
          On December 12, 2000, the Company entered into a loan and security agreement with a lending institution whereby the Company can borrow up to 90% of eligible accounts receivable, as defined, not to exceed the lesser of $12 million or six times the Company's tangible net worth (as defined). Borrowings under the agreement bear interest at 1 1/2% above the prime rate and are collateralized by substantially all of the Company's assets. The agreement expires on June 12, 2002. Approximately $5,100,000 of the initial borrowing under this agreement was used to repurchase accounts receivable from the factor (see Note
          5). The prime rate at September 30, 2001 was 6%.

NOTE 7 -  PROPERTY AND EQUIPMENT
          Property and equipment consist of the following as of September 30:

                                               2001            2000
                                            -----------     -----------
          Furniture and fixtures            $   614,980     $   206,307
          Office equipment                      109,498          72,729
          Computer equipment                  1,130,301         810,226
          Computer software                     244,095         113,500
          Vans                                  216,319         208,570
                                            -----------     -----------
                                              2,315,193       1,411,332
          Accumulated depreciation             (702,977)       (292,707)
                                            -----------     -----------
          Net property and equipment        $ 1,612,216     $ 1,118,625
                                            ===========     ===========

NOTE 8 -  INTANGIBLE ASSETS
          Intangible assets consist of the following as of September 30:

                                               2001            2000
                                            -----------     -----------
          Goodwill                          $ 7,814,822     $ 4,030,096
          Covenant-not-to-compete               127,300              --
          Customer list                         509,000              --
          Less: accumulated amortization       (672,694)       (313,558)
          Less: impairment loss                (700,000)             --
                                            -----------     -----------
                                            $ 7,078,428     $ 3,716,538
                                            ===========     ===========

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 9 -  JOINT VENTURE
          The Company provides information technology staffing services through a joint venture, Stratus Technology Services, LLC ("STS"), in which the Company has a 50% interest. A son of the Chief Executive Officer and the Secretary and General Counsel of the Company have a minority interest in the other 50% venturer. STS commenced operations during the year ended September 30, 2001. The Company's loss from operations of STS of $6,933 for the year ended September 30, 2001 is included in other revenue (expense) on the statements of operations.

NOTE 10 - LOANS PAYABLE
          Loans payable consist of the following as of September 30:

                                                                 2001          2000
                                                               ---------     ---------
          Notes, secured by vans with a book value
              of $147,528 as of  September 30, 2001(i)         $ 134,698     $ 161,712
          18% promissory notes(ii)                               240,000            --
          Stock repurchase note(iii)                             248,834            --
          Other                                                   15,000            --
                                                               ---------     ---------
                                                                 638,532       161,712
          Less current portion                                  (347,289)      (27,012)
                                                               ---------     ---------
          Current portion                                      $ 291,243     $ 134,700
                                                               =========     =========

          (i) Payable $3,453 per month, including interest at 9.25% to 10% a year.
          (ii) Due in April 2002 interest is payable monthly at 18% a year. In addition, the Company issued 60,000 shares of its common stock to the noteholders. The noteholders have the right to demand the repurchase by the Company of the shares issued, until the notes are paid in full, at $1.00 per share plus 15% interest. Accordingly, $9,000 was charged to interest expense in the year ended September 30, 2001 and $69,000, representing the put option plus interest, is included in "Temporary equity
                  - put options" on the attached balance sheet as of September 30, 2001.
          (iii) Promissory note issued in January 2001 in connection with the purchase of treasury stock. Note is payable $8,000 per month, including interest at 15% a year.

          The maturities on loans payable are as follows:

                     Year Ending September 30
           -------------------------------------
                  2002      $ 347,289
                  2003        105,345
                  2004        120,317
                  2005         65,581
                            ---------
                            $ 638,532
                            =========

          Other loans aggregating $600,000 were settled by the issuance of 160,000 shares of the Company's common stock at $3.75 per share during the year ended September 30, 1999. Other loans during the year ended September 30, 2000, aggregating $100,000, $200,000 and $200,000, were settled by the issuance of 26,667 shares at $3.75 per share and 50,000 shares at $4.00 per share and 33,333 shares at $6.00 per share, respectively.

NOTE 11 - RELATED PARTY TRANSACTIONS
          CONSULTING AGREEMENT
          The son of the Chief Executive Officer of the Company provides consulting services to the Company. Consulting expense was $281,000, $156,000 and $107,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

          The Company has paid consulting fees to an entity whose stockholder is another son of the Chief Executive Officer of the Company. Consulting fees amounted to $119,000, $9,000 and $23,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 11 - RELATED PARTY TRANSACTIONS - CONTINUED
          REVENUES
          The Company provided payroll services to an entity whose Chief Executive Officer is the son of the Chief Executive Officer of the Company. Revenues related thereto for the years ended September 30, 2001, 2000 and 1999, were $-0-, $364,000 and $1,392,000, respectively.
          In August 1999, $663,000 of accounts receivable from this related party was converted into a note of $1,017,000. The difference was attributable to interest, which has not been accrued by the Company since all of the receivable had previously been reserved for as a doubtful account. All of the doubtful accounts receivable arose prior to the entity becoming a related party. The accounts receivable were generated through December 1998 and the entity became a related party in March 1999. In September 1999, the Company had agreed to accept 500,000 shares of the related party's common stock as full payment for the note. Although the shares of the related party's common stock were publicly traded, the 500,000 shares held by the Company were restricted at the time of issuance. Accordingly, the investment was valued at $-0-. Subsequent thereto, the related party filed for bankruptcy and discontinued its operations.

          The Company also provided payroll services to a non-public entity whose common stock is owned 50% by the Chief Executive Officer of the Company. For the years ended September 30, 2001, 2000 and 1999, revenues were $-0-, $-0- and $304,000, respectively.

          In August 1999, the Chief Executive Officer of the Company and his son agreed to exchange, effective June 30, 1999, $440,000 of notes payable by the Company to them, plus accrued interest of $52,762 for 131,403 shares of the Company's common stock. The stock was valued at $3.75 per share, which represented fair value based on the latest stock transactions and no gain or loss was recorded on the transaction.

          SALE OF COMMON STOCK
          During the year ended September 30, 2001, the Company sold 382,999 shares of its common stock in private placements to relatives of the Chief Executive Officer of the Company at prices approximating the then current market of $.93 to $1.43 per share, for total gross proceeds of $410,000, less expenses of $5,958.

NOTE 12 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                      2001         2000
                                                  -----------  ------------
          Accounts payable                        $ 2,513,749  $   980,880
          Accrued compensation                        285,022       94,457
          Workers' compensation claims reserve        273,657           --
          Accrued other                               349,368       96,811
                                                  -----------  -----------
                                                  $ 3,421,796  $ 1,172,148
                                                  ===========  ===========

NOTE 13 - INCOME TAXES
          Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities follow:

                                                      2001           2000
                                                    ---------     ---------
          Current assets and liabilities
               Allowance for doubtful accounts      $ 220,000       102,000
               Allowance for recourse obligation           --     $  12,000
               Net operating loss carryforward             --       340,000
               Valuation allowance                   (220,000)     (114,000)
                                                    ---------     ---------
          Net current deferred tax asset            $      --     $ 340,000
                                                    =========     =========

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 13 - INCOME TAXES - CONTINUED

           Non-current assets and liabilities
                Net operating loss carryforward              $ 2,694,000     $   462,000
                Stock compensation                                    --          27,000
                Depreciation                                          --          (5,000)
                Valuation allowance                           (2,694,000)       (484,000)
                                                             -----------     -----------
           Net non-current deferred tax asset (liability)    $        --     $        --
                                                             ===========     ===========

          The change in valuation allowances was an increase of $2,316,000 and a decrease of $560,000 for the years ended September 30, 2001 and 2000, respectively.

                                                         2001           2000             1999
                                                     -----------     -----------     -----------
          Income taxes (benefit) is comprised of:
               Current                               $        --     $        --     $        --
               Deferred                               (1,976,000)        220,000              --
               Change in valuation allowance           2,316,000        (560,000)             --
                                                     -----------     -----------     -----------
                                                     $   340,000     $  (340,000)    $        --
                                                     ===========     ===========     ===========

          At September 30, 2001, the Company has available the following federal net operating loss carryforwards for tax purposes:

                  Expiration Date
                    Year Ending
                   September 30,
          ------------------------------
                       2012                     $         123,000
                       2018                             1,491,000
                       2019                               392,000
                       2021                             4,730,000

          The utilization of the net operating loss carryforwards may be limited due to changes in control.

          The effective tax rate on net earnings (loss) varies from the statutory federal income tax rate for periods ended September 30, 2001, 2000 and 1999.

                                                  2001        2000        1999
                                                --------    --------    --------
            Statutory rate                         (34.0)%      34.0%      (34.0)%
            State taxes net                         (6.0)        6.0        (6.0)
            Other differences, net                  (0.4)        1.4         1.3
            Valuation allowance                     40.4       (79.4)       38.7
            Benefit from net operating loss
                 carryforwards                        --       (10.2)         --
                                                --------    --------    --------
                                                      --%      (48.2)%        --%
                                                ========    ========    ========

NOTE 14 - CONVERTIBLE DEBT
          At various times during the year ended September 30, 2001, the Company issued, through private placements, a total of $3,643,402 of convertible debentures. The debentures bear interest at 6% a year, payable quarterly and have a maturity date of five years from issuance. Each debenture is convertible after 120 days from issuance into the number of shares of the Company's common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 14 - CONVERTIBLE DEBT - CONTINUED
          immediately preceding the date of the conversion. The Company has the right to prepay any of the debentures at any time at a prepayment rate that varies from 115% to 125% of the amount of the debenture depending on when the prepayment is made.

          The discount arising from the 75% beneficial conversion feature aggregated $1,213,747 and is charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture becomes convertible.

          Deferred finance costs incurred in connection with the issuance of the debentures aggregated approximately $738,000 and is being amortized over the five year term of the debentures. Included in the $738,000 is $88,000 for 50,000 five-year $5.00 warrants and 100,000 five-year $7.50 warrants issued as finders' fees. In addition, the Company paid approximately $280,000 in exchange for extending the earliest conversion date and the maturity date by an additional 120 days on approximately $1,048,500 of debentures. This amount was charged to deferred finance costs and is being amortized over 120 days. Included in interest expense for the year ended September 30, 2001 is approximately $146,000 for amortization of deferred finance costs in connection with the debentures.

          During the year ended September 30, 2001, the Company redeemed $1,897,220 of debentures resulting in a loss of approximately $71,000 which is included in "Other income (expense)" in the statement of operations. The loss is comprised of prepayment premiums ($326,000), and the write-off of deferred finance costs ($377,000), less the amount of the beneficial conversion feature ($632,000).

          During the year ended September 30, 2001, $542,500 of debentures were converted into 628,060 shares of common stock at prices ranging from $.85 to $.90 per share. The Company issued 108,666 shares of treasury stock to a debenture holder in connection with a conversion.

          The balance of the convertible debt on the attached balance sheet as of September 30, 2001 is net of unamortized discount of $78,285 and is due at various dates in the year ended September 30, 2006.

NOTE 15 - PREFERRED STOCK
          The Company has authorized 5,000,000 shares of preferred stock of which 1,458,933 shares have been designated as Series A preferred stock and issued in connection with transactions with Artisan (see
          Note 4).

          The difference between the carrying value and redemption value of the preferred stock is being accreted through a charge to additional paid-in-capital through the June 30, 2008 redemption date.

NOTE 16 - OTHER CHARGES
          During the year ended September 30, 2001, the Company discontinued negotiations to sell the Engineering Division and discontinued efforts to make certain acquisitions. In this connection, costs associated with these activities were charged to operations. The Company also charged operations for costs incurred in connection with various financing not obtained and costs associated with closed offices. The total charged to operations for the foregoing was $460,800.

          In September 2001, the Company placed 1,500,000 of unregistered shares of its common stock into an escrow account in anticipation of receiving a loan which was to be collateralized by the shares of common stock. The loan transaction was never consummated, but in October 2001 the shares were illegally transferred out of the escrow account by a third party. Subsequent thereto, all but 89,600 shares were returned to the Company and cancelled. The Company recorded a $59,000 charge to operations in the year ended September 30, 2001, representing the market value of the shares not returned. The 89,600 shares will be recorded as issued shares in the quarter ended
          December 31, 2001 and $59,000 will be credited to stockholders' equity.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 17 - COMMITMENTS AND CONTINGENCIES
          OFFICE LEASES
          The Company leases offices and equipment under various leases expiring through 2006. Monthly payments under these leases are $36,000.

          The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of September 30, 2001.

                For the Years Ending
                    September 30,
          ----------------------------------
                        2002                        $   548,000
                        2003                            434,000
                        2004                            298,000
                        2005                            263,000
                        2006                            224,000

          Rent expense was $697,000, $356,000 and $342,000 for the years ended September 30, 2001, 2000 and 1999, respectively.

          OTHER
          From time to time, the Company is involved in litigation incidental to its business including employment practices claims. There is currently no litigation that management believes will have a material impact on the Company's financial portion.

NOTE 18 - TEMPORARY EQUITY
          Certain stockholders of the Company may have had a right to pursue claims against the Company as a result of possible technical violations of the laws and regulations governing the private placement and issuance of securities. Accordingly, the Company had recorded the original total proceeds of the sale of the shares to these certain stockholders in the amount of $1,618,060 as temporary equity - common shares in the balance sheet. The Company made a rescission offer to stockholders holding approximately 2.8 million shares, pursuant to which the Company offered to repurchase the shares at their original purchase price (plus applicable interest) which ranged from $0.75 to $3.75 per share. As a result of no one accepting the rescission offer during the rescission period and the expiration, in certain cases, of applicable statutes of limitation, the $1,618,060 of temporary equity
          - common shares was transferred to additional paid-in capital during the year ended September 30, 2000.

          At September 30, 2001 "Temporary equity - put options" is comprised of $800,000 for put options on 400,000 shares of the Company's stock issued in connection with the acquisition of Source One (see Note 3) and $69,000 for put options on 60,000 shares of the Company's stock (see Note 10).

NOTE 19 - STOCK OPTIONS AND WARRANTS
          The Company has issued stock options to employees with terms of five to ten years. The options may be exercised for 2,107,741 shares.

          In addition, the Company has issued to the Chief Executive Officer of the Company, options to acquire 1,000,000 shares at $6.00 per share and 500,000 shares at $1.10 per share. These options have a ten-year term and are exercisable at the earlier of five years or when the Company achieves earnings of $1.00 per share in a fiscal year. These options will be forfeited if the Chief Executive Officer leaves the employment of the Company.

          Pro forma information regarding net income and earnings per share is required by the Financial Accounting Standards Board Statement ("FASB No. 123"), and has been determined as if the

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 19 - STOCK OPTIONS AND WARRANTS - CONTINUED
          Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model.

          The Black-Scholes method option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

          The following weighted-average assumptions were used:

                                                            September 30,
                                               2001              2000                1999
                                             ---------      -------------           -------
          Risk- free interest rate                   5%                 6%                5%
          Dividend yield                             0%                 0%                0%
          Expected life                      4-7 years          4-7 years           4 years
          Volatility                                84%                54%               --

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                         For the Years Ended
                                                                            September 30,
                                                               2001              2000              1999
                                                           ------------      ------------      ------------
          Pro forma net earnings (loss) attributable
             to common stockholders                        $ (8,064,810)     $    507,051      $ (1,583,829)
          Pro forma net earnings (loss) per common
             share attributable to common stockholders
               Basic                                       $      (1.35)     $        .10      $       (.41)
               Diluted                                            (1.35)              .10              (.41)

          Compensation expense under APB 25 for the years ended September 30, 2001, 2000 and 1999 was $67,900, $46,800 and $46,800, respectively.

          A summary of the Company's stock option activity and related information for the years ended September 30 follows:

                                                                                    Weighted Average
                                                                      Options        Exercise Price
                                                                     ---------   --------------------
          Outstanding at September 30, 1998                            534,000              $    2.55
               Granted                                                      --                     --
               Canceled                                                     --                     --
               Exercised                                                    --                     --
                                                                     ---------

          Outstanding at September 30, 1999                            534,000                   2.55
               Granted                                               1,453,205                   5.91
               Canceled                                                     --                     --
               Exercised                                                    --                     --
                                                                     ---------              ---------

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 19 - STOCK OPTIONS AND WARRANTS - CONTINUED

          Outstanding at September 30, 2000                       1,987,205          5.01
               Granted                                            1,900,000          2.05
               Canceled                                            (279,464)         4.08
               Exercised                                                 --            --
                                                                  ---------  ------------
          Outstanding at September 30, 2001                       3,607,741  $       3.52
                                                                  =========  ============
          Exercisable at September 30, 2001                       1,341,908  $       2.26
                                                                  =========  ============

          The exercise prices range from $1.10 to $6.00 per share.

          In connection with the IPO, the Company issued 130,000 warrants to its underwriters to purchase shares at $8.70 per share, expiring in 2004. The Company has also issued the following warrants:

               Number of
                Warrants            Price Per Share         Expiring In
          --------------------   --------------------   --------------------
                  66,667              $     7.50                2004
                  65,000                    4.00                2005
                  10,000                    5.00                2005
                  20,000                    6.00                2005
                  16,667                    0.75                2006
                  50,000                    5.00                2006
                 100,000                    7.50                2006

          Following is a summary of the status of stock options outstanding at September 30, 2001:

                                  Outstanding Options                                   Exercisable Options
                            ---------------------------------                      -------------------------------
                                                  Weighted                                              Weighted
                                                  Average           Weighted                            Average
             Exercise                            Remaining           Average                            Exercise
               Price            Number          Contractual         Exercise          Number             Price
          --------------    --------------    ---------------    -------------     -------------     -------------
                                                   Life              Price
                                              ---------------    -------------
          $         1.10         1,500,000          9.5 years    $        1.10           750,000     $        1.10
                    1.50           166,667          0.9 years             1.50           166,667              1.50
                    3.00           193,333          6.0 years             3.00           172,500              3.00
                   5.625           690,000          8.8 years            5.625           195,000             5.625
                    6.00         1,057,741          8.5 years             6.00            57,741              6.00
                                 ---------                                           -----------
                                 3,607,741                                             1,341,908
                                 =========                                           ===========

          As of September 30, 2001, no stock options or warrants have been exercised.

NOTE 20 - MAJOR CUSTOMERS
          The Company had one customer who accounted for 10% and 12% of total revenues for the years ended September 30, 2001 and 2000, respectively, and two customers who accounted for 30% of total revenues for the year ended September 30, 1999. Major customers are those who account for more than 10% of total revenues.

NOTE 21 - RETIREMENT PLANS
          The Company maintains two 401(k) savings plans for its employees. The terms of the plan define qualified participants as those with at least three months of service. Employee contributions are discretionary up to a maximum of 15% of compensation. The Company can match up to 20% of the employees' first 5% contributions. The Company's 401(k) expense for the years ended September 30, 2001, 2000 and 1999 was $50,000, $37,000 and $26,000, respectively.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 22 - PRIVATE PLACEMENTS
          In June 2001, the Company entered into an agreement with an investment banker to raise $1,200,000 through the sale of the Company's stock through private placements at a price per share calculated at a 30% discount to the 20-day average of the mean between the closing bid and asked prices. The agreement provides that the Company pays a placement fee to the investment banker of 10% of the gross proceeds received from the private placements and also issues five-year warrants equal to 10% of the number of shares sold at an exercise price equal to the price per share of the private placement. In addition, the Company is to pay the investment banker's expenses in connection with the agreement, not to exceed $50,000. During the year ended September 30, 2001, the Company sold 166,667 shares at $.75 per share under this agreement. In connection therewith, the Company paid $16,250 to the investment banker and issued warrants to purchase 16,667 shares of the Company's common stock.

          For the year ended September 30, 2001, private placements resulted in the issuance of 1,449,666 shares of common stock (see Notes 4 and 11 above).

          The Company raised $1,000,000 in gross proceeds through a private placement during the year ended September 30, 1999. Each private placement "unit" was a combination of debt and equity. For each $50,000 unit, the investor received a $50,000 promissory note from the Company and 3,333 shares of the Company's common stock valued at $3.75 per share.

          In August 1999, each private placement participant was offered an additional 10,000 shares of the Company's common stock in exchange for the original debt portion of the unit, thereby exchanging each unit acquired by an investor accepting the offer into 13,333 shares of common stock at $3.75 per share. In connection with this offer, participants representing sixteen units agreed to this offer.

          As each private placement investor representing the remaining $200,000 received both debt (in the form of a promissory note payable by the Company) and equity (in the form of the Company's common stock), a portion of the $200,000 face value of the debt was allocated to equity based on the value of $3.75 per share of common stock. As such, the Company had allocated $133 and $49,867 to common stock and additional paid-in capital, respectively. The remainder of $150,000 was allocated to short-term debt. The difference between the face value and the amount recorded in short-term debt was accrued to interest expense. All private placement debt was paid in full from proceeds of the IPO.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 23 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       FIRST             SECOND             THIRD            FOURTH
                                                      QUARTER           QUARTER            QUARTER           QUARTER
                                                   --------------    --------------    --------------    --------------
     YEAR ENDED SEPTEMBER 30, 2001:
         Revenues from continuing operations       $   17,024,687    $   12,774,199    $   12,692,761    $   14,534,691
         Gross profit from continuing operations        3,837,116         2,449,282         2,197,927         2,467,728
         Net earnings (loss) from discontinued
            Engineering Division                           77,422             2,229           (10,226)           76,505
         Net earnings (loss) from continuing
            operations                                    236,077        (2,154,877)       (1,514,282)       (2,560,305)
         Net earnings (loss) attributable to
            common stockholders                           313,499        (2,152,648)       (1,524,508)        2,546,800)

         Basic earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                             .04              (.38)             (.26)             (.37)
            Discontinued operations                           .01                --                --               .01
               Total                                          .05              (.38)             (.26)             (.36)

         Diluted earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                             .04              (.38)             (.26)             (.37)
            Discontinued operations                           .01                --                --               .01
               Total                                          .05              (.38)             (.26)             (.36)

     YEAR ENDED SEPTEMBER 30, 2000:
         Revenues from continuing operations       $    6,442,533    $    8,105,968    $    7,389,381    $   14,261,789
         Gross profit from continuing operations        1,496,995         1,946,929         1,845,038         3,083,162
         Net earnings from discontinued
            Engineering Division                          316,334            29,617           208,690           329,947
         Net earnings (loss) from continuing
            operations                                   (160,398)          131,986           (30,794)          220,528
         Net earnings (loss) attributable to
            common stockholders                           155,936           161,603           177,896           550,475

         Basic earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                            (.03)              .03              (.01)              .04
            Discontinued operations                           .07               .01               .04               .04
               Total                                          .04               .04               .03               .10

         Diluted earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                            (.03)              .03              (.01)              .04
            Discontinued operations                           .06               .01               .04               .06
               Total                                          .03               .04               .03               .10

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 23 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) - CONTINUED

                                                       FIRST             SECOND            THIRD             FOURTH
                                                      QUARTER           QUARTER           QUARTER            QUARTER
                                                   --------------    --------------    --------------    --------------
     YEAR ENDED SEPTEMBER 30, 1999:
         Revenues from continuing operations       $    4,880,083    $    6,050,756    $    7,346,155    $    7,763,620
         Gross profit from continuing operations          836,154         1,105,768         1,580,792         1,738,322
         Net earnings (loss) from discontinued
            Engineering Division                          107,151           (97,808)           88,154            71,505
         Net earnings (loss) from continuing
            operations                                 (1,105,000)         (658,197)          (13,105)           80,257
         Net earnings (loss) attributable to
            common stockholders                          (997,849)         (756,005)          (75,049)          151,762

         Basic earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                            (.30)             (.17)               --               .03
            Discontinued operations                           .03              (.03)              .02               .02
               Total                                         (.27)             (,20)              .02               .05

         Diluted earnings (loss) per share
         attributable to common stockholders:
            Continuing operations                            (.30)             (.17)               --               .03
            Discontinued operations                           .03              (.03)              .02               .02
               Total                                         (.27)             (.20)              .02               .05


NOTE 24 - SUBSEQUENT EVENTS

          a. Effective January 1, 2002, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Provisional Employment Solutions, Inc. ("PES"). The initial purchase price was $1,480,000, represented by a $1,100,000 promissory note and 400,000 shares of the Company's common stock. In addition, PES is entitled to earnout payments of 15% of pretax profit of the acquired business up to a total of $1.25 million or the expiration of ten years, whichever occurs first. The note bears interest at 6% a year and is payable over a ten-year period in equal quarterly payments.

          b. On January 24, 2002 the Company entered into an agreement to sell the assets of its Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA"). Closing of the sale was contingent upon shareholder approval and receipt of a fairness opinion by the Company.

               On March 28, 2002, the Company completed the sale of the assets of the Division to SEA pursuant to the Asset Purchase Agreement dated as of January 24, 2002 among the Company, SEP, LLC ("SEP"), Charles Sahyoun, Sahyoun Holdings LLC and SEA. The transaction was approved by a vote of the Company's stockholders at the Company's annual meeting of stockholders held on March 28, 2002.

               The assets of the Division had been transferred to SEP, a limited liability company in which the Company owns a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holdings, LLC, a company wholly owned by Charles Sahyoun, the President of the Division, owns the remaining 30% interest in SEP.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 24 - SUBSEQUENT EVENTS - CONTINUED
               Under the terms of the Asset Purchase Agreement, the Company received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP after the satisfaction of certain liabilities and expenses of SEP. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

               The Asset Purchase Agreement requires SEA to make the following additional payments to SEP:

                    (i) A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

                    (ii) A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

                    (iii) Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

               Pursuant to an allocation and indemnity agreement entered into by the Company, Sahyoun Holdings, LLC and Charles Sahyoun (the "Allocation and Indemnity Agreement"), the Company was entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between the Company, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., the Chairman and Chief Executive Officer of the Company, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided the Company with $200,000 cash in exchange for the Company's short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. Such $250,000 was repaid by the Company from its $250,000 share of the Second Payment which was received in June 2002. Sahyoun Holdings LLC and Charles Sahyoun have guaranteed the $250,000 payment to be made to the Company from the Third Payment, regardless of the operating results of SEA. Upon its receipt of all of the payments required under the Allocation and Indemnity Agreement, the Company's interest in SEP will terminate and the Company will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to the Company pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC as described above.

               The statements of operations for all periods presented have been reclassified to reflect the operating results of the Division as discontinued operations.

          c. On January 17, 2002 the Company received a Nasdaq Staff Determination, due to its failure to file its Form 10-K for the fiscal period ended September 30, 2001, indicating the Company's noncompliance with the requirement for continued listing set forth in Nasdaq's Marketplace Rule 4310(c)(14), and that its securities are, therefore subject to delisting. On January 24, 2002 the Company submitted a request for a hearing to review the Staff Determination, staying the delisting.

               On February 26, 2002, the Nasdaq Stock Market Listing Qualifications Panel (the "Panel") made a determination that the Company was not in compliance with the Continued Listing Standards of the Nasdaq SmallCap Market, and the Company's stock was delisted from the Nasdaq SmallCap Market on February 27, 2002. The Company appealed the decision of the Panel to the Nasdaq Listing and Hearing Review Council (the "Review Council").

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 24 - SUBSEQUENT EVENTS - (CONTINUED)
               On July 2, 2002, the Company received the decision of the Review Council which reversed the February 26, 2002, decision of the Panel to delist the Company's securities from the Nasdaq SmallCap Market.

               The Review Council reversed and remanded the Panel's decision to the Panel, subject to certain conditions. These conditions were further subject to the Panel's discretion to impose additional monitoring restrictions. The Review Council's decision required that (a) by September 30, 2002, the Company demonstrate a closing price of at least $1.00 per share and immediately thereafter maintain a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days, (b) the Company report shareholders' equity of at least $4,500,000 as of June 30, 2002, $3,750,000 as of September 30, 2002 and $3,500,000 as of December 31, 2002 and (c) demonstrate compliance with all requirements for continued listing.

               The Panel notified the Company in August 2002, that it was denying relisting due to the Company's failure to meet conditions specified in the Council's decision that required the Company to have stockholder's equity of at least $4,500,000 as of June 30, 2002, and a minimum stock bid price of at least $1.00 for 10 consecutive trading days. The Company has again filed an appeal of this decision.

          d. In March 2002, the Company entered into an agreement with the holder (the "Debenture Holder") of all but $40,000 of the then outstanding convertible debentures pursuant to which it issued to the Debenture Holder 231,200 shares of Series B Convertible Preferred Stock in exchange for (i) $456,499 aggregate principal amount of debentures, (ii) the cancellation of a $400,000 promissory note issued in March 2002, by the Company to the Debenture Holder and (iii) $300,000 in cash. As a result, only $40,000 of debentures remains outstanding.

               The shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") have a stated value of $5 per share. Holders of the Series B Preferred Stock are entitled to cumulative dividends at a rate of 6% of the stated value per annum, payable when and as declared by the Board of Directors. Dividends may be paid in cash or, at the option of the Company, in shares of common stock, under certain circumstances. Holders of Series B Preferred Stock are entitled to a liquidation preference of $5.00 per share plus accrued dividends. The Series B Preferred Stock is convertible into shares of common stock at the option of the holder at any time. The number of shares of common stock into which each share of Series B Preferred Stock is convertible is determined by dividing the aggregate liquidation preference of the shares being converted by the lesser of (i) $4.65 or (ii) 75% of the closing bid price of the common stock on the trading day preceding the date of conversion. The discount arising from the beneficial conversion feature is being treated as a dividend from the date of issuance to the earliest conversion date.

               In June 2002, the Company, at its option, redeemed for cash, 91,000 shares of Series B Preferred Stock at $5.00 per share, totaling $455,000.

               At a Special Meeting of Stockholders held on July 26, 2002, the Company received approval from its stockholders of a proposal to approve the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock in excess of the limits imposed by the rules of the Nasdaq Stock Market, in the event that the Company's common stock is reinstated for trading on the Nasdaq Stock Market.

          e. At the Company's Annual Meeting of Stockholders held on March 28, 2002, the stockholders approved the issuance by the Company of the full number of shares of common stock which may be issued by the Company in connection with the conversion of the Series A Preferred Stock. Accordingly, the Company's obligation to redeem a portion of the outstanding shares of Series A Preferred Stock, if such approval was not obtained, was terminated and the Series A Preferred Stock was reclassified to permanent equity.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 24 - SUBSEQUENT EVENTS - (CONTINUED)
          f. In July 2002, the Company sold 7,650 shares of newly created Series E Preferred Stock in a private placement for $765,000 in cash and issued an additional 8.615 shares of Series E Preferred Stock in exchange for all of the outstanding shares of Series B Preferred Stock which had an aggregate stated value of $861,500. In addition, $41,790 of dividends and penalties had accrued on the Series B Preferred Stock prior to the exchange. Of the 172,300 shares of Series B Preferred Stock surrendered in the exchange, 32,000 shares were held by a corporation of which the Company's President and Chief Executive Officer is the sole owner.

               The shares of Series E Preferred Stock have a stated value of $100 per share. The holders of the Series E Preferred Stock are entitled to cumulative dividends at a rate of 6% per annum of the stated value, payable every 120 days, in preference and priority to any payment, of any dividend on the Company's common stock. Dividends may be paid, at the Company's option, either in cash or in shares of common stock, valued at the Series E Conversion Price (as defined below), if the common stock issuable upon conversion of such Series E Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series E Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

               The Series E Preferred Stock is convertible into common stock at a conversion price (the "Series E Conversion Price") equal to 75% of the average of the closing bid prices, for the five trading days preceding the conversion date, for the common stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100, and dividing the result by the Series E Conversion Price then in effect.

               Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

               The Company may redeem the shares of the Series E Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares plus any accrued but unpaid dividends.

          g. In July 2002, Joseph J. Raymond, the Company's President and Chief Executive Officer invested $1,000,000 in the Company in exchange for 10,000 shares of newly created Series F Preferred Stock, which has a stated value of $100 per share.

               The holders of the Series F Preferred Stock are entitled to receive, from assets legally available therefore, cumulative dividends at a rate of 7% per annum, accrued daily, payable monthly, in preference and priority to any payment of any dividend on the common stock and on the Series E Preferred Stock. Dividends may be paid, at the Company's option, either in cash or in shares of common stock, valued at the Series F Conversion Price (as defined below), if the common stock issuable upon conversion of such Series F Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series F Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

               The Series F Preferred Stock is convertible into common stock at a conversion price (the "Series F Conversion Price") equal to $.10 per share, the market price at the date of issuance of the Series F Preferred Stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100 and dividing the result by the Series F Conversion Price then in effect.

                          STRATUS SERVICES GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 24 - SUBSEQUENT EVENTS - (CONTINUED)
               Except as otherwise required by law, holders of Series F Preferred Stock and holders of common stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of common stock into which each such share of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the terms of the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

          h. The Company issued promissory notes to Source One in the principal amounts of $600,000 ("Note 1") and $1,800,000 ("Note 2"), respectively, on July 27, 2001, in connection with an acquisition transaction (see Note 3). The Company was unable to make the following payments when due:

               (i) a payment of $600,000 of principal and $21,000 of accrued interest due on January 28, 2002 under Note 1;

               (ii) a payment of $100,766 of principal and $29,951 of accrued interest due on February 27, 2002 under Note 2; and

               (iii) a payment of $102,530 of principal and $28,187 of accrued interest due on May 27, 2002 under Note 2.

               Pursuant to a Forbearance Agreement executed in January 2002, and amended in June 2002, Source One agreed to forbear from exercising remedies against the Company until June 30, 2002. On July 31, 2002, the Company cured all payment defaults under Note 1 and Note 2 and repaid $200,000 loaned to the Company by Source One on June 4, 2002, which was due June 30, 2002, and bore interest at 7% a year.

          i. In November 2001 and June 2002, the Company sold 400,000 shares and 62,625,000 shares, respectively, representing its entire 26.3% investment in EPA (see Note 4). The Company received net proceeds of $206,631 and recorded a loss on the sales of $2,159,415.

                          STRATUS SERVICES GROUP, INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS

                            Balance at      Charged to                    Deductions      Balance at
                           beginning of      bad debt                   (Write-offs of      end of
                              period         expense       Other (1)      bad debts)        period
                           ------------     ----------   ------------   --------------    -----------
September 30:
   2001                    $    255,000     $ $661,000   $     30,000   $     (395,000)   $   551,000
   2000                         703,000             --        142,500         (590,500)       255,000
   1999                          37,000             --        677,000          (11,000)       703,000

ALLOWANCE FOR RECOURSE OBLIGATION

                            Balance at      Charged to                    Deductions      Balance at
                           beginning of      bad debt                   (Write-offs of      end of
                              period         expense       Other (1)      bad debts)        period
                           ------------     ----------   ------------   --------------    -----------
September 30:
   2001                    $     30,000     $       --   $    (30,000)  $           --    $        --
   2000                          50,000        122,500       (142,500)              --         30,000
   1999                         795,000        595,000     (1,340,000)              --         50,000

ALLOWANCE FOR INVESTMENT IN RELATED PARTY

                            Balance at      Charged to                    Deductions      Balance at
                           beginning of      bad debt                   (Write-offs of      end of
                              period         expense       Other (1)      bad debts)        period
                           ------------     ----------   ------------   --------------    -----------
September 30:
   2001                    $    663,000     $       --   $         --   $     (663,000)   $        --
   2000                         663,000             --             --               --        663,000
   1999                              --             --        663,000               --        663,000

VALUATION ALLOWANCE FOR DEFERRED TAXES

                             Balance at       Charged to                                 Balance at
                            beginning of      costs and                                   end of
                               period        expenses (2)      Other       Deductions      period
                            ------------     ------------    ----------    ----------   -----------
September 30:
   2001                     $    598,000     $  2,316,000    $       --    $       --   $ 2,914,000
   2000                        1,158,000         (560,000)           --            --       598,000
   1999                        1,015,000          143,000            --            --     1,158,000

(1)  Transfers between valuation accounts.

(2) Reflects the increase (decrease) in the valuation allowance associated with net operating losses of the Company.

                          STRATUS SERVICES GROUP, INC.
                            Condensed Balance Sheets

                                                                                                 JUNE 30,         SEPTEMBER 30,
                                                                                                  2002                 2001
                                                                                            ----------------     --------------
                                                                                               (UNAUDITED)
                                     Assets
Current assets
     Cash and cash equivalents                                                              $         42,285     $      171,822
     Accounts receivable - less allowance for doubtful accounts of $1,292,000 and $551,000         8,994,621          8,540,112
     Unbilled receivables                                                                          1,606,255          1,566,417
     Other receivables                                                                               250,000                 --
     Prepaid insurance                                                                             2,744,049          1,436,278
     Investment                                                                                           --          1,166,046
     Prepaid expenses and other current assets                                                        94,739             77,146
     Net assets of discontinued Engineering Division                                                      --            199,610
                                                                                            ----------------     --------------
                                                                                                  13,731,949         13,157,431

Property and equipment, net of accumulated depreciation                                            1,364,670          1,427,216
Intangible assets, net of accumulated amortization                                                 8,334,434          7,078,428
Deferred financing costs, net of accumulated amortization                                              6,170            454,878
Other assets                                                                                         129,646            150,205
                                                                                            ----------------     --------------
                                                                                            $     23,566,869     $   22,268,158
                                                                                            ================     ==============
                           Liabilities and Stockholders' Equity
Current liabilities
     Loans payable (current portion)                                                        $        481,565     $      347,289
     Notes payable - acquisitions (current portion)                                                1,083,209          1,110,726
     Line of credit                                                                                7,243,129          7,306,581
     Cash overdraft                                                                                  872,234                 --
     Insurance obligation payable                                                                    220,791            549,460
     Accounts payable and accrued expenses                                                         5,103,691          3,421,796
     Accrued payroll and taxes                                                                     1,542,221          1,461,738
     Payroll taxes payable                                                                           958,186            306,230
                                                                                            ----------------     --------------
                                                                                                  17,505,126         14,503,820

Loans payable (net of current portion)                                                               253,371            291,243
Notes payable - acquisition (net of current portion)                                               2,043,021          1,403,847
Convertible debt                                                                                      40,000          1,125,399
                                                                                            ----------------     --------------
                                                                                                  19,841,518         17,324,309
Series A voting redeemable convertible stock, $.01 par value, 1,458,933 shares issued and outstanding, liquidation preference of $4,376,799 (including
     unpaid dividends of $39,000)                                                                         --          2,792,000
Temporary equity - put options                                                                       823,000            869,000
Commitments and contingencies
Stockholders' equity
     Preferred stock, $.01 par value, 5,000,000 shares authorized
         Series A voting redeemable convertible preferred stock, $.01 par value,
           1,458,933 shares issued and outstanding, liquidation preference
           of $4,376,799 (including unpaid dividends of $270,000)                                  3,168,000                 --
         Series B non-voting convertible preferred stock, $.01 par value, 500,000 shares authorized, 172,300 and -0- shares issued and outstanding, liquidation
           preference of $861,500 (including unpaid dividends of $16,110)                            823,609                 --
     Common stock, $.01 par value, 25,000,000 shares authorized, 11,522,567
           and 8,217,764 shares issued and outstanding                                               115,226             82,178
     Additional paid-in capital                                                                   13,018,403         11,992,685
     Accumulated deficit                                                                         (14,222,887)        (9,592,014)
     Accumulated other comprehensive loss                                                                 --         (1,200,000)
                                                                                            ----------------     --------------
         Total Stockholders' equity                                                                2,902,351          1,282,849
                                                                                            ----------------     --------------
                                                                                            $     23,566,869     $   22,268,158
                                                                                            ================     ==============

                  See notes to condensed financial statements.

                          STRATUS SERVICES GROUP, INC.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                                THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                     JUNE 30,                              JUNE 30,
                                                             2002               2001               2002                2001
                                                        ---------------    ---------------    ---------------    ---------------
Revenues                                                $    19,269,395    $    12,692,761    $    51,568,047    $    42,491,647

Cost of revenues                                             16,387,222         10,494,834         43,343,294         34,007,322

                                                        ---------------    ---------------    ---------------    ---------------
Gross profit                                                  2,882,173          2,197,927          8,224,753          8,484,325

Selling, general and administrative expenses                  4,337,929          2,920,765         10,535,246         10,180,337

Loss on impairment of goodwill                                  100,000                 --            100,000                 --

Other charges                                                   103,226            144,417            103,226            144,417
                                                        ---------------    ---------------    ---------------    ---------------

(Loss) from continuing operations                            (1,658,982)          (867,255)        (2,513,719)        (1,840,429)
                                                        ---------------    ---------------    ---------------    ---------------

Other income (expenses)
    Finance charges                                                  --                 --                 --            (61,291)
    Interest and financing costs                               (573,799)          (535,215)        (1,537,406)        (1,510,721)
    (Loss) on sale of investment                             (2,149,865)                --         (2,159,415)                --
    Other income (expense)                                       25,260            (23,812)            66,770            (20,641)
                                                        ---------------    ---------------    ---------------    ---------------
                                                             (2,698,404)          (559,027)        (3,630,051)        (1,592,653)
                                                        ---------------    ---------------    ---------------    ---------------

Earnings (loss) from continuing operations
    before income taxes                                      (4,357,386)        (1,426,282)        (6,143,770)        (3,433,082)

Income taxes                                                         --             88,000                 --                 --
                                                        ---------------    ---------------    ---------------    ---------------

Earnings (loss) from continuing operations                   (4,357,386)        (1,514,282)        (6,143,770)        (3,433,082)
Discontinued operations - earnings (loss) from
    discontinued Engineering Division                            (7,366)           (10,226)          (246,159)            69,425
Gain on sale of Engineering Division                                 --                 --          1,759,056                 --
                                                        ---------------    ---------------    ---------------    ---------------
Net earnings (loss)                                          (4,364,752)        (1,524,508)        (4,630,873)        (3,363,657)
    Dividends and accretion on preferred stock                 (288,110)                --           (578,110)                --
                                                        ---------------    ---------------    ---------------    ---------------
Net earnings (loss) attributable to
    common stockholders                                 $    (4,652,862)   $    (1,524,508)   $    (5,208,983)   $    (3,363,657)
                                                        ===============    ===============    ===============    ===============

    Basic:
    (Loss) from continuing operations                   $          (.40)   $          (.26)   $          (.66)   $          (.60)
    Earnings from discontinued operations                            --                 --                .15                .01
                                                        ---------------    ---------------    ---------------    ---------------
    Net earnings (loss)                                 $          (.40)   $          (.26)   $          (.51)   $          (.59)
                                                        ===============    ===============    ===============    ===============

    Diluted:
    (Loss) from continuing operations                   $          (.40)   $          (.26)   $          (.66)   $          (.60)
    Earnings from discontinued operations                            --                 --                .15                .01
                                                        ---------------    ---------------    ---------------    ---------------
    Net earnings (loss)                                 $          (.40)   $          (.26)   $          (.51)   $          (.59)
                                                        ===============    ===============    ===============    ===============

Weighted average shares, outstanding per common share
    Basic                                                    11,522,567          5,700,027         10,230,023          5,674,781
    Diluted                                                  11,522,567          5,700,027         10,230,023          5,674,781

                  See notes to condensed financial statements.

                          STRATUS SERVICES GROUP, INC.
                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                            NINE MONTHS ENDED
                                                                                    JUNE 30, 2002       JUNE 30, 2001
Cash flows from operating activities
  Net earnings (loss) from continuing operations                                   $    (6,143,770)   $    (3,433,082)
  Net earnings (loss) from discontinued operations                                       1,512,897             69,425
  Adjustments to reconcile net earnings to net cash used by operating activities
         Depreciation                                                                      388,274            286,263
         Amortization                                                                      418,720            247,418
         Provision for doubtful accounts                                                   958,000            459,000
      Loss on impairment of goodwill                                                       100,000                 --
         Deferred financing costs amortization                                             405,069            100,650
      Loss on sale of investment                                                         2,159,415                 --
         (Gain) loss on extinguishment of convertible debt                                  (3,277)            34,756
      Gain on sale of Engineering Division                                              (1,759,056)                --
         Interest expense amortization for the intrinsic beneficial conversion
           feature of convertible debentures                                               104,535            979,129
         Accrued interest                                                                  206,856             51,534
         Compensation - stock options                                                           --             47,370
  Changes in operating assets and liabilities
         Due from factor/Accounts receivable                                            (1,452,347)          (865,575)
         Prepaid insurance                                                              (1,307,771)          (969,244)
         Prepaid expenses and other current assets                                         (17,593)           106,372
         Other assets                                                                       20,234            (50,040)
         Insurance obligation payable                                                     (328,669)           361,300
         Accrued payroll and taxes                                                          80,483            165,160
         Payroll taxes payable                                                             651,956           (144,733)
         Accounts payable and accrued expenses                                           1,443,305          1,452,233
                                                                                   ---------------    ---------------
              Total adjustments                                                          2,068,134          2,261,593
                                                                                   ---------------    ---------------
                                                                                   $    (2,562,739)   $    (1,102,064)
                                                                                   ===============    ===============
Cash flows (used in) investing activities
  Purchase of property and equipment                                                      (283,816)          (674,317)
  Proceeds from sale of investment                                                         206,631                 --
  Payments for business acquisitions                                                      (184,292)          (976,512)
  Net proceeds from sale of Engineering Division                                         1,709,079                 --
  Loans receivable                                                                              --           (105,000)
                                                                                   ---------------    ---------------
                                                                                         1,447,602         (1,755,829)
                                                                                   ---------------    ---------------
Cash flows from financing activities
  Proceeds from issuance of common stock                                                   222,083             98,000
  Proceeds from issuance of Series B Preferred Stock                                       282,500                 --
  Proceeds from loans payable                                                              878,195            240,000
  Payments of loans payable                                                               (285,596)           (48,958)
  Proceeds from temporary equity put options                                                    --             60,000
  Payments of notes payable - acquisitions                                                (488,343)          (320,395)
  Net proceeds from line of credit                                                         (63,452)           865,104
  Cash overdraft                                                                           872,334                 --
  Cost in connection with common stock issued for acquisition                               (2,000)                --
  Net proceeds from convertible debt                                                       326,871          2,682,908
  Purchase of treasury stock                                                                    --           (265,125)
  Redemption of convertible debt                                                          (301,992)        (1,400,510)
  Redemption of Series B Preferred Stock                                                  (455,000)                --
                                                                                   ---------------    ---------------
                                                                                           985,600          1,911,024
                                                                                   ---------------    ---------------
Net change in cash and cash equivalents                                                   (129,537)          (946,869)
Cash and cash equivalents - beginning                                                      171,822          1,030,722
                                                                                   ---------------    ---------------
Cash and cash equivalents - ending                                                 $        42,285    $        83,853
                                                                                   ===============    ===============

                  See notes to condensed financial statements.

                          STRATUS SERVICES GROUP, INC.
                 Condensed Statements of Cash Flows - continued
                                   (Unaudited)

Supplemental disclosure of cash paid Interest                                         $       881,100    $       499,648
                                                                                      ===============    ===============

Schedule of Noncash Investing and Financing Activities
    Fair value of assets acquired                                                     $     1,816,727    $     1,126,512
    Less: cash paid                                                                          (336,727)           976,512
    Less: common stock and put options issued                                                (380,000)                --
                                                                                      ---------------    ---------------
    Liabilities assumed                                                               $     1,100,000    $       150,000
                                                                                      ===============    ===============
    Issuance of Series B preferred stock in exchange for convertible and other debt   $     1,106,499    $            --
                                                                                      ===============    ===============
    Purchase of treasury stock in exchange for loans                                  $            --    $       402,000
                                                                                      ===============    ===============
    Issuance of common stock in exchange for accounts payable and accrued expenses    $        59,000    $            --
                                                                                      ===============    ===============
    Issuance of common stock in exchange for investment                               $            --    $        61,000
                                                                                      ===============    ===============
    Issuance of common stock upon conversion of convertible debt                      $       736,003    $        50,000
                                                                                      ===============    ===============
    Issuance of warrants for fees                                                     $        55,000    $            --
                                                                                      ===============    ===============
    Cumulative dividends and accretion in preferred stock                             $       578,110    $            --
                                                                                      ===============    ===============

                  See notes to condensed financial statements.

NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position, the results of operations and cash flows of the Company for the periods presented. It is suggested that these condensed financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K.

The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

Certain reclassifications have been made to prior year's financial statements to conform with current year presentation.

NOTE 2 - LIQUIDITY

At June 30, 2002, the Company had limited liquid resources. Current liabilities were $17,505,126 and current assets were $13,731,949. The difference of $3,773,177 is a working capital deficit, which is primarily the result of losses incurred during each of the five quarters ended June 30, 2002. Current liabilities include a cash overdraft of $872,234, which is represented by outstanding checks. These conditions raise substantial doubts about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company's continuation of existence is dependent upon its ability to generate sufficient cash flow to meet its continuing obligations on a timely basis, to fund the operating and capital needs, and to obtain additional financing as may be necessary.

Management of the Company has taken steps to revise and reduce its operating requirement, which it believes will be sufficient to assure continued operations and implementation of the Company's plans. The steps include closing branches that are not profitable, consolidating branches and reductions in staffing and other selling, general and administrative expenses.

NOTE 3 - GOODWILL

Goodwill is amortized on a straight-line basis over fifteen years except for acquisitions after June 30, 2001, where goodwill is not being amortized.

Periodically, the Company will determine if there has been a permanent impairment of goodwill by comparing undiscounted cash flows for operating activities of acquired businesses with the carrying value of the related goodwill. In this connection, the Company charged $100,000 to operations in the three and nine months ended June 30, 2002.

NOTE 4 - EARNINGS/LOSS PER SHARE

Basic "Earnings Per Share" ("EPS") excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding. There were no dilutive shares for the three and nine months ended June 30, 2002 and 2001.

NOTE 5 - FACTORING AGREEMENT

The Company had a factoring agreement under which it was able to sell qualified trade accounts receivable, with limited recourse provisions. The Company was required to repurchase or replace any receivable remaining uncollected for more than 90 days.

On December 12, 2000, the Company terminated its agreement with the factor. As part of the termination agreement, the Company repurchased all accounts receivable from the factor with proceeds from a new line of credit (see Note 5).

NOTE 6 - LINE OF CREDIT

On December 12, 2000, the Company entered into a loan and security agreement with a lending institution whereby the Company can borrow up to 85% to 90% of eligible accounts receivable, as defined, not to exceed the lesser of $12 million or six times the Company's tangible net worth (as defined). Borrowings under the agreement bear interest at 1 1/2 % above the prime rate and are collateralized by substantially all of the Company's assets. The agreement expires on June 12, 2003. Approximately $5,100,000 of the initial borrowing under this agreement was used to repurchase accounts receivable from the factor (see Note 4).

At June 30, 2002, the Company was in violation of the following covenants under the loan and security agreement:

          (i)     Failing to meet the tangible net worth requirement;

          (ii) Exceeding the $250,000 limit on redeeming the Company's common stock, as a result of the redemption of Series B Preferred Stock, and;

          (iii) The Company's common stock being delisted from the Nasdaq SmallCap Market

The Company has received a waiver from the lender on all of the above violations.

NOTE 7 - CONVERTIBLE DEBT

At various times during the year ended September 30, 2001 and the nine months ended June 30, 2002, the Company issued convertible debentures through private placements. The debentures bore interest at 6% a year, payable quarterly and had a maturity date of five years from issuance. Each debenture was convertible after 120 days from issuance into the number of shares of the Company's common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of the conversion. The Company had the right to prepay any of the debentures at any time at a prepayment rate that varied from 115% to 125% of the amount of the debenture depending on when the prepayment was made.

The discount arising from the 75% beneficial conversion feature is charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture becomes convertible.

During the nine months ended June 30, 2002, the Company redeemed $258,394 of debentures resulting in a gain of approximately $3,000, which is included in "Other income (expense)" in the condensed statement of operations.

In March 2002, the Company entered into an agreement with the holder (the "Debenture Holder") of all but $40,000 of the outstanding debentures pursuant to which it issued to the Debenture Holder 231,300 shares of Series B Convertible Preferred Stock (see Note 7) in exchange for (i) $456,499 aggregate principal amount of Debentures, (ii) the cancellation of a $400,000 promissory note previously issued by the Company to the Debenture Holder and (iii) $300,000 in cash. As a result, only $40,000 of Debentures remains outstanding.

NOTE 8 - PREFERRED STOCK

a. SERIES A

The shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") have a stated value of $3.00 per share. The difference between the carrying value and redemption value of the Series A Preferred Stock is being accreted through a charge to additional paid-in-capital through the June 30, 2008 redemption date.

The Series A Preferred Stock pays cumulative dividends at $.21 per share per year, payable semi-annually, commencing on December 31, 2001, when and if declared by the Board of Directors. The shares of Series A Preferred Stock are convertible at the option of the holder into shares of the Company's Common Stock on a one-for-one basis. On June 30, 2008, the Company will be required to redeem any shares of Series A Preferred Stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends, payable, at the Company's option, either in cash or in shares of common stock. For purposes of determining the number of shares which the Company will be required to issue if it chooses to pay the redemption price in shares of Common Stock, the Common Stock will have a value equal to the average closing price of the Common Stock during the five trading days immediately preceding the date of redemption.

At the Company's Annual Meeting of Stockholders held on March 28, 2002, the stockholders approved the issuance by the Company of the full number of shares of Common Stock which may be issued by the Company in connection with the conversion of the Series A Preferred Stock. Accordingly, the Company's obligation to redeem a portion of the outstanding shares of Series A Preferred Stock, if such approval was not obtained, was terminated and the Series A Preferred Stock was reclassified to permanent equity.

b. SERIES B

     The shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") have a stated value of $5 per share. Holders of the Series B Preferred Stock are entitled to cumulative dividends at a rate of 6% of the stated value per annum, payable when and as declared by the Board of Directors. Dividends may be paid in cash or, at the option of the Company, in shares of Common Stock, under certain circumstances. Holders of Series B Preferred Stock are entitled to a liquidation preference of $5.00 per share plus accrued dividends. The Series B Preferred Stock is convertible into shares of Common Stock at the option of the holder at any time. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is determined by dividing the aggregate liquidation preference of the shares being converted by the lesser of
(i) $4.65 or (ii) 75% of the closing bid price of the Common Stock on the trading day preceding the date of conversion. The discount arising from the beneficial conversion feature is being treated as a dividend from the date of issuance to the earliest conversion date.

In June 2002, the Company redeemed for cash, 91,000 shares of Series B Preferred Stock at $5.00 per share, totaling $455,000.

At a Special Meeting of Stockholders held on July 26, 2002, the Company received approval from its stockholders of a proposal to approve the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock in excess of the limits imposed by the rules of the Nasdaq Stock Market, in the event that the Company's Common Stock is reinstated for trading on the Nasdaq Stock Market.

NOTE 9 - ACQUISITION

Effective January 1, 2002, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Provisional Employment Solutions, Inc. ("PES"). The initial purchase price was $1,480,000, represented by a $1,100,000 promissory note and 400,000 shares of the Company's common stock. There was an additional $334,355 of costs incurred in connection with the acquisitions. In addition, PES is entitled to earnout payments of 15% of pretax profit of the acquired business up to a total of $1.25 million or the expiration of ten years, whichever occurs first. The note bears interest at 6% a year and is payable over a ten-year period in equal quarterly payments.

The following table summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

          Property and equipment                         $     42,000
          Intangible assets                                   468,596
          Goodwill                                          1,306,131
                                                         ------------
                                                         $  1,816,727
                                                         ============

Of the $468,596 of intangible assets, $85,880 was assigned to a covenant-not-to-compete and $382,716 was assigned to the customer list. The intangible assets are being amortized over their estimated useful life of two to four years. Goodwill is not being amortized under the provision of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". All of the goodwill is expected to be deductible for tax purposes.

NOTE 10 - INVESTMENT

In November 2001 and June 2002, the Company sold 400,000 shares and 62,625,000 shares, respectively, representing its entire 26.3% investment in enterpriseAsia.com, a publicly-traded foreign company. The Company received net proceeds of $206,631 and recorded a loss on the sales of $2,159,415.

NOTE 11 - DISCONTINUED OPERATIONS - SALE OF ENGINEERING DIVISION

On January 24, 2002 the Company entered into an agreement to sell the assets of its Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA"). Closing of the sale was contingent upon shareholder approval and receipt of a fairness opinion by the Company.

On March 28, 2002, the Company completed the sale of the assets of the Division to SEA pursuant to the Asset Purchase Agreement dated as of January 24, 2002 among the Company, SEP, LLC ("SEP"), Charles Sahyoun, Sahyoun Holdings LLC and SEA. The transaction was approved by a vote of the Company's stockholders at the Company's annual meeting of stockholders held on March 28, 2002.

The assets of the Division had been transferred to SEP, a limited liability company in which the Company owns a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holdings, LLC, a company wholly owned by Charles Sahyoun, the President of the Division, owns the remaining 30% interest in SEP.

Under the terms of the Asset Purchase Agreement, the Company received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP after the satisfaction of certain liabilities and expenses of SEP. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

The Asset Purchase Agreement requires SEA to make the following additional payments to SEP:

(iv) A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

(v) A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

(vi) Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

Pursuant to an allocation and indemnity agreement entered into by the Company, Sahyoun Holdings, LLC and Charles Sahyoun (the "Allocation and Indemnity Agreement"), the Company was entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between the Company, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., the Chairman and Chief Executive Officer of the Company, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided the Company with $200,000 cash in exchange for the Company's short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. Such $250,000 was repaid by the Company from its $250,000 share of the Second Payment which was received in June 2002. Sahyoun Holdings LLC and Charles Sahyoun have guaranteed the $250,000 payment to be made to the Company from the Third Payment, regardless of the operating results of SEA. Upon its receipt of all of the payments required under the Allocation and Indemnity Agreement, the Company's interest in SEP will terminate and the Company will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to the Company pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC as described above.

The balance sheet as at September 30, 2001 and the statements of operations have been reclassified to reflect discontinued operations.

NOTE 12 - OTHER CHARGES

During the three months ended June 30, 2002, the Company incurred costs associated with financing not obtained, settlement costs in connection with a prior year's acquisition and penalties associated with not registering the Series B Preferred Stock. During the three months ended June 30, 2001, the Company discontinued negotiations to sell the Engineering Division and discontinued efforts to make certain acquisitions. Accordingly, the Company charged operations with costs associated with these activities. The Company also charged operations for costs incurred with various financing not obtained.

NOTE 13 - INCOME TAXES

There was no provision for income taxes for the three months ended June 30, 2002 and the nine months ended June 30, 2002 and 2001, because the Company has net operating loss carryforwards with a corresponding valuation allowance against them. The income tax expense for the three months ended June 30, 2001, is the result of an increase in the valuation allowance.

NOTE 14 - SUBSEQUENT EVENTS

(a) In July 2002, the Company sold 7,650 shares of newly created Series E Preferred Stock in a private placement for $765,000 in cash and issued an additional 8,615 shares of Series E Preferred Stock in exchange for all of the outstanding shares of Series B Preferred Stock which had an aggregate stated value of $861,500. In addition, $41,790 of dividends and penalties had accrued on the Series B Preferred Stock prior to the exchange. Of the 172,300 shares of Series B Preferred Stock surrendered in the exchange, 32,000 shares were held by a corporation of which the Company's President and Chief Executive Officer, is the sole owner.

     The shares of Series E Preferred Stock have a stated value of $100 per share. The holders of the Series E Preferred Stock are entitled to cumulative dividends at a rate of 6% per annum of the stated value, payable every 120 days, in preference and priority to any payment of any dividend on the Company's Common Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series E Conversion Price (as defined below), if the Common Stock issuable upon conversion of such Series E Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series E Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

     The Series E Preferred Stock is convertible into Common Stock at a conversion price (the "Series E Conversion Price") equal to 75% of the average of the closing bid prices, for the five trading days preceding the conversion date, for the Common Stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100, and dividing the result by the Series E Conversion Price then in effect.

     Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

     The Company may redeem the shares of the Series E Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares plus any accrued but unpaid dividends.

(b) In July 2002, Joseph J. Raymond, the Company's President and Chief Executive Officer invested $1,000,000 in the Company in exchange for 10,000 shares of newly created Series F Preferred Stock, which has a stated value of $100 per share.

     The holders of the Series F Preferred Stock are entitled to receive, from assets legally available therefore, cumulative dividends at a rate of 7% per annum, accrued daily, payable monthly, in preference and priority to any payment of any dividend on the Common Stock and on the Series E Preferred Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series F Conversion Price (as defined below), if the Common Stock issuable upon conversion of such Series F Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series F Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

     The Series F Preferred Stock is convertible into Common Stock at a conversion price (the "Series F Conversion Price") equal to $.10 per share. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100 and dividing the result by the Series F Conversion Price then in effect.

     Except as otherwise required by law, holders of Series F Preferred Stock and holders of Common Stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which each such share of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the terms of the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

     The Company may redeem the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred Shares plus any accrued but unpaid dividends.

(c) On July 2, 2002, The Company received the decision of the Nasdaq Listing and Hearing Review council (the "Review Council"), which reversed the February 26, 2002 decision of the Nasdaq Listing Qualifications Panel (the "Panel"), to de-list the Company's securities from the Nasdaq Small Cap Market.

     The Review Council reversed and remanded the Panel's decision to the Panel, subject to certain conditions. These conditions were further subject to the Panel's discretion to impose additional monitoring restrictions. The Review Council's decision required that (a) by September 30, 2002, the Company must demonstrate a closing price of at least $1.00 per share and immediately thereafter maintain a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days, (b) the Company report shareholders' equity of at least $4,500,000 as of June 30, 2002, $3,750,000 as of September 30, 2002 and $3,500,000 as of December 31, 2002 and (c) demonstrate compliance with all requirements for continued listing.

     The Panel notified the Company in August 2002, that it was denying relisting due to the Company's failure to meet conditions specified in the Council's decision that required the Company to have stockholder's equity of at least $4,500,000 as of June 30, 2002, and a minimum stock bid price of at least $1.00 for 10 consecutive trading days. The Company has again filed an appeal of this decision.

(d) The Company issued promissory notes to Source One in the principal amounts of $600,000 ("Note 1") and $1,800,000 ("Note 2"), respectively, on July 27,
     2001 in connection with an acquisition transaction. As a result of our working capital deficit, the Company was unable to make the following payments when due:

     (i) a payment of $600,000 of principal and $21,000 of accrued interest due on January 28, 2002 under Note 1;
     (ii) a payment of $100,766 of principal and $29,951 of accrued interest due on February 27, 2002 under Note 2; and
     (iii) a payment of $102,530 of principal and $28,187 of accrued interest due on May 27, 2002 under Note 2.

     Pursuant to a Forbearance Agreement executed in January 2002 and amended in June 2002, Source One agreed to forbear from exercising remedies against the Company until June 30, 2002. On July 31, 2002, the Company cured all payment defaults under Note 1 and Note 2 and repaid $200,000 loaned to the Company by Source One on June 4, 2002 which was due June 30, 2002 and bore interest at a rate of 7% per annum.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid in connection with this offering. Although all of the common stock being registered hereby is for the account of certain security holders, the Registrant has agreed to pay all fees related to this issuance and distribution, except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the security holders. All the fees are estimates except the Securities and Exchange Commission Registration fee.

     Registration fee - Securities and Exchange Commission................... $          759.85
     Accounting fees and expenses............................................          5,000.00
     Legal fees and expenses.................................................         20,000.00
     Blue sky fees and expenses..............................................          5,000.00
     Miscellaneous...........................................................          5,000.00
                                                                              -----------------

     TOTAL................................................................... $       35,759.85
                                                                              =================

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Delaware General Corporation Law, Section 102(b)(7), authorizes a corporation to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. Such elimination or limitation of personal liability is not permitted, however, where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, or payment of a dividend or approval of a stock repurchase which was deemed illegal or where a director obtains an improper personal benefit.

     The Registrant's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on September 3,
1999) provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The Registrant's Amended and Restated Certificate of Incorporation and Bylaws (filed as Exhibit 3.2 to Amendment No. 6 to the Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on February 1, 2000) provides that any director or officer of the Company involved in any action, suit or proceeding, the basis of which is alleged action or inaction by such director or officer while he was acting in an official capacity as a director or officer of the Registrant or as a director, trustee, officer, employee or agent of another entity at the request of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by Section 145 against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such alleged action or inaction continues as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Registrant or a director, officer, trustee, employee or agent of such other entity and inures to the benefit of the indemnitee's heirs, executors and administrators. The Certificate of Incorporation also provides that the right to indemnification shall be a contract right which shall not be affected adversely as to any indemnitee by any amendment to the Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment and shall include, unless otherwise restricted or prohibited by law or the Registrant's By-laws, the right to be paid by the Registrant for expenses incurred in defending any such proceeding in advance of its final disposition. The Registrant's Board of Directors may also grant these indemnification rights to any employee or agent of the Registrant or to any person who is or was a director, officer, employee or agent of the Registrant's affiliates, predecessors or subsidiaries.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the period between December 2000 and September 30, 2001, the Registrant issued to 37 investors, 6% convertible debentures (the "Debentures") in the aggregate principal amount of $3,643,402. Based upon information provided by the investors, the Company determined that each investor was an "Accredited Investor" (as that term is defined in Regulation D promulgated under the Securities Act). The placement agents for the 6% Debenture private placement were May Davis Group, Inc. and Hornblower & Weeks, Inc. (the "Placement Agents"). In consideration for placing such securities, the Registrant agreed to issue to the Placement Agents five (5) year warrants to acquire 75,000 shares of common stock at an exercise price of $7.50 per share and five (5) year warrants to acquire 50,000 shares of common stock at an exercise price of $5.00. The issuance and sale of these securities was made in reliance on the exemption provided by Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act.

          In July 2001, the Registrant issued 1,458,933 shares of Series A Preferred Stock to Artisan (UK) plc ("Artisan") in exchange for 1,458,933 ordinary shares of enterpriseASIA.com, a London AM listed company. At the same time, the Registrant sold 900,000 shares of common stock to Artisan.com Limited, an affiliate of Artisan, at an aggregate purchase price of $900,000. In connection with these transactions, the Registrant issued 1,824,288 shares of Series A Preferred Stock and 30,000 shares of common stock as finders fees to third parties. Each of these transactions described above was made in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

          On August 7, 2001, the Registrant issued 400,000 shares of common stock to Source One Personnel, Inc. ("Source One") in connection with its acquisition of substantially all of the assets, excluding accounts receivable, of Source One. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933.

          Between September 21, 2001 and October 8, 2001 the Registrant sold a total of 383,000 shares of common stock for an aggregate purchase price of $410,000 to Charles A. Sahyoun, the President of the Registrant's Engineering Services Division until its sale in March 2002, Jeffrey J. Raymond, Jr., Nicole Raymond, Jake Raymond and Jamie Raymond. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

          On December 28, 2001, the Registrant issued 400,000 shares of its common stock to Provision Employment Solutions, Inc. ("PES") in connection with our acquisition of substantially all of the assets, excluding accounts receivable, of PES. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933.

     During the quarter ended December 31, 2001, the Registrant sold 266,670 shares of its common stock at $0.75 per share through a private placement. This offering was conducted under Section 4(2) of and Rule 506 under the Securities Act of 1933. In connection with the private placement, the Registrant issued five (5) year warrants to the placement agent for the offering to acquire 26,667 shares of common stock at an exercise price of $0.75 per share.

     In October 2001, the Registrant granted five (5) year warrants to a consultant to acquire 200,000 shares of common stock at an exercise price of $1.00 per share in connection with consulting services rendered. The issuance of the warrants was made under Section 4(2) of and Rule 506 under the Securities Act of 1933.

     In March 2002, the Registrant entered into an agreement with the holder of all but $40,000 of the Registrant's Debentures pursuant to which the Registrant issued to the Debenture Holder, 231,300 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") in exchange for (i) $456,499 aggregate principal amount of Debentures, (ii) the cancellation of a $400,000 promissory note previously issued by the Registrant to the Debenture Holder, and (iii) $300,000 in cash. In addition, the Debenture Holder converted, between January and March, 2002, $643,501 principal amount of Debentures into 1,736,979 shares of Common Stock. These transactions were conducted under Section 4(2) of and Rule 506 under the Securities Act of 1933.

     In March 2002, the Registrant sold 60,000 shares of its Series B Preferred Stock at $5.00 per share to Pinnacle Investment Partners, LLP ("Pinnacle") in an offering relying on Section 4(2) of and Rule 506 under the Securities Act of 1933.

     In July 2002, the Registrant sold 7,650 shares of its Series E Preferred Stock at $100 per share through a private placement to 30 Accredited Investors. This offering was conducted under Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

     Additionally, in July 2002, the Registrant entered into an Agreement with Pinnacle pursuant to which Pinnacle exchanged its remaining 140,300 shares of Series B Preferred Stock, along with accrued dividends and penalties of $41,790 for 7,433 shares of Series E Preferred Stock. In addition, the Company entered into an Agreement with Transworld Management Services, Inc. ("Transworld") a corporation wholly owned by Joseph J. Raymond, the Company's President and CEO, pursuant to which Transworld exchanged its 32,000 shares of Series B Preferred Stock for 1,600 shares of Series E Preferred Stock and waived all accrued dividends and penalties. These exchange transactions were conducted under
Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

     On July 30, 2002, the Company sold 10,000 shares of Series F Preferred Stock at an aggregate price of $1,000,000 to the Company's President and CEO, Joseph J. Raymond, Sr. This offering was conducted under Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

     In each of the offerings described above that were made in reliance upon
Section 4(2) of the Securities Act, the Registrant determined that each purchaser was sophisticated and had access to the type of information that would generally be available in a registration statement filed under the Securities Act in connection with such an offering.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

NUMBER         DESCRIPTION
------         -----------
2.1            Asset Purchase Agreement, dated July 9, 1997, among Stratus
               Services Group, Inc. and Royalpar Industries, Inc., Ewing
               Technical Design, Inc., LPL Technical Services, Inc. and
               Mainstream Engineering Company, Inc., as amended by Amendment No.
               1 to the Asset Purchase Agreement, dated as of July 29, 1997.(1)

2.2 Asset Purchase Agreement, effective January 1, 1999, by and between Stratus Services Group, Inc. and B&R Employment Inc.(1)

2.3            Asset Purchase Agreement, dated June 16, 2000, by and between
               Stratus Services Group, Inc. and OutSource International of
               America, Inc.(5)

2.4            Asset Purchase Agreement, dated October 13, 2000, by and between
               Stratus Services Group, Inc. and OutSource International of
               America, Inc.(6)

2.5            Asset Purchase Agreement, dated January 2, 2001, by and between
               Stratus Services Group, Inc. and Cura Staffing Inc. and
               Professional Services, Inc.(14)

2.6            Asset Purchase Agreement, dated July 27, 2001, by and between
               Stratus Services Group, Inc. and Source One Personnel, Inc.(8)

2.7            Asset Purchase Agreement, dated December 27, 2001, by and between
               Stratus Services Group, Inc. and Provisional Employment
               Solutions, Inc.(9)

2.8            Asset Purchase Agreement, dated as of January 24, 2002 among
               Stratus Services Group, Inc., Charles Sahyoun, Sahyoun Holdings,
               LLC and SEA Consulting Services Corporation.(15)

2.9            Asset Purchase Agreement dated as of March 4, 2002, by and among
               Wells Fargo Credit, Inc. and Stratus Services Group, Inc. (filed herewith)

3.1            Amended and Restated Certificate of Incorporation of the
               Registrant.(1)

3.1.1          Certificate of Designation, Preferences and Rights of Series A
               Preferred Stock.(10)

3.1.2          Certificate of Amendment to Certificate of Designation.(14)

3.1.3          Certificate of Designation, Preferences and Rights of Series B
               Preferred Stock.(14)

3.1.4          Certificate of Designation, Preferences and Rights of Series E
               Preferred Stock.(20)

3.1.5          Certificate of Amendment to Certificate of Designation,
               Preferences and Rights of Series E Preferred Stock.(20)

3.1.6          Certificate of Designation, Preferences and Rights of Series F
               Preferred Stock.(20)

3.2            By-Laws of the Registrant.(2)

4.1.1          Specimen Common Stock Certificate of the Registrant.(1)

4.1.2          Form of 6% Convertible Debenture.(11)

4.1.3          Specimen Series A Preferred Stock Certificate of the Registrant.
               (14)

4.1.4          Agreement dated as of June 26, 2001 between Stratus Services
               Group, Inc. and Artisan (UK) plc.(10)

4.1.5          Subscription Agreement dated as of June 26, 2001 between Stratus
               Services Group, Inc. and Artisan.com Limited.(10)

4.1.8          Specimen Series E Stock Certificate of Registrant.(20)

4.1.9          Specimen Series F Stock Certificate of Registrant.(20)

4.1.10 Exchange Agreement between Pinnacle Investment Partners, LP and the Registrant.(20)

4.1.11         Exchange Agreement between Transworld Management Services, Inc.
               and the Registrant.(20)

4.1.12         Stock Purchase Agreement between Joseph J. Raymond, Sr., and the
               Registrant regarding Series F Preferred Stock.(20)

4.2.1          Warrant for the Purchase of 10,000 Shares of Common Stock of
               Stratus Services Group, Inc., dated November 30, 1998, between
               Alan Zelinsky and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998.(1)

4.2.2          Warrant for the Purchase of 40,000 Shares of Common Stock of
               Stratus Services Group, Inc., dated November 23, 1998, between
               David Spearman and Stratus Services Group, Inc.(1)

4.2.3          Warrant for the Purchase of 10,000 Shares of Common Stock of
               Stratus Services Group, Inc., dated November 30, 1998, between
               Sanford Feld and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998.(1)

4.2.4          Warrant for the Purchase of 20,000 Shares of Common Stock of
               Stratus Services Group, Inc., dated November 30, 1998, between
               Peter DiPasqua, Jr. and Stratus Services Group, Inc.(1)

4.2.5          Warrant for the Purchase of 20,000 Shares of Common Stock of
               Stratus Services Group, Inc., dated December 2, 1998, between
               Shlomo Appel and Stratus Services Group, Inc.(1)

4.2.6 Form of Underwriter's Warrant Agreement, including form of warrant certificate.(7)

4.2.7 Warrant for the Purchase of common stock dated as of December 4, 2000 issued to May Davis Group, Inc.(13)

4.2.8 Warrant for the Purchase of common stock dated as of December 4, 2000 issued to Hornblower & Weeks, Inc.(13)

4.2.9 Warrant for the Purchase of common stock dated as of December 12, 2001 issued to International Capital Growth.(14)

4.2.10         Warrant for the Purchase of Common Stock dated as of April 9,
               2002 issued to CEOCast. (filed herewith)

4.2.11         Warrant for the Purchase of Common Stock dated as of October 17,
               2001 issued to Stetson Consulting. (filed herewith)

5 Opinion and Consent of Giordano, Halleran & Ciesla, P.C. (filed herewith)

9.1.1          Voting proxy agreement between Artisan (UK) plc, Stratus Services
               Group, Inc. and Joseph J. Raymond, Sr.(16)

10.1.1         Employment Agreement dated September 1, 1997, between Stratus
               Services Group, Inc. and Joseph J. Raymond.(1)

10.1.2         Executive Employment Agreement dated September 1, 1997, between
               Stratus Services Group, Inc. and J. Todd Raymond, Esq.(1)

10.1.3         Executive Employment Agreement dated December 1, 1997, between
               Stratus Services Group, Inc. and Charles A. Sahyoun.(1)

10.1.6         Executive Employment Agreement dated September 1, 1997 between
               Stratus Services Group, Inc. and Michael A. Maltzman.(1)

10.1.7         Consulting Agreement, dated as of August 11, 1997, between
               Stratus Services Group, Inc. and Jeffrey J. Raymond.(1)

10.1.8         Non-Competition Agreement, dated June 19, 2000 between Stratus
               Services Group, Inc. and OutSource International of America, Inc.
               (5)

10.1.9         Non-Competition Agreement, dated October 27, 2000 between Stratus
               Services Group, Inc. and OutSource International of America, Inc.
               (6)

10.1.10        Option to purchase 1,000,000 shares of Stratus Services Group,
               Inc. Common Stock issued to Joseph J. Raymond.(11)

10.1.11        Option to purchase 500,000 shares of Stratus Services Group, Inc.
               Common Stock issued to Joseph J. Raymond.(18)

10.1.12        Option to purchase 1,750,000 shares of Stratus Services Group,
               Inc. Common Stock issued to Joseph J. Raymond.(18)

10.2           Lease, effective June 1, 1998, for offices located at 500 Craig
               Road, Manalapan, New Jersey 07726.(1)

10.2.1         Lease, effective October 1, 2002, for offices located at 500
               Craig Road, Manalapan, New Jersey 07726 (filed herewith)

10.3.1         Loan and Security Agreement, dated December 8, 2000, between
               Capital Tempfunds, Inc. and Stratus Services Group, Inc.(11)

10.4.2 Promissory Note and Security Agreement in the amount of $400,000, dated as of June 19, 2000, issued by Stratus Services Group, Inc.
               to OutSource International of America, Inc.(5)

10.4.3 Promissory Note in the amount of $100,000, dated as of June 19, 2000, issued by Stratus Services Group, Inc. to OutSource
               International of America, Inc.(5)

10.4.4 Promissory Note and Security Agreement in the amount of $75,000, dated as of October 27, 2000, issued by Stratus Services Group,
               Inc. to OutSource International of America, Inc.(6)

10.4.5 Promissory Note and Security Agreement in the amount of $600,000, dated as of July 27, 2001, issued by Stratus Services Group, Inc.
               to Source One Personnel, Inc.(8)

10.4.6 Promissory Note and Security Agreement in the amount of $1.8 million, dated as of July 27, 2001, issued by Stratus Services
               Group, Inc. to Source One Personnel, Inc.(8)

10.5.1         Registration Rights Agreement, dated August, 1997, by and among
               Stratus Services Group, Inc. and AGR Financial, L.L.C.(1)

10.5.2         Registration Rights Agreement, dated August 1997, by and among
               Stratus Services Group, Inc. and Congress Financial Corporation
               (Western).(1)

10.5.3 Form of Registration Rights Agreement, dated December 4, 2000, by and among Stratus Services Group, Inc. and purchasers of the Stratus Services Group, Inc. 6% Convertible Debenture.(11)

10.5.4         Registration Rights Agreement, dated as of December 4, 2000, between Stratus Services Group, Inc., May Davis Group, Inc.,
               Hornblower & Weeks, Inc. and the other parties named therein.
               (13)

10.6.1 Stock Purchase and Investor Agreement, dated August 1997, by and between Stratus Services Group, Inc. and Congress Financial
               Corporation (Western).(1)

10.6.2 Stock Purchase and Investor Agreement, dated August 1997, by and among Stratus Services Group, Inc. and AGR Financial, L.L.C.(1)

10.6.3 Form of Securities Purchase Agreement, dated December 4, 2000 by and between Stratus Services Group, Inc. and purchasers of the Stratus Services Group, Inc. 6% Convertible Debenture.(11)

10.7.1         1999 Equity Incentive Plan(1)

10.7.2         2000 Equity Incentive Plan(11)

10.7.3         2001 Equity Incentive Plan(12)

10.7.4         2002 Equity Incentive Plan(18)

10.7.5         Form of Option issued under 1999 Equity Incentive Plan.(18)

10.7.6         Form of Option issued under 2000 Equity Incentive Plan.(18)

10.7.7         Form of Option issued under 2001 Equity Incentive Plan.(18)

10.7.8         Form of Option issued under 2002 Equity Incentive Plan.(18)

10.8           Debt to Equity Conversion Agreement by and between Stratus
               Services Group, Inc. and B&R Employment, Inc.(3)

10.8.1         Amendment to Debt to Equity Conversion Agreements by and between
               Stratus Services Group and B&R Employment, Inc.(2)

10.8.2         Forbearance Agreement dated January 24, 2002 between Stratus
               Services Group, Inc. and Source One Personnel.(19)

10.8.3         Modification of Forbearance Agreement dated June 4, 2002 between
               Stratus Services Group, Inc. and Source One Personnel, together with Exhibits thereto.(20)

10.9           Undertaking Letter from Joseph J. Raymond, Chairman & CEO to the
               Board of Directors.(4)

10.10          Allocation and Indemnity Agreement dated as of January 24, 2002 among the Company, Charles Sahyoun and Sahyoun Holdings, LLC.(19)

10.11          Letter Agreement dated April 15, 2002 between Stratus Services
               Group, Inc., Sahyoun Holdings, LLC and Joseph J. Raymond, Sr.
               amending the Allocation and Indemnity Agreement dated April 18,
               2002.(16)

10.12          Exchange Agreement dated March 11, 2002 by and between Transworld
               Management Services, Inc. and Stratus Services Group, Inc. (filed herewith)

10.13 Securities Purchase Agreement dated March 11, 2002, by and between Pinnacle Investment Partners, LP and Stratus Services
               Group, Inc. (filed herewith)

21             Subsidiaries of Registrant.(14)

23.1           Consent of Amper, Politzner & Mattia, P.C., Independent
               Accountants. (filed herewith)

23.2           Consent of Giordano, Halleran & Ciesla. (filed with Exhibit 5)

24             Power of Attorney. (filed with signature page)

----------
Footnote 1     Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 1 to the Company's Registration Statement on
               Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on September 3, 1999.

Footnote 2     Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 6 to the Company's Registration Statement on
               Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on February 1, 2000.

Footnote 3     Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 3 to the Company's Registration Statement on
               Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on December 17, 1999.

Footnote 4     Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 7 to the Company's Registration Statement on
               Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on March 17, 2000.

Footnote 5     Incorporated by reference to the Exhibits to the Company's Form
               8-K, as filed with the Securities and Exchange Commission on June
               30, 2000

Footnote 6     Incorporated by reference to the Exhibits to the Company's Form
               8-K, as filed with the Securities and Exchange Commission on November 3, 2000

Footnote 7     Incorporated by reference to Exhibit 1.2 filed with Amendment
               No. 5 to the Company's Registration Statement on Form SB-2
               (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on February 11, 2000.

Footnote 8     Incorporated by reference to the Exhibits to the Company's Form
               8-K, as filed with the Securities and Exchange Commission on August 9, 2001.

Footnote 9     Incorporated by reference to the Exhibits to the Company's Form
               8-K, as filed with the Securities and Exchange Commission on January 2, 2002.

Footnote 10    Incorporated by reference to Exhibit 3 filed with Form 10-Q for the Quarter ended June 30, 2001 as filed with the Securities and Exchange Commission on August 14, 2001.

Footnote 11    Incorporated by reference to similarly number Exhibits to the
               Company's Form 10-KSB, as filed with the Securities and Exchange
               Commission on December 29, 2000.

Footnote 12    Incorporated by reference to similarly numbered Exhibits filed with the Company's Registration Statement on Form S-1
               (Registration Statement No. 333-55312) as filed with the Securities and Exchange Commission on February 9, 2001.

Footnote 13    Incorporated by reference to the Exhibits to the Company's Form
               S-1/A, as filed with the Securities and Exchange Commission on April 11, 2001.

Footnote 14    Incorporated by reference to the Exhibits to the Company Form
               8-K, as filed with the Securities and Exchange Commission on April 4, 2002.

Footnote 15    Incorporated by reference to similarly numbered Exhibits filed with the Registrant's Form 10-K/A for the fiscal year ended
               September 30, 2001, as filed with the Securities and Exchange
               Commission on March 5, 2002.

Footnote 16    Incorporated by reference to the Exhibits to the Company's Form
               10-Q for the quarter ended March 31, 2002, as filed with the Securities and Exchange Commission on May 15, 2002.

Footnote 17    Incorporated by reference to the Exhibits to the Company's Form
               8-K, as filed with the Securities and Exchange Commission on April 4, 2002.

Footnote 18    Incorporated by reference to the Exhibits to the Company's Form
               S-8, as filed with the Securities and Exchange Commission on September 17, 2002.

Footnote 19    Incorporated by reference to the Exhibits to the Company's Form
               10-K, as filed with the Securities and Exchange Commission on January 25, 2002, as amended by the Company's Form 10-K/A, as filed with the Securities and Exchange Commission on March 5, 2002.

Footnote 20    Incorporated by reference to the Company's 10-Q, for the quarter ended June 30, 2002, as filed with the Securities and Exchange
               Commission on August 14, 2002.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The undersigned Registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Manalapan, the State of New Jersey, on September 27, 2002.

                                    STRATUS SERVICES GROUP, INC.

                                    By:  /s/ Joseph J. Raymond
                                       -----------------------------------------
                                         Joseph J. Raymond
                                         Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Joseph J. Raymond, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                                Title                              Date
----                                -----                              ----
/s/ Joseph J. Raymond               Chairman, Chief Executive          September 27, 2002
-----------------------------       Officer (Principal Executive
Joseph J. Raymond                   Officer)

/s/ Michael A. Maltzman             Vice President and Chief           September 27, 2002
-----------------------------       Financial Officer (Principal
Michael A. Maltzman                 Financing and Accounting
                                    Officer)

/s/ Michael J. Rutkin               Director                           September 27, 2002
-----------------------------
Michael J. Rutkin

/s/ H. Robert Kingston              Director                           September 27, 2002
-----------------------------
H. Robert Kingston

/s/ Donald W. Feidt                 Director                           September 27, 2002
-----------------------------
Donald W. Feidt

/s/ Sanford I. Feld                 Director                           September 27, 2002
-----------------------------
Sanford I. Feld

                          STRATUS SERVICES GROUP, INC.

                                41,295,971 SHARES


                                  COMMON STOCK


                                   PROSPECTUS


                               SEPTEMBER 27, 2002


                          Stratus Services Group, Inc.
                            500 Craig Road, Suite 201
                           Manalapan, New Jersey 07726
                             www.stratusservices.com
                                 (732) 866-0300